Exhibit 1.2

Executed Version

DATED September 5, 2025

HESAI GROUP

CHINA INTERNATIONAL CAPITAL CORPORATION
HONG KONG SECURITIES LIMITED

GUOTAI JUNAN CAPITAL LIMITED

GUOTAI JUNAN SECURITIES (HONG KONG) LIMITED

CMB INTERNATIONAL CAPITAL LIMITED

AND

THE HONG KONG UNDERWRITERS
(whose names appear in SCHEDULE 1)

HONG KONG UNDERWRITING AGREEMENT

relating to the Hong Kong Public Offering of initially

1,700,000 Class B Ordinary Shares with a nominal value of US$0.0001 each in the share capital of

Hesai Group

being part of a global offering of initially 17,000,000 Class B Ordinary Shares
(subject to the Offer Size Adjustment Option and the Over-Allotment Option)

CONTENTS

Clause	Page

1	DEFINITIONS AND INTERPRETATION	4

2	CONDITIONS	15

3	APPOINTMENTS	19

4	THE HONG KONG PUBLIC OFFERING	24

5	ALLOTMENT AND PAYMENT	29

6	COMMISSIONS, FEES AND EXPENSES AND INCENTIVE FEE	31

7	STABILISATION	35

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	36

9	RESTRICTIONS ON ISSUE OR DISPOSAL OF SECURITIES	40

10	FURTHER UNDERTAKINGS	41

11	TERMINATION	50

12	INDEMNITY	55

13	ANNOUNCEMENTS	59

14	CONFIDENTIALITY	60

15	NOTICES	61

16	GOVERNING LAW; DISPUTE RESOLUTION; WAIVER OF IMMUNITY	62

17	GENERAL PROVISIONS	64

THIS AGREEMENT is made on September 4, 2025

AMONG:

(1)	HESAI GROUP, an exempted company with limited liability incorporated in the Cayman Islands having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(2)	CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED of 29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong (“CICC”);

(3)	GUOTAI JUNAN CAPITAL LIMITED of 27/F, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong (“GTJA Capital”);

(4)	GUOTAI JUNAN SECURITIES (HONG KONG) LIMITED of 27/F, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong (“GTJA Securities”);

(5)	CMBI INTERNATIONAL CAPITAL LIMITED of 45th Floor, Champion Tower, 3 Garden Road, Central, Hong Kong (“CMBI”); and

(6)	THE HONG KONG UNDERWRITERS whose respective names and addresses are set out in SCHEDULE 1 (the “Hong Kong Underwriters”).

RECITALS:

(A)	The Company was incorporated in the Cayman Islands as an exempted company with limited liability on April 21, 2021. The Company was registered in Hong Kong as a non-Hong Kong company under Part 16 of the Companies Ordinance on May 19, 2025. As at the date of this Agreement, the Company has an authorised share capital of (i) 900,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, (ii) 50,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, and (iii) 50,000,000 Shares of par value of US$0.0001 each of such Class or Classes (however designated) as the Board may determine in accordance with the Memorandum and the Articles;

(B)	As of the date of this Agreement, the Co-Founders, through their intermediaries and by virtue of the Concert Party Deed, controlled an aggregate of 26,998,861 Class A Ordinary Shares and 165,031 Class B Ordinary Shares. Without taking into account the 558,814 Class B Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2021 Plan, the Co-Founders’ shareholding represents (a) approximately 20.41% of the issued and outstanding Shares of the Company; (b) approximately 71.83% of the voting rights in the Company with respect to shareholder resolutions relating to matters other than the Reserved Matters and (c) approximately 20.41 % with respect to shareholder resolutions relating to Reserved Matters.

(C)	The Company proposes to conduct the Global Offering pursuant to which it will offer and sell Class B Ordinary Shares to the public in Hong Kong in the Hong Kong Public Offering and will concurrently offer and sell Class B Ordinary Shares to institutional and professional investors and other investors for (i) the Class B Ordinary Shares pursuant to the registration statement on Form F-3, as amended, that is expected to be filed with the SEC on September 5, 2025, including the preliminary prospectus to be September 5, 2025 and the final prospectus to be dated September 12, 2025 and (ii) the Class B Ordinary Shares to be offered to cornerstone investors who are non-U.S. persons outside the United States in reliance on Regulations S under the Securities Act.

(D)	The Joint Sponsors have made applications on behalf of the Company on April 30, 2025 to the Stock Exchange for the listing of, and permission to deal in the Class B Ordinary Shares on the Main Board of the Stock Exchange. CICC, GTJA Capital and CMBI are acting as the Joint Sponsors.

(E)	The Hong Kong Underwriters have agreed to severally (and not jointly or jointly and severally) underwrite the Hong Kong Public Offering upon and subject to the terms and conditions of this Agreement.

(F)	The Company has agreed to give the representations, warranties, undertakings and indemnities set out herein in favour of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters.

(G)	The Company has appointed Tricor Investor Services Limited to act as its Hong Kong Share Registrar and as transfer agent for the Class B Ordinary Shares.

(H)	The Company has appointed CMB Wing Lung Bank Limited as the Receiving Bank for the Hong Kong Public Offering and CMB Wing Lung (Nominees) Limited as the Nominee to hold the application monies under the Hong Kong Public Offering.

(I)	The Company the Joint Sponsors, the Sponsor-OCs and the International Underwriters, among others, intend to enter into the International Underwriting Agreement providing for the underwriting of the International Offering by the International Underwriters (severally, and not jointly or jointly and severally) subject to the terms and conditions set out therein.

(J)	The Company is expected to grant to the International Underwriters the Over-Allotment Option, exercisable by the Sponsor-OCs (on behalf of the International Underwriters, severally, and not jointly or jointly and severally) at their sole and absolute discretion, to require the Company to allot and issue up to an additional 2,550,000 Class B Ordinary Shares (representing approximately 15.0% of the Offer Shares initially available under the Global Offering assuming the Offer Size Adjustment Option is not exercised at all) or 2,932,500 Class B Ordinary Shares (representing approximately 15.0% of the Offer Shares initially available under the Global Offering assuming the Offer Size Adjustment Option is exercised in full), subject to and on the terms and conditions of the International Underwriting Agreement.

(K)	The Company has an Offer Size Adjustment Option under this Agreement, which is exercisable by the Company with the prior written agreement between the Company and the Sponsor-OCs (for themselves and on behalf of the Underwriters) on or before the execution of the Price Determination Agreement and will lapse immediately thereafter. Upon the exercise of the Offer Size Adjustment Option, the Company may issue up to 2,550,000 additional Class B Ordinary Shares (representing approximately 15.0% of the Offer Shares initially available under the Global Offering) at the Public Offer Price or the International Offer Price (as the case may be).

(L)	On September 3, 2025, resolutions of the Board were passed pursuant to which, inter alia, the Directors approved, and any Director was authorized to sign on behalf of the Company, this Agreement and all the other relevant documents in connection with the Global Offering.

(M)	In connection with the Global Offering, the Company has submitted a filing to the CSRC on May 1, 2025. The CSRC confirmed completion of such filing on August 19, 2025.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Defined terms and expressions: Except where the context otherwise requires, in this Agreement, including the Recitals and the Schedules, the following terms and expressions shall have the respective meanings set out below:

“2021 Plan” means the share incentive plan adopted by the Company in June 2021, as amended from time to time;

“Acceptance Date” means September 11, 2025, being the date on which the Application Lists close in accordance with the provisions of Clause 4.4;

“Accepted Hong Kong Public Offering Applications” means the Hong Kong Public Offering Applications which have from time to time been accepted in whole or in part, pursuant to Clause 4.5;

“Admission” means the grant by the SEHK of the listing of, and permission to deal in, the Class B Ordinary Shares on the Main Board of the SEHK (including any additional Class B Ordinary Shares to be issued pursuant to any exercise of the Offer Size Adjustment Option and the Over-Allotment Option);

“ADS(s)” American Depositary Shares, each representing one Class B Ordinary Share;

“affiliate” means in relation to any person, any other person which is the holding company of such person, or which is a subsidiary of such person or of the holding company of such person, or which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person and, for the purposes of the foregoing, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling”, “controlled by” and “under common control with” shall be construed accordingly;

“AFRC” means the Accounting and Financial Reporting Council of Hong Kong;

“AFRC Transaction Levy” means the transaction levy at the rate of 0.00015% of the Public Offer Price in respect of the Hong Kong Offer Shares or 0.00015% of the International Offer Price in respect of the International Offer Shares imposed by the AFRC;

“Application Lists” means the application lists in respect of the Hong Kong Public Offering referred to in Clause 4.4;

“Application Proof” means the application proof of the prospectus of the Company dated April 30, 2025;

“Approvals and Filings” means any approvals, licences, consents, authorisations, permits, permissions, clearances, certificates, orders, concessions, qualifications, registrations, declarations, notice of acceptance and/or filings;

“Articles of Association” or “Memorandum” means the second amended and restated memorandum and articles of association of the Company adopted by a special resolutions of the shareholders of the Company passed on January 28, 2023 and effective on February 13, 2023 as amended and restated from time to time;

“associate” or “close associate” has the meaning given to it in the Listing Rules;

“Authority” means any administrative, governmental or regulatory commission, board, body, authority or agency, or any stock exchange, self-regulatory organisation or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic, foreign or supranational;

“Board” means the board of Directors of the Company;

“Brokerage” means the brokerage at the rate of 1.0% of the Public Offer Price in respect of the Hong Kong Offer Shares or 1.0% of the International Offer Price in respect of the International Offer Shares (as the case may be) payable by investors in the Global Offering;

“Business Day” means any day (other than a Saturday, Sunday or public holiday) in Hong Kong on which banks in Hong Kong are open generally for normal banking business to the public;

“BVI” means the British Virgin Islands;

“Capital Market Intermediaries” means the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Underwriters and other capital market intermediary(ies) (within the meaning ascribed thereto under the Listing Rules) participating in the Global Offering, and for the purposes of this Agreement, excludes non-syndicate CMIs as defined in the Code of Conduct;

“CCASS” means the Central Clearing and Settlement System established and operated by HKSCC;

“Class A Ordinary Shares” means class A ordinary shares in the share capital of the Company with a par value of US$0.0001 each, conferring weighted voting rights in the Company such that a holder of a Class A Ordinary Share is entitled to ten votes per Share on any resolution tabled at the Company’s general meeting, save for resolutions with respect to any Reserved Matters, in which case they shall be entitled to one vote per Share;

“Class B Ordinary Shares” means class B ordinary shares of the share capital of the Company with a par value of US$0.0001 each, conferring a holder of a Class B Ordinary Share one vote per share on any resolution tabled at the Company’s general meetings;

“Code” or “Code of Conduct” has the meaning ascribed to it in Clause 3.11;

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

“Companies (WUMP) Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

“Concert Party Deed” means the deed of concert party arrangement entered into among the Co-Founders dated April 24, 2025;

“Conditions” means the conditions precedent set out in Clause 2.1; “Co-Founders” means Dr. Li Yifan, Mr. Sun Kai and Mr. Xiang Shaoqing;

“Conditions Precedent Documents” means the documents listed in Parts A and B of 0DULE 3;

“Contracts (Rights of Third Parties) Ordinance” means the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong), as amended or supplemented from time to time;

“Cornerstone Investment Agreements” means the several cornerstone investment agreements entered into by, among others, the Company, the Joint Sponsors, the Sponsor-OCs and the several cornerstone investors as described in the section headed “Cornerstone Investors” in the Hong Kong Prospectus;

“CSRC” means the China Securities Regulatory Commission of the PRC;

“CSRC Archive Rules” means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (《關於加強境內企業境外發行證券和上市相關保密和檔案管理工作的 規 定 》) issued by the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection of the PRC, and National Archives Administration of the PRC (effective from 31 March 2023), as amended, supplemented or otherwise modified from time to time;

“CSRC Filings” means any letters, filings, correspondences, communications, documents, responses, undertakings and submissions in any form, including any amendments, supplements and/or modifications thereof, made or to be made to the CSRC, relating to or in connection with the Global Offering pursuant to the CSRC Filing Rules and other applicable rules and requirements of the CSRC (including, without limitation, the CSRC Filing Report);

“CSRC Filing Report” means the filing report of the Company in relation to the Global Offering, including any amendments, supplements and/or modifications thereof, submitted to the CSRC on May 1, 2025 pursuant to Article 13 of the CSRC Filing Rules;

“CSRC Filing Rules” means the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (《境內企業境外發行證券和上市管理試行辦法》) and supporting guidelines issued by the CSRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time;

“CSRC Rules” means the CSRC Filing Rules and the CSRC Archive Rules;

“Directors” means the directors of the Company whose names are set out in the section headed “Directors and Senior Management” of the Hong Kong Prospectus;

“Disclosure Package” shall have the meaning ascribed to it in the International Underwriting Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien or other security interest or any option, restriction, right of first refusal, right of pre-emption or other third party claim, right, interest or preference or any other encumbrance of any kind;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder;

“Extreme Conditions” means extreme conditions caused by a super typhoon as announced by the government of Hong Kong;

“FINI Agreement” means the agreement entered into between the Company and HKSCC on August 29, 2025 with respect to the procedures for application and payment, for delivery of share certificates, and where applicable, for the refund of application monies, in each case where electronic application instructions are given;

“FINRA” means the Financial Industry Regulatory Authority, Inc.; “First Six-Month Period” has the meaning ascribed to it in Clause 9.1;

“Formal Notice” means the press announcement in agreed form to be issued in connection with the Hong Kong Public Offering pursuant to the Listing Rules;

“Global Offering” means the Hong Kong Public Offering and the International Offering;

“Group” means the Company and its subsidiaries from time to time, and the expression “member of the Group” shall be construed accordingly;

“HK$” or “Hong Kong dollars” means Hong Kong dollars, the lawful currency of Hong Kong;

“HK eIPO White Form” means the application for Hong Kong Offer Shares to be issued in the applicant’s own name by submitting applications online through the designated website at www.hkeipo.hk, as provided for and disclosed in the Hong Kong Prospectus;

“HK eIPO White Form Service Provider” means Tricor Investor Services Limited, the HK eIPO White Form service provider designated by the Company;

“HKIAC” has the meaning ascribed to it in Clause 16.2;

“HKSCC” means Hong Kong Securities Clearing Company Limited;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Hong Kong Offer Shares” means 1,700,000 new Class B Ordinary Shares being initially offered by the Company for subscription under the Hong Kong Public Offering, subject to adjustment and reallocation and the Offer Size Adjustment Option as provided in Clauses 2.6, 2.7, 4.11 and 4.12 as applicable;

“Hong Kong Prospectus” means the prospectus in agreed form, relating to the Hong Kong Public Offering, to be issued by the Company;

“Hong Kong Prospectus Date” means the date of issue of the Hong Kong Prospectus, which is expected to be on September 8, 2025;

“Hong Kong Public Offering” means the offer of the Hong Kong Offer Shares for subscription by the public in Hong Kong upon and subject to the terms and conditions of this Agreement and the Hong Kong Public Offering Documents;

“Hong Kong Public Offering Applications” means applications to subscribe for Hong Kong Offer Shares made online through the HK eIPO White Form at www.hkeipo.hk, or through the HKSCC EIPO channel to electronically cause HKSCC Nominees Limited to apply on an applicant’s behalf and otherwise made in compliance with the terms of the Hong Kong Public Offering Documents, including for the avoidance of doubt Hong Kong Underwriter’s Applications;

“Hong Kong Public Offering Documents” means the Application Proof, the PHIP, the Hong Kong Prospectus and the Formal Notice;

“Hong Kong Public Offering Over-Subscription” has the meaning ascribed to it in Clause 4.11;

“Hong Kong Public Offering Under-Subscription” has the meaning ascribed to it in Clause 4.6;

“Hong Kong Public Offering Underwriting Commitment” means, in relation to any Hong Kong Underwriter, the number of Hong Kong Offer Shares which such Hong Kong Underwriter has agreed to procure applications to subscribe for, or failing which itself as principal apply to subscribe for, pursuant to the terms of this Agreement, being such number calculated by applying the percentage set forth opposite the name of such Hong Kong Underwriter in SCHEDULE 1 to the aggregate number of Hong Kong Offer Shares determined after taking into account any reallocation pursuant to Clauses 2.6, 4.11 and 4.12, as applicable, but in any event not exceeding the maximum number of Hong Kong Offer Shares as shown opposite the name of such Hong Kong Underwriter in SCHEDULE 1;

“Hong Kong Share Registrar” means Tricor Investor Services Limited; “Hong Kong Underwriter(s)” means the persons set forth in SCHEDULE 1;

“Hong Kong Underwriter’s Application” means, in relation to any Hong Kong Underwriter, a Hong Kong Public Offering Application made or procured to be made by such Hong Kong Underwriter as provided in Clause 4.7 which is applied to reduce the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter pursuant to Clause 4.7;

“Incentive Fee” has the meaning ascribed to it in Clause 6.1;

“Indemnified Parties” means (i) the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters; (ii) their respective directors, officers, members, employees, representatives and agents; (iii) their respective subsidiaries, head offices, associates and affiliates, their respective delegates referred to in Clause 3.9; (iv) all directors, officers, members, employees, representatives and agents of their respective subsidiaries, head offices, associates and affiliates; and (v) the successors and assigns of all of the foregoing persons, and “Indemnified Party” means any of them;

“Indemnifying Parties” has the meaning ascribed to it in Clause 12.1;

“Industry Consultant” means China Insights Industry Consultancy Limited, the independent industry consultant for the Company;

“Internal Control Consultant” means PricewaterhouseCoopers Business Consulting (Shanghai) Co. Ltd, the internal control consultant of the Company;

“International Offer Price” means the final offer price per International Offer Share in Hong Kong dollars (exclusive of Brokerage, Transaction Levies and Stock Exchange Trading Fee);

“International Offer Shares” means 15,300,000 Class B Ordinary Shares initially being offered by the Company for subscription under the International Offering, subject to adjustment and reallocation and the Offer Size Adjustment Option in accordance with this Agreement and the International Underwriting Agreement, together with the Option Shares;

“International Offering” means the offering through the International Underwriters or their respective affiliates of the International Offer Shares at the International Offer Price pursuant to the registration statement on Form F-3, as amended, that is expected to be filed with the SEC on September 5, 2025, including the preliminary prospectus to be dated September 5, 2025 and the final prospectus to be dated September 12, 2025, upon and subject to the terms and conditions of the International Underwriting Agreement and the International Prospectus;

“International Offering Underwriting Commitment” means, in relation to any International Underwriter, the number of International Offer Shares in respect of which such International Underwriter has agreed to purchase or procure investors to purchase pursuant to the terms of the International Underwriting Agreement, subject to adjustment and reallocation in accordance with the International Underwriting Agreement and subject to the Offer Size Adjustment Option and the Over-Allotment Option;

“International Prospectus” shall have the meaning ascribed to “Prospectus” in the International Underwriting Agreement;

“International Underwriters” means the persons named as such in the International Underwriting Agreement;

“International Underwriting Agreement” means the international underwriting agreement relating to the International Offering to be entered into by, among others, the Company the Joint Sponsors, the Sponsor-OCs and the International Underwriters;

“Investor Presentation Materials” means all information, materials and documents issued, given or presented in any of the investor presentations and/or roadshow presentations conducted by or on behalf of the Company in connection with the Global Offering;

“Issuer Free Writing Prospectus” shall have the meaning ascribed to it in the International Underwriting Agreement;

“Joint Bookrunners” means CICC, GTJA Securities, CMBI, Haitong International Securities Company Limited, BOCI Asia Limited, Futu Securities International (Hong Kong) Limited, DBS Asia Capital Limited, ICBC International Securities Limited, ABCI Securities Company Limited and CCB International Capital Limited, being the joint bookrunners of the Global Offering;

“Joint Global Coordinators” means CICC, GTJA Securities, CMBI, Haitong International Securities Company Limited, BOCI Asia Limited, Futu Securities International (Hong Kong) Limited, DBS Asia Capital Limited and ICBC International Securities Limited, being the joint global coordinators of the Global Offering;

“Joint Lead Managers” means CICC, GTJA Securities, CMBI, Haitong International Securities Company Limited, BOCI Asia Limited, Futu Securities International (Hong Kong) Limited, DBS Asia Capital Limited, ICBC International Securities Limited, ABCI Securities Company Limited and CCB International Capital Limited, being the joint lead managers of the Global Offering;

“Joint Sponsors” means CICC, GTJA Capital and CMBI, being the joint sponsors of the Company’s listing of Class B Ordinary Shares on the SEHK;

“judgment currency” has the meaning ascribed to it in Clause 17.10;

“Laws” means any and all national, central, federal, provincial, state, regional, municipal, local, domestic or foreign laws (including, without limitation, any common law or case law), statutes, ordinances, legal codes, regulations or rules (including, without limitation, any and all regulations, rules, orders, judgments, decrees, rulings, opinions, guidelines, measures, notices or circulars (in each case, whether formally published or not and to the extent mandatory or, if not complied with, the basis for legal, administrative, regulatory or judicial consequences) of any Authority);

“Listing Date” means the first day on which the Class B Ordinary Shares commence trading on the Main Board of the SEHK (which is expected to be on September 16, 2025);

“Listing Rules” means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the listing decisions, guidelines, guidance letters, and other requirements of the SEHK;

“Material Adverse Change” means a material adverse change in or a material adverse effect on, or any development involving a prospective material adverse change in, or a material adverse effect on, or affecting the assets, liabilities, business, general affairs, management, prospects, shareholders’ equity, profits, losses, earnings, solvency, liquidity position, funding, results of operations, position or condition, financial, operational or otherwise, or performance of the Group, taken as a whole;

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, general affairs, operations, management, prospects, shareholders’ equity, profits, losses, earnings, results of operations, position or condition, financial or otherwise, or performance of the Group taken as a whole;

“Nominee” means CMB Wing Lung (Nominees) Limited;

“OC Announcements” means the announcements dated August 31, 2025, setting out the name(s) of the overall coordinator(s) appointed by the Company in connection with the Global Offering, including any subsequent related announcement(s), for example, an announcement on the termination of the engagement of an overall coordinator;

“OC Engagement Letters” means the engagement letter entered into between the Company and Haitong International Securities Company Limited dated May 13, 2025, and the engagement letter entered into between the Company and BOCI Asia Limited dated May 14, 2025;

“Offer Shares” means the Hong Kong Offer Shares and the International Offer Shares, together with, where relevant, the Offer Size Adjustment Option Shares and the Option Shares;

“Offer Size Adjustment Option” means option that the Company has under this Agreement which is exercisable by the Company with the prior written agreement between the Company and the Sponsor-OCs (for themselves and on behalf of the Underwriters) on or before the execution of the Price Determination Agreement, pursuant to which the Company may issue and allot up to an aggregate of 2,550,000 additional Offer Shares (representing approximately 15.0% of the Offer Shares initially available under the Global Offering) at the Public Offer Price or the International Offer Price (as the case may be);

“Offer Size Adjustment Option Shares” means up to an aggregate of 2,550,000 additional Class B Ordinary Shares which may be issued and allotted under the Offer Size Adjustment Option;

“Offering Documents” means the Hong Kong Public Offering Documents, the Disclosure Package, the Registration Statement, the International Prospectus, the OC Announcement and any other documents, materials or information made, issued, given, released or used in connection with or in relation to the contemplated offering and sale of the Offer Shares or otherwise in connection with the Global Offering, including without limitation, any Investor Presentation Materials relating to the Offer Shares, and in each case, all amendments or supplements thereto;

“Offer Related Documents” has the meaning ascribed to it in Clause 11.1.2(a);

“Operative Documents” means the Price Determination Agreement, the FINI Agreement, the Receiving Bank Agreement, the Registrar Agreement and Cornerstone Investment Agreements, including all amendments and supplements to any of them;

“Option Shares” means up to 2,550,000 additional Class B Ordinary Shares (assuming the Offer Size Adjustment Option is not exercised) or up to 2,932,500 additional Class B Ordinary Shares (assuming the Offer Size Adjustment Option is exercised in full) to be allotted and issued by the Company pursuant to the Over-Allotment Option at the International Offer Price;

“Over-Allotment Option” means the option to be granted under the International Underwriting Agreement by the Company to the International Underwriters, exercisable by the Sponsor-OCs on behalf of the International Underwriters, pursuant to which the Company is required to allot and issue up to an aggregate of 2,550,000 additional Class B Ordinary Shares (assuming the Offer Size Adjustment Option is not exercised) or 2,932,500 additional Class B Ordinary Shares (assuming the Offer Size Adjustment Option is exercised in full) as may be necessary to, among other things, cover over-allocations made in connection with the International Offering, on and subject to the terms of the International Underwriting Agreement;

“Overall Coordinators” means CICC, GTJA Securities, CMBI, Haitong International Securities Company Limited and BOCI Asia Limited, being the overall coordinators of the Global Offering;

“PHIP” means the post hearing information pack of the Company posted on the SEHK’s website at www.hkexnews.hk on August 31, 2025;

“PRC” means the People’s Republic of China which, for the purposes of this Agreement only, excludes Hong Kong, Macau Special Administrative Region of the People’s Republic of China and Taiwan;

“Price Determination Agreement” means the agreement in agreed form to be entered into between the Company and the Sponsor-OCs (for themselves and on behalf of the Underwriters) on the Price Determination Date to record the Public Offer Price and the International Offer Price;

“Price Determination Date” means the agreement to be entered into between the Company and the Sponsor-OCs (for themselves and on behalf of the Underwriters) on the Price Determination Date to record the Public Offer Price and the International Offer Price;

“Proceedings” has the meaning ascribed to it in Clause 12.1;

“Public Offer Price” means the final offer price per Hong Kong Offer Share in Hong Kong dollars (exclusive of Brokerage, Transaction Levies and Stock Exchange Trading Fee);

“rate of exchange” has the meaning ascribed to it in Clause 17.10; “Receiving Bank” means CMB Wing Lung Bank Limited;

“Receiving Bank Agreement” means the agreement dated September 4, 2025 entered into between the Company, the Receiving Bank, the Joint Sponsors, the Sponsor-OCs and the Nominee;

“Registrar Agreement” means the agreement dated August 26, 2025 entered into between the Company and the Hong Kong Share Registrar;

“Registration Statement” means the registration statement, which is expected to be filed with the SEC on Form F-3 on September 5, 2025, relating to the Class B Ordinary Shares, including the Offer Shares, to be issued from time to time by the Company;

“Related Public Information” has the meaning ascribed to it in Clause 12.1.1; “Relevant Jurisdiction” has the meaning ascribed to it in Clause 11.1.1(a) “Renminbi” or “RMB” means Renminbi, the lawful currency of the PRC;

“Reporting Accountants” means Deloitte Touche Tohmatsu Certified Public Accountants LLP;

“Reserved Matters” means those matters resolutions with respect to which each Share is entitled to one vote at general meetings of the Company pursuant to the Articles of Association, being: (i) any amendment to the Memorandum or the Articles of Association, including the variation of the rights attached to any class of shares, (ii) the appointment, election or removal of any independent non-executive Director, (iii) the appointment or removal of the Company’s auditors, and (iv) the voluntary liquidation or winding-up of the Company;

“Rules” has the meaning ascribed to it in Clause 16.2;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended from time to time;

“Securities and Futures Ordinance” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

“Securities and Futures (Price Stabilizing) Rules” means the Securities and Futures (Price Stabilizing) Rules (Chapter 571W of the Laws of Hong Kong);

“SEHK” or “Stock Exchange” means The Stock Exchange of Hong Kong Limited; “SFC” means the Securities and Futures Commission of Hong Kong;

“SFC Transaction Levy” means the transaction levy at the rate of 0.0027% of the Public Offer Price in respect of the Hong Kong Offer Shares or 0.0027% of the International Offer Price (as the case may be) in respect of the International Offer Shares imposed by the SFC;

“Share(s)” means the Class A Ordinary Shares and the Class B Ordinary Shares in the share capital of the Company, as the context so requires;

“Sponsor-OCs” means CICC, GTJA Securities and CMBI, being the sponsor-overall coordinators of the Global Offering;

“Sponsor-OC Engagement Letters” means (i) the engagement letter entered into between the Company and CICC dated December 8, 2023, and the supplemental engagement letter entered into between the Company and CICC dated February 21, 2025; (ii) the engagement letter entered into among the Company, GTJA Capital and GTJA Securities dated February 25, 2025; and (iii) the engagement letter entered into between the Company and CMBI dated February 28, 2025;

“Stabilising Manager” has the meaning ascribed to it in Clause 7.1;

“subsidiaries” means the subsidiaries of the Company within the meaning of the Companies Ordinance, including without limitation, the companies named in Appendix I to the Hong Kong Prospectus as subsidiaries of the Company, and “subsidiary” means any one of them;

“Taxation” or “Taxes” means all present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature imposed, assessed or levied by any Authority and all forms of taxation whenever created, imposed or arising and whether of the PRC, Hong Kong, Cayman Islands, BVI, the US or of any other part of the world and, without prejudice to the generality of the foregoing, includes all forms of taxation on or relating to profits, salaries, interest and other forms of income, taxation on capital gains, sales and value added taxation, business tax, estate duty, death duty, capital duty, stamp duty, payroll taxation, withholding taxation, rates and other taxes or charges relating to property, customs and other import and excise duties, and generally any taxation, fee, assessment, duty, impost, levy, rate, charge or any amount payable to taxing, revenue, customs or fiscal Authorities whether of the PRC, Hong Kong, Cayman Islands, BVI, the US or of any other part of the world, whether by way of actual assessment, loss of allowance, withholding, deduction or credit available for relief or otherwise, and including all interest, additions to tax, penalties or similar liabilities arising in respect of any taxation;

“Trading Fee” means the trading fee at the rate of 0.00565% of the Public Offer Price in respect of the Hong Kong Offer Shares or 0.00565% of the International Offer Price in respect of the International Offer Shares (as the case may be) imposed by the SEHK;

“Transaction Levies” means the SFC Transaction Levy and the AFRC Transaction Levy;

“Underwriters” means the Hong Kong Underwriters and the International Underwriters;

“Underwriting Commission” has the meaning ascribed to it in Clause 6.1; “Unsold Hong Kong Offer Shares” has the meaning ascribed to it in Clause 4.6; “US” or “United States” means the United States of America;

“US$” or “USD” or “U.S. dollars” means United States dollars, the lawful currency for the time being of the United States;

“Verification Notes” means the verification notes relating to the Hong Kong Prospectus, copies of which have been signed and approved by, among others, the Directors; and

“Warranties” means the representations, warranties, agreements and undertakings of the Company as set out in SCHEDULE 2.

1.2	Headings: The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.3	Recitals and Schedules: The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and the Schedules.

1.4	References: Except where the context otherwise requires, in this Agreement:

1.4.1	references to “Clauses”, “Recitals” and “Schedules” are to clauses of and recitals and schedules to this Agreement;

1.4.2	whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

1.4.3	the terms “herein”, “hereof”, “hereto”, “hereinafter” and similar terms, shall in each case refer to this Agreement as a whole and not to any particular clause, paragraph, sentence, schedule or other subdivision of this Agreement;

1.4.4	the term “or,” is not exclusive;

1.4.5	references to “persons” shall include any individual, firm, company, bodies corporate, government, state or agency of a state or any joint venture, unincorporated associations and partnerships (whether or not having separate legal personality);

1.4.6	the terms “purchase” and “purchaser”, when used in relation to the Class B Ordinary Shares, shall include, respectively, a subscription for the Class B Ordinary Shares and a subscriber for the Class B Ordinary Shares;

1.4.7	the terms “sell” and “sale”, when used in relation to the Class B Ordinary Shares, shall include an allotment or issuance of the Class B Ordinary Shares by the Company;

1.4.8	references to a “subsidiary” or “holding company” shall be the same as defined under section 13 and section 15 of the Companies Ordinance, and under section 2 of the Companies (WUMP) Ordinance (as the case may be);

1.4.9	references to any statute or statutory provisions, or rules or regulations (whether or not having the force of law), shall be construed as references to the same as amended, varied, modified, consolidated, re-enacted and/or replaced from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under such statutes or statutory provisions;

1.4.10	references to a document being “in agreed form” shall mean such document in a form agreed between the Company, the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) or identified as such by way of exchange of emails between (a) Cleary Gottlieb Steen & Hamilton (Hong Kong), legal advisers to the Company as to Hong Kong Laws, on behalf of the Company; and (b) Freshfields, legal advisers to the Underwriters as to Hong Kong Laws, on behalf of the Joint Sponsors and the Sponsor-OCs;

1.4.11	references to a “certified true copy” means a copy certified as a true copy by a Director or a company secretary of the Company or the counsel for the Company;

1.4.12	references to writing shall include any mode of reproducing words in a legible and non-transitory form;

1.4.13	references to times of day and dates are to Hong Kong times and dates, respectively;

1.4.14	references to one gender shall include the other genders; and

1.4.15	references to the singular shall include the plural and vice versa.

2	CONDITIONS

2.1	Conditions precedent: The obligations of the Hong Kong Underwriters under this Agreement are conditional on the following conditions precedent being satisfied, or where applicable, waived:

2.1.1	the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters and the International Underwriters (as the case may be)) receiving from the Company all Conditions Precedent Documents as set out in Part A of SCHEDULE 3 and Part B of 0SCHEDULE 3, in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs, not later than 8:00 p.m. on the Business Day immediately before the Hong Kong Prospectus Date and 8:00 p.m. on the Business Day immediately before the Listing Date, respectively;

2.1.2	the issue by the SEHK of a certificate of authorisation of registration in respect of the Hong Kong Prospectus on the Business Day before the Hong Kong Prospectus Date and the registration by the Registrar of Companies in Hong Kong of one copy of the Hong Kong Prospectus, duly certified by two Directors (or by their attorneys duly authorised in writing) as having been approved by resolutions of the Board and having attached thereto all necessary consents and documents required by section 342C of the Companies (WUMP) Ordinance, not later than 5:00 p.m. on the Business Day immediately before the Hong Kong Prospectus Date;

2.1.3	Admission having occurred and become effective (either unconditionally or subject only to allotment and issue of the relevant Offer Shares, despatch, deposit into CCASS or availability for collection of Share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters)) on or before the Listing Date (or such later date as the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) may agree in writing) and Admission not subsequently having been withdrawn, revoked or withheld prior to the commencement of trading of the Class B Ordinary Shares on the SEHK;

2.1.4	admission into CCASS in respect of the Class B Ordinary Shares having occurred and becoming effective (either unconditionally or subject only to the allotment and issue of the relevant Offer Shares, dispatch, deposit into CCASS or availability for collection of Share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters)) on or before the Listing Date (or such later date as the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) may agree in writing);

2.1.5	the Public Offer Price and the International Offer Price having been fixed, and the Price Determination Agreement having been duly executed by the Company and the Sponsor-OCs (for themselves and on behalf of the Underwriters), on the Price Determination Date (or such later date as may be agreed between the Sponsor-OCs and the Company) in accordance with Clause 2.5 and such agreement not subsequently having been terminated prior to 8:00 a.m. on the Listing Date;

2.1.6	the execution and delivery of the International Underwriting Agreement by the parties thereto on or before the Price Determination Date, and the obligations of the International Underwriters thereunder having become and remaining unconditional in accordance with its terms, save for the condition therein relating to the obligations of the Hong Kong Underwriters under this Agreement (and any condition for this Agreement becoming unconditional) and the International Underwriting Agreement not having been terminated in accordance with its terms or otherwise, prior to 8:00 a.m. on the Listing Date;

2.1.7	the Company having obtained from or made to (as the case may be) the relevant Authorities all applicable Approvals and Filings in connection with the Global Offering, including that (i) the approval of the SEHK of the listing of, and permission to deal in the Class B Ordinary Shares; and (ii) all of the waivers and exemptions as stated in the Hong Kong Prospectus to be granted by the SEHK or the SFC (as applicable) having been granted, and all such Approvals and Filings not otherwise having been revoked, rejected, invalidated, withdrawn, amended or invalidated;

2.1.8	the CSRC having accepted the CSRC Filings and published the filing results in respect of the CSRC Filings on its website, and such notice of acceptance and/or filing results published not having otherwise been rejected, withdrawn, revoked or invalidated prior to 8:00 a.m. on the Listing Date;

2.1.9	the Warranties being true, accurate, not misleading and not being breached on and as of the date of this Agreement and the dates and times specified in Clause 8.2 (as though they had been given and made on such date and time by references to the facts and circumstances then subsisting); and

2.1.10	the Company having complied with this Agreement and satisfied all the obligations and conditions under this Agreement on or prior to the respective times and dates by which such obligations must be performed or such conditions must be met, as the case may be.

2.2	Procure fulfilment: The Company undertakes to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters to fulfil or procure the fulfilment of the Conditions and to do such things and take such actions as necessary to ensure that Admission is obtained and not cancelled or revoked, on or before the relevant time or date specified therefor and, in particular, shall furnish such information, supply such documents, pay such fees, give such undertakings and do all acts and things as may be required by the Joint Sponsors, the Sponsor-OCs (for themselves and on behalf of the Underwriters), the SEHK, the SFC, the Registrar of Companies in Hong Kong, the CSRC and any relevant Authority for the purposes of or in connection with the listing of the Class B Ordinary Shares on the SEHK and the fulfilment of such Conditions on or before the relevant time or date specified therefor.

2.3	Extension: The Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Underwriters) shall have the right, in their sole and absolute discretion, on or before the last day on which each of the Conditions is required to be fulfilled, either:

2.3.1	to extend the deadline for the fulfilment of any Condition by such number of days/hours and/or in such manner as the Joint Sponsors and the Sponsor-OCs may determine (in which case the Joint Sponsors and the Sponsor-OCs shall be entitled to extend the other dates or deadlines referred to in this Agreement in such manner as they deem appropriate, provided that no extension shall be made beyond the date which is the 30th day after the date of the Hong Kong Prospectus and any such extension and the new timetable shall be notified by the Joint Sponsors and the Sponsor-OCs to the other parties to this Agreement as soon as practicable after any such extension is made); or

2.3.2	in respect of the Conditions set out in Clause 2.1.1 only, to waive or modify (with or without condition(s) attached and in whole or in part) such Condition on behalf of the Underwriters.

2.4	Conditions not satisfied: Without prejudice to Clauses 2.3 and 11, if any of the Conditions has not been fulfilled in accordance with the terms hereof on or before the date or time specified therefor without any subsequent extension of time or waiver or modification in accordance with the terms hereof, this Agreement shall terminate with immediate effect and the provisions of Clause 11.2 shall apply.

2.5	Determination of Offer Price: The Company and the Sponsor-OCs (for themselves and on behalf of the Underwriters) shall meet or otherwise communicate as soon as reasonably practicable, after the book-building process in respect of the International Offering has been completed, with a view to agreeing the price at which the Hong Kong Offer Shares and the International Offer Shares will be offered pursuant to the Global Offering. The Company and the Sponsor-OCs may agree on the price at which the International Offer Shares will be offered at a level higher than that of the Hong Kong Offer Shares if (a) the Hong Kong dollar equivalent of the closing trading price of the ADSs on Nasdaq on the last trading day on or before the Price Determination Date (on a per-Share converted basis) were to exceed the maximum Public Offer Price as stated in the Hong Kong Prospectus and/or (b) the Company and the Sponsor-OCs believe that it is in the best interest of the Company as a listed company to set the International Offer Price at a level higher than the maximum Public Offer Price based on the level of interest expressed by professional and institutional investors during the bookbuilding process. If the International Offer Price is set at or lower than the maximum Public Offer Price, the Public Offer Price must be set at such price which is equal to the International Offer Price. In no circumstances will the Public Offer Price be set above the maximum Public Offer Price as stated in the Hong Kong Prospectus or the International Offer Price. If the Company and the Sponsor-OCs reach agreement on the said prices, which is expected to be agreed by September 12, 2025, then such agreed prices shall represent the International Offer Price and Public Offer Price for the purposes of the Global Offering and for this Agreement. The parties shall record the agreed Public Offer Price and the International Offer Price by executing the Price Determination Agreement. If no such agreement is reached and the Price Determination Agreement is not signed by September 12, 2025, the provisions of Clause 2.4 shall apply.

2.6	Reduction of number of Offer Shares: The Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Underwriters) may, where considered appropriate, based on the level of interest expressed by prospective investors during the book-building process in respect of the International Offering, and with the prior consent of the Company, reduce the number of Offer Shares initially offered in the Global Offering that stated in the Hong Kong Prospectus at any time on or prior to the morning of the Acceptance Date, in which event the Company shall, as soon as practicable following the decision to make such reduction and, in any event, not later than the morning of the Acceptance Date, (i) cause a notice of the reduction in the number of Offer Shares initially offered in the Global Offering, and the cancellation of the Global Offering and relaunch of the offer at the revised number of Offer Shares to be published on the websites of the Company at www.hesaitech.com and the SEHK at www.hkexnews.hk; (ii) cause such supplemental or new offering documents as may be required by the relevant Laws or Authority to be published in such manner as the relevant Laws or Authority may require as soon as practicable following the decision to make the change, and such supplemental or new offering documents shall also include confirmation or revision, as appropriate, of the working capital statement and the Global Offering statistics set out in the Hong Kong Prospectus and any other financial information which may change as a result of such reduction; and (iii) comply with all Laws applicable to that reduction.

2.7	Offer Size Adjustment Option: The Company has the Offer Size Adjustment Option under this Agreement, which is exercisable by the Company with the prior written agreement between the Company and the Sponsor-OCs (for themselves and on behalf of the Underwriters) on or before the execution of the Price Determination Agreement and will lapse immediately thereafter. Upon the exercise of the Offer Size Adjustment Option, the Company may issue up to 2,550,000 additional Offer Shares (being approximately 15.0% of the Offer Shares initially available under the Global Offering) at the Public Offer Price or the International Offer Price (as the case may be). In the event of exercising the Offer Size Adjustment Option, the Company shall give out a written notice, substantially in the form set forth in SCHEDULE 7 0hereto, to the Sponsor-OCs prior to the lapse of the Offer Size Adjustment Option. In the event that the Offer Size Adjustment Option is not exercised on or before the time of execution of the Price Determination Agreement, it shall lapse automatically and be of no effect whatsoever.

In considering whether to exercise the Offer Size Adjustment Option, the Company and the Sponsor-OCs will take into account the following factors: (i) whether the level of interest expressed by prospective professional and institutional investors during the book-building process under the International Offering is sufficient to cover: (a) the total number of Offer Shares, which represent the aggregate of the Offer Shares initially available under the Global Offering and the additional Offer Shares upon any exercise of the Offer Size Adjustment Option; and (b) the corresponding number of Shares under the Over-Allotment Option; (ii) the prices at which prospective professional and institutional investors have indicated they would be prepared to acquire the Offer Shares in the course of the book-building process; (iii) the quality of investors, with a view to establishing a solid professional institutional and investor shareholder base to the benefit of the Company and its Shareholders as a whole; (iv) the level of subscriptions by the valid applications in the Hong Kong Public Offering; and (v) general market conditions.

If the Offer Size Adjustment Option is exercised, whether in full or in part:

2.7.1.	the additional Offer Shares issued pursuant to the Offer Size Adjustment Option (the “Upsize Shares”) will be allocated to maintain, to the extent possible, the proportionality between the Hong Kong Public Offering and the International Offering as determined after the application of the reallocation arrangements described in Clause 4.11;

2.7.2.	the Upsize Shares allocated to the Hong Kong Public Offering shall for all purposes (including underwriting commissions and expenses) be deemed to be delivered as Hong Kong Offer Shares under and with the benefit of all rights, warranties and undertakings applying under this Agreement;

2.7.3.	and the Hong Kong Underwriters will be entitled to the underwriting commission in respect of the Upsize Shares that are allocated to the Hong Kong Public Offering.

2.8	No waiver in certain circumstances: The Joint Sponsors’ or the Sponsor-OCs’ consent to or knowledge of any amendments or supplements to the Offering Documents subsequent to their respective issue or distribution will not (i) constitute a waiver of any of the Conditions; or (ii) result in any loss of their or the Hong Kong Underwriters’ rights to terminate this Agreement.

3	APPOINTMENTS

3.1	Sponsor-OCs: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of CICC, GTJA Securities and CMBI as the Sponsor-OCs to the Global Offering in accordance with the terms and conditions of the Sponsors-OC Engagement Letters, and each of the Sponsor-OCs relying on the Warranties and subject to the terms and conditions of this Agreement, hereby confirms and acknowledges its acceptance of such appointment.

3.2	Overall Coordinators: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of CICC, GTJA Securities, CMBI, Haitong International Securities Company Limited and BOCI Asia Limited, to act as the Overall Coordinators to the Global Offering in accordance with the terms and conditions of the Sponsors-OC Engagement Letters and OC Engagement Letters, respectively, and each of the Overall Coordinators relying on the Warranties and subject to the terms and conditions of this Agreement, hereby confirms and acknowledges its acceptance of such appointment.

3.3	Joint Sponsors: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of CICC, GTJA Capital and CMBI to act as the joint sponsors in connection with the listing of the Class B Ordinary Shares on the SEHK in accordance with the terms and conditions of the Sponsors-OC Engagement Letters, and each of the Joint Sponsors, relying on the Warranties and subject to the terms and conditions of this Agreement, hereby confirms and acknowledges its acceptance of such appointment.

3.4	Joint Global Coordinators: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of the Joint Global Coordinators to act as the joint global coordinators to the Global Offering, and each of the Joint Global Coordinators relying on the Warranties and subject to the terms and conditions of this Agreement, hereby confirms and acknowledges its acceptance of such appointment.

3.5	Joint Bookrunners: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of the Joint Bookrunners to act as the joint bookrunners of the Hong Kong Public Offering and the International Offering, and each of the Joint Bookrunners relying on the Warranties and subject to the terms and conditions of this Agreement, hereby confirms and acknowledges its acceptance of such appointment.

3.6	Joint Lead Managers: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of the Joint Lead Managers to act as the joint lead managers of the Hong Kong Public Offering and the International Offering, and each of the Joint Lead Managers relying on the Warranties and subject to the terms and conditions of this Agreement, hereby confirms and acknowledges its acceptance of such appointment.

3.7	Hong Kong Underwriters: The Company hereby appoints the Hong Kong Underwriters, to the exclusion of all others, to underwrite the Hong Kong Public Offering, and the Hong Kong Underwriters, relying on the Warranties and subject to the terms and conditions of this Agreement, severally (and not jointly or jointly and severally) accept such appointment, upon and subject to the terms and conditions of this Agreement.

3.8	Capital Market Intermediaries: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of the Capital Market Intermediaries to act as the capital market intermediaries in relation to the Global Offering in accordance with the terms and conditions of their respective appointment letters.

3.9	Delegation: Each appointment referred to in Clauses 3.1 to 3.8 is made on the basis, and on terms, that each appointee is irrevocably authorised to delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company) to any one or more of its affiliates or any other person provided that each of the appointee shall remain liable for all acts and omissions of any of such delegates.

3.10	Sub-underwriting: The Hong Kong Underwriters shall be entitled to enter into sub-underwriting agreements in respect of any part of their respective Hong Kong Public Offering Underwriting Commitments, provided that no Hong Kong Underwriter shall offer or sell any Hong Kong Offer Shares in connection with any such sub-underwriting arrangements to any person in respect of whom such offer or sale would be in contravention of the Listing Rules, applicable Laws or any selling restrictions set out in any of the Offering Documents. All sub-underwriting commission shall be borne by the relevant Hong Kong Underwriter and shall not be for the account of the Company.

3.11	Conferment of authority: The Company hereby irrevocably agrees that the foregoing appointments under Clauses 3.1 to 3.8 confer on each of the appointees and their respective delegates under Clause 3.9 all rights, powers, authorities and discretions on behalf of the Company which are necessary for, or incidental to, the performance of such appointee’s roles as a sponsor, overall coordinator, global coordinator, bookrunner, lead manager, capital market intermediary or Hong Kong Underwriter (as the case may be) and hereby agrees to ratify and confirm everything each such appointee or each such delegate has done or shall do within the scope of such appointments or in the exercise of such rights, powers, authorities and discretions. The Company further acknowledges and agrees that each of the Joint Sponsors is acting in the capacity as a sponsor subject to the Code of Conduct for Persons Licensed by or Registered with the SFC (the “Code”), and therefore the Joint Sponsors only owe certain regulatory duties to the SEHK and the SFC but such regulatory duties are not owed to any other party including the Company.

3.12	No fiduciary relationship: The Company acknowledges and agrees that (i) the Hong Kong Underwriters, in their roles as such, are acting solely as underwriters in connection with the Hong Kong Public Offering, (ii) the Sponsor-OCs and the Overall Coordinators, in their roles as such, are acting solely as sponsor-overall coordinators and overall coordinators of the Global Offering, (iii) the Joint Global Coordinators, in their roles as such, are acting solely as global coordinators of the Global Offering, (iv) the Joint Sponsors, in their roles as such, are acting solely as sponsors in connection with the listing of the Class B Ordinary Shares on the SEHK, (v) the Joint Bookrunners, in their roles as such, are acting solely as bookrunners of the Global Offering, (vi) the Joint Lead Managers, in their roles as such, are acting solely as lead managers of the Global Offering, and (vii) the Capital Market Intermediaries, in their roles as such, are acting solely as capital market intermediaries of the Global Offering.

The Company further acknowledges that the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors are acting pursuant to a contractual relationship with the Company entered into on an arm’s length basis, and in no event do the parties intend that the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Joint Sponsors, as applicable, act or be responsible as a fiduciary or adviser to the Company , its respective directors, management, shareholders or creditors or any other person in connection with any activity that the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Joint Sponsors, as applicable, may undertake or have undertaken in furtherance of the Global Offering or the listing of the Class B Ordinary Shares on the SEHK or the process leading thereto, either before or after the date hereof.

The Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors hereby expressly disclaim any fiduciary or advisory or similar obligations to the Company, either in connection with the transactions contemplated under this Agreement or otherwise by the Global Offering or the listing of the Class B Ordinary Shares on the SEHK or any process or matters leading up to such transactions (irrespective of whether any of the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors have advised or are currently advising the Company on other matters), and the Company hereby confirms its understanding and agreement to that effect. The Company, on the one hand, and the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Joint Sponsors, as applicable, on the other hand, agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Joint Sponsors to the Company regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Class B Ordinary Shares, do not constitute advice or recommendations to the Company.

The Company, on the one hand, and the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Joint Sponsors, as applicable, on the other hand, agree that the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Joint Sponsors, as applicable, in their respective roles as such and with respect to transactions carried out at the request of and for the Company pursuant to their respective appointments as such, are acting as principal and not the agent, adviser or fiduciary of the Company (except and solely, with respect to the Overall Coordinators, for the limited purposes of arranging payment on behalf of the Company of the Trading Fee and the Transaction Levies as set forth in Clause 5.4, and with respect to the Hong Kong Underwriters, for the limited purposes of procuring applications to purchase Unsold Hong Kong Offer Shares as set forth in Clause 4.6), and none of the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors has assumed or will assume, any fiduciary, agency or advisory or similar responsibility in favour of the Company with respect to the transactions contemplated by this Agreement or otherwise by the Global Offering or the listing of the Class B Ordinary Shares on the SEHK or any process or matters leading up to such transactions (irrespective of whether any of the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors have advised or are currently advising the Company on other matters).

The Company further acknowledges and agrees that the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors are not advising the Company, its directors, management or shareholders or any other person as to any legal, tax, investment, accounting or regulatory matters (except for, with respect to the Joint Sponsors, any advice to the Company on matters in relation to the listing application as prescribed by and solely to the extent as required under the Listing Rules, the Corporate Finance Adviser Code of Conduct by the SFC and the Code in their capacities as sponsors in connection with the proposed listing of the Class B Ordinary Shares) in any jurisdiction. The Company shall consult with its own advisers concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and none of the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Joint Sponsors and their respective directors, supervisors, officers and affiliates shall have any responsibility or liability to the Company with respect thereto. Any review by the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors of the Company, the transactions contemplated by this Agreement or otherwise by the Global Offering or the listing of Class B Ordinary Shares on the SEHK or any process or matters relating thereto shall be performed solely for the benefit of the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Joint Sponsors and shall not be on behalf of the Company.

The Company further acknowledges and agrees that the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Joint Sponsors and their respective affiliates may be engaged in a broad range of transactions that involve interests that are different from those of the Company.

The Company hereby waives and releases, to the fullest extent permitted by Laws, any conflicts of interests and any claims that the Company may have against the Capital Market Intermediaries, the Hong Kong Underwriters, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Joint Sponsors with respect to any breach or alleged breach of any fiduciary, agency, advisory or similar duty to the Company in connection with or in relation to the transactions contemplated by this Agreement or otherwise by the Global Offering or the listing of the Class B Ordinary Shares on the SEHK or any process or matters leading up to such transactions.

3.13	No liability for the Public Offer Price, the International Offer Price and the Offering Documents: Notwithstanding anything contained in this Agreement, none of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and the other Indemnified Parties shall have any liability whatsoever to the Company or any other person in respect of any loss or damage to any person arising from any transaction carried out by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any other Indemnified Party including, without limitation, the following matters (it being acknowledged by the parties hereto that the Company is solely responsible in this regard):

3.13.1	any omission of information from any Offering Documents, or any amendment or supplement thereto, or any information or statement of fact or opinion contained therein being or being alleged to be untrue, incorrect, inaccurate or misleading;

3.13.2	any alleged insufficiency of the Public Offer Price, the International Offer Price or any dealing price of the Offer Shares; and

3.13.3	any of the matters referred to in Clauses 12.1.1 to 12.1.4,

and, notwithstanding anything contained in Clause 12, each Indemnified Party shall be entitled pursuant to the indemnities contained in Clause 12 to recover any Loss (as defined below) incurred or suffered or made as a result of or in connection with or in relation to any of the foregoing matters.

3.14	Several obligations: Any transaction carried out by any of the appointees pursuant to its appointment under Clauses 3.1 to 3.8, as applicable, or by any of the delegates under Clause 3.9 of such appointee (other than a purchase of any Hong Kong Offer Shares by such appointee as principal and any stabilisation activity) shall constitute a transaction carried out at the request of and for the Company and not on account of or for any of the other appointees under Clauses 3.1 to 3.8 or their respective delegates under Clause 3.9. The obligations of the appointees hereunder are several (and not joint or joint and several). Save as provided in Clause 3.9, none of the appointees under Clauses 3.1 to 3.8 will be liable for any failure on the part of any of the other appointees to perform their respective obligations under this Agreement and no such failure shall affect the right of any of the other appointees to enforce the terms of this Agreement. Notwithstanding the foregoing, each of the appointees under Clauses 3.1 to 3.8 shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other appointees.

4	THE HONG KONG PUBLIC OFFERING

4.1	Hong Kong Public Offering: The Company shall offer and sell the Hong Kong Offer Shares for subscription by the public in Hong Kong at the Public Offer Price (together with Brokerage, Trading Fee and Transaction Levies) payable in full on application in Hong Kong dollars on and subject to the terms and conditions set out in the Hong Kong Public Offering Documents and this Agreement. Subject to the registration of the Hong Kong Prospectus by the Company or counsel for the Company on the Company’s behalf, the Joint Sponsors shall arrange for and the Company shall cause, the Formal Notice to be published on the official website of the SEHK at www.hkexnews.hk and on the website of the Company at www.hesaitech.com on the day(s) specified in SCHEDULE 5 (or such other publications and/or day(s) as may be agreed by the Company and the Joint Sponsors).

4.2	Receiving Bank and Nominee: The Company has appointed the Receiving Bank to receive applications and application monies under the Hong Kong Public Offering and has appointed the Nominee to hold the application monies received by the Receiving Bank under the Hong Kong Public Offering, in each case upon and subject to the terms and conditions contained in the Receiving Bank Agreement. The Company shall procure (i) each of the Receiving Bank and the Nominee to do all such acts and things as may be required to be done by it in connection with the Hong Kong Public Offering and its associated transactions; and (ii) the Nominee to undertake to hold and deal with such application monies upon and subject to the terms and conditions contained in the Receiving Bank Agreement.

4.3	Hong Kong Share Registrar and HK eIPO White Form: The Company has appointed the Hong Kong Share Registrar to provide services in connection with the processing of the Hong Kong Public Offering Applications upon and subject to the terms and conditions of the Registrar Agreement. The Company has appointed Tricor Investor Services Limited, to act as the service provider in relation to the HK eIPO White Form service upon and subject to the terms and conditions of the Registrar Agreement. The Company undertakes with the Hong Kong Underwriters to procure that the Hong Kong Share Registrar shall do all such acts and things as may be reasonably required to be done by it in connection with the Hong Kong Public Offering and its associated transactions.

4.4	Application Lists: Subject as mentioned below, the Application Lists will open at 11:45 a.m. on the Acceptance Date and will close at 12:00 noon on the same day, provided that in the event of a tropical cyclone warning signal number 8 or above or a “black” rainstorm warning signal or Extreme Conditions being in force in Hong Kong at any time between 9:00 a.m. and 12:00 noon on that day, then the Application Lists will open at 11:45 a.m. and close at 12:00 noon on the next Business Day on which no such signal or Extreme Conditions remains in force in Hong Kong at any time between 9:00 a.m. and 12:00 noon. All references in this Agreement to the time of opening and closing of the Application Lists shall be construed accordingly.

4.5	Basis of allocation: The Company agrees that the Sponsor-OCs shall have the exclusive right, in their sole and absolute discretion, upon and subject to the terms and conditions of the Hong Kong Public Offering Documents, the Receiving Bank Agreement and this Agreement, to determine the manner and the basis of allocation of the Hong Kong Offer Shares, to reject or accept in whole or in part any Hong Kong Public Offering Application, and where the number of Hong Kong Offer Shares being applied for exceeds the total number of the Hong Kong Offer Shares, to determine the basis of allocation of the Hong Kong Offer Shares.

The Company undertakes with the Hong Kong Underwriters that it shall, and shall procure that the Receiving Bank and the Hong Kong Share Registrar shall, as soon as practicable after the close of the Application Lists and in any event in accordance with the terms of the Receiving Bank Agreement and the Registrar Agreement, provide the Sponsor-OCs with such information, calculations and assistance as the Sponsor-OCs may require for the purposes of determining, inter alia:

4.5.1	in the event of a Hong Kong Public Offering Under-Subscription, the number of Hong Kong Offer Shares which have not been applied for pursuant to Accepted Hong Kong Public Offering Applications; or

4.5.2	in the event of a Hong Kong Public Offering Over-Subscription, the number of times by which the number of Hong Kong Offer Shares which have been applied for pursuant to Accepted Hong Kong Public Offering Applications exceeds the total number of Hong Kong Offer Shares initially available under the Hong Kong Public Offering and the basis of allocation of the Hong Kong Offer Shares; or

4.5.3	the level of acceptances and basis of allocation of the Hong Kong Offer Shares.

4.6	Several underwriting commitments: Upon and subject to the terms and conditions of this Agreement and in reliance upon the Warranties, if and to the extent that by 12:00 noon on the Acceptance Date there shall remain any Hong Kong Offer Shares which have not been applied for pursuant to Accepted Hong Kong Public Offering Applications (a “Hong Kong Public Offering Under-Subscription”), the Hong Kong Underwriters (other than any Hong Kong Underwriter whose Hong Kong Public Offering Underwriting Commitment has been reduced by the Hong Kong Underwriter’s Applications of such Hong Kong Underwriter to zero pursuant to the provisions of Clause 4.7) shall, subject as provided in Clauses 4.10 and 4.12, procure applications to purchase, or failing which themselves as principals apply to purchase, the number of Hong Kong Offer Shares remaining available as a result of the Hong Kong Public Offering Under-Subscription (the “Unsold Hong Kong Offer Shares”), as the Sponsor-OCs may in their sole and absolute discretion determine, in accordance with the terms and conditions set forth in the Hong Kong Public Offering Documents (other than as to the deadline for making the application and the terms regarding the payment procedures), provided that:

4.6.1	the obligations of the Hong Kong Underwriters with respect to the Unsold Hong Kong Offer Shares under this Clause 4.6 shall be several (and not joint or joint and several);

4.6.2	the number of Unsold Hong Kong Offer Shares which each Hong Kong Underwriter is obligated to apply to purchase or procure applications to purchase under this Clause 4.6 shall be calculated by applying the formula below (but shall not in any event exceed the maximum number of Hong Kong Offer Shares as set forth opposite the name of such Hong Kong Underwriter in SCHEDULE 1):

N = T x	( C−P )
( AC−AP )

where in relation to such Hong Kong Underwriter:

N	is the number of Unsold Hong Kong Offer Shares which such Hong Kong Underwriter is obligated to apply to purchase or procure applications to purchase under this Clause 4.6, subject to such adjustment as the Sponsor-OCs may determine to avoid fractional shares;

T	is the total number of Unsold Hong Kong Offer Shares determined after taking into account any reduction pursuant to Clauses 2.6, 4.10 and 4.12, as applicable;

C	is the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter;

P	is the number of Hong Kong Offer Shares comprised in the Hong Kong Underwriter’s Applications of such Hong Kong Underwriter;

AC	is the aggregate number of Hong Kong Offer Shares determined after taking into account any reduction pursuant to Clauses 2.6, 4.10 and 4.12, as applicable; and

AP	is the aggregate number of Hong Kong Offer Shares comprised in the Hong Kong Underwriter’s Applications of all the Hong Kong Underwriters; and

4.6.3	the obligations of the Hong Kong Underwriters determined pursuant to this Clause 4.6 may be rounded, as determined by the Sponsor-OCs in their sole and absolute discretion, to avoid fractions and odd lots. The determination of the Sponsor-OCs of the obligations of the Hong Kong Underwriters with respect to the Unsold Hong Kong Offer Shares under this Clause 4.6 shall be final and conclusive.

None of the Hong Kong Underwriters will be liable for any failure on the part of any of the other Hong Kong Underwriters to perform its obligations under this Clause 4.6 or otherwise under this Agreement. Notwithstanding the foregoing, each of the Hong Kong Underwriters shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other Hong Kong Underwriters.

4.7	Hong Kong Underwriters’ set-off: In relation to each Hong Kong Public Offering Application made or procured to be made by any of the Hong Kong Underwriters otherwise than pursuant to the provisions of Clause 4.9, the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter shall, subject to the production of evidence to the satisfaction of the Sponsor-OCs that the relevant application was made or procured to be made by such Hong Kong Underwriter (or any sub-underwriter of such Hong Kong Underwriter) and to such Hong Kong Public Offering Application having been accepted (whether in whole or in part) pursuant to the provisions of Clause 4.5 and thus becoming an Accepted Hong Kong Public Offering Application, be reduced pro tanto by the number of Hong Kong Offer Shares accepted pursuant to and comprised in such Accepted Hong Kong Public Offering Application until the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter is reduced to zero. Detailed provisions relating to the set-off of the Hong Kong Public Offering Underwriting Commitment of a Hong Kong Underwriter are set out in SCHEDULE 4.

4.8	Accepted Application: The Company agrees that all duly completed and submitted applications received prior to the closing of the Application Lists and accepted by the Joint Sponsors and the Sponsor-OCs pursuant to Clause 4.5, either in whole or in part, will be accepted by the Company before calling upon the Hong Kong Underwriters or any of them to perform their obligations under Clause 4.6.

4.9	Applications and payment for Unsold Hong Kong Offer Shares: In the event of a Hong Kong Public Offering Under-Subscription, the Sponsor-OCs shall, subject to receiving the relevant information, calculations and assistance from the Receiving Bank and the Hong Kong Share Registrar pursuant to Clause 4.5.1, notify each of the Hong Kong Underwriters as soon as practicable and in any event by 5:00 p.m. on the Acceptance Date of the number of Unsold Hong Kong Offer Shares to be taken up pursuant to Clause 4.6, and each of the Hong Kong Underwriters shall, as soon as practicable and in any event not later than 10:00 a.m. on the first Business Day after such notification and subject to the Conditions having been duly fulfilled or waived in accordance with the terms of this Agreement:

4.9.1	make applications for such number of Unsold Hong Kong Offer Shares as fall to be taken up by it pursuant to Clause 4.6 specifying the names and addresses of the applicants and the number of Hong Kong Offer Shares to be allocated to each such applicant and deliver to the Joint Sponsors and Sponsor-OCs records for the duly completed applications; and

4.9.2	pay, or procure to be paid, to the Nominee the aggregate amount payable on application in respect of the Public Offer Price for such number of Unsold Hong Kong Offer Shares as fall to be taken up by it pursuant to Clause 4.6 (which shall include all amounts on account of the Brokerage, the Trading Fee and the Transaction Levies in accordance with the terms of the Hong Kong Public Offering), and the Company shall, as soon as practicable and in no event later than 9:00 a.m. on September 15, 2025 (the date specified in the Hong Kong Prospectus for the despatch of Share certificates), duly allot and issue to the said applicants the Hong Kong Offer Shares to be taken up as aforesaid and procure the Hong Kong Share Registrar to duly issue and deliver valid Share certificates in respect of such Hong Kong Offer Shares in the manner as set out in the Hong Kong Prospectus, in each case on the basis set out in Clause 5.1.

Notwithstanding the above, the Hong Kong Underwriters’ underwriting obligations are subject to the conditions set out in Clause 2.1 having been duly fulfilled or waived in accordance with the terms of this Agreement, and the Global Offering having become unconditional and not otherwise terminated.

4.10	Power of the Sponsor-OCs to make applications: In the event of a Hong Kong Public Offering Under-Subscription, the Sponsor-OCs shall have the right (to be exercised at their sole and absolute discretion and in relation to which they are under no obligation to exercise) to apply to purchase or procure applications to purchase (subject to and in accordance with this Agreement) all or any of the Unsold Hong Kong Offer Shares which any Hong Kong Underwriter is required to take up pursuant to Clause 4.6. Any application submitted or procured to be submitted by the Sponsor-OCs pursuant to this Clause 4.10 in respect of which payment is made mutatis mutandis in accordance with Clause 4.9 shall satisfy pro tanto the obligation of the relevant Hong Kong Underwriter under Clause 4.6 but shall not affect any agreement or arrangement among the Hong Kong Underwriters regarding the payment of the Underwriting Commission.

4.11	Reallocation from the International Offering to the Hong Kong Public Offering: If the number of Hong Kong Offer Shares which are the subject of the Accepted Hong Kong Public Offering Applications exceeds the number of Hong Kong Offer Shares initially offered (a “Hong Kong Public Offering Over-Subscription”), then:

4.11.1	subject to any required reallocation as set forth below in Clause 4.11.2, the Sponsor-OCs, in their sole and absolute discretion, may (but shall have no obligation to) reallocate Offer Shares from the International Offering to the Hong Kong Public Offering and make available such reallocated Offer Shares as additional Hong Kong Offer Shares to satisfy Hong Kong Public Offering Applications. In the event of such reallocation, the number of Offer Shares available under the International Offering and the respective International Offering Underwriting Commitments of the International Underwriters may be reduced in such manner and proportions as the Sponsor-OCs may in their sole and absolute discretion determine and the Hong Kong Underwriters will not be entitled to the Underwriting Commission referred to in Clause 6.1 in respect of the Offer Shares reallocated to the Hong Kong Public Offering; and

4.11.2	if purchasers have been procured by the International Underwriters for all the International Offer Shares initially offered and the Hong Kong Public Offering Over-Subscription occurs; or (ii) the International Offer Shares under the International Offering are not fully subscribed and the Hong Kong Public Offering Over-Subscription occurs, the Sponsor-OCs may, at their sole and absolute discretion, reallocate the Offer Shares initially allocated for the International Offering to the Hong Kong Public Offering to satisfy the Hong Kong Public Offering Over-Subscription, provided that the total number of Hong Kong Offer Shares available under the Hong Kong Public Offering shall not be increased to more than 2,550,000 Offer Shares, representing approximately 15.0% of the total number of Offer Shares initially available under the Global Offering (before any exercise of the Offer Size Adjustment Option and the Over-Allotment Option).

In each of the above cases, the number of Offer Shares available under the International Offering and the respective International Offering Underwriting Commitments of the International Underwriters shall be reduced accordingly and the Hong Kong Underwriters will not be entitled to the Underwriting Commission referred to in Clause 6.1 in respect of the Offer Shares reallocated to the Hong Kong Public Offering. Notwithstanding any other provisions of this Agreement, any reallocation of Offer Shares from the International Offering to the Hong Kong Public Offering shall be conducted in accordance with the relevant rules and guidance of the SEHK.

4.12	Reallocation from the Hong Kong Public Offering to the International Offering: If a Hong Kong Public Offering Under-Subscription shall occur, the Sponsor-OCs, in their sole and absolute discretion, may (but shall have no obligation to) reallocate all or any of the Unsold Hong Kong Offer Shares from the Hong Kong Public Offering to the International Offering and make available such reallocated Offer Shares as additional International Offer Shares to satisfy demand under the International Offering. In the event of such reallocation, the number of Unsold Hong Kong Offer Shares and the respective Hong Kong Public Offering Underwriting Commitments of the Hong Kong Underwriters shall be reduced in such manner and proportions as the Sponsor-OCs may in their sole and absolute discretion determine. Any Hong Kong Offer Shares which are so reallocated from the Hong Kong Public Offering to the International Offering shall for all purposes (including any fee arrangements) be deemed to be International Offer Shares and will be allocated to increase the International Offering Underwriting Commitment of all or any of the International Underwriters in such proportion as the Sponsor-OCs in their sole and absolute discretion determine. The Hong Kong Underwriters will not be entitled to the Underwriting Commission referred to in Clause 6.1 in respect of the Offer Shares reallocated to the International Offering.

4.13	Hong Kong Underwriters’ obligations cease: All obligations and liabilities of the Hong Kong Underwriters under this Agreement will cease and be fully discharged following payment by or on behalf of the Hong Kong Underwriters in accordance with Clause 4.9 or Clause 4.10 or where the Hong Kong Public Offering is fully subscribed or upon a Hong Kong Public Offering Over-Subscription having occurred (save in respect of any antecedent breaches under this Agreement). Further, none of the Sponsor-OCs or any of the Hong Kong Underwriters shall be liable for any failure by any Hong Kong Underwriter (other than itself as Hong Kong Underwriter) to perform any of such other Hong Kong Underwriter’s obligations under this Agreement.

4.14	Implementation of the Hong Kong Public Offering: Without prejudice to the foregoing obligations, the Company undertakes with the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and the Joint Sponsors to take such action and do (or procure to be done) all such other acts and things required to implement the Hong Kong Public Offering and to comply with all relevant requirements so as to enable the listing of, and permission to deal in, the Class B Ordinary Shares on the SEHK to be granted by the SEHK.

5	ALLOTMENT AND PAYMENT

5.1	Issue of Hong Kong Offer Shares: Upon receipt by the Hong Kong Share Registrar of the Accepted Hong Kong Public Offering Applications, the Company shall as soon as practicable following announcement of the basis of allocation of the Hong Kong Offer Shares and in any event no later than 9:00 a.m. on September 15, 2025 (the date specified in the Hong Kong Prospectus for the despatch of Share certificates):

5.1.1	duly allot and issue, conditional upon the fulfilment of the Conditions (unless modified or waived in accordance with the terms of this Agreement), the Hong Kong Offer Shares in accordance with the relevant sections of the Hong Kong Public Offering Documents, the International Underwriting Agreement and this Agreement to the successful applicants and in the numbers specified by the Sponsor-OCs on terms that they rank pari passu in all respects with the existing issued Class B Ordinary Shares, including the right to rank in full for all distributions declared, paid or made by the Company after the time of their allotment, and that they will rank pari passu in all respects with the International Offer Shares;

5.1.2	procure that the names of the successful applicants (or, where appropriate, HKSCC Nominees Limited) shall be entered in the register of members of the Company accordingly (without payment of any registration fee); and

5.1.3	procure that Share certificates in respect thereof (each in a form complying with the Listing Rules and in such number and denominations as directed by the Sponsor-OCs) shall be issued and despatched, or delivered or released to successful applicants (or where appropriate, HKSCC for immediate credit to such CCASS stock accounts as shall be notified by the Sponsor-OCs to the Company for such purpose), or made available for collection (as applicable) as provided for in the Hong Kong Public Offering Documents and this Agreement.

5.2	Payment to the Company: The application monies received in respect of the Hong Kong Public Offering Applications and held by the Nominee (with interest thereon) will be paid in Hong Kong dollars to the Company on the Listing Date at or around 9:30 a.m. (subject to and in accordance with the provisions of the Receiving Bank Agreement and this Agreement) upon the Nominee receiving written confirmation from the Joint Sponsors and the Sponsor-OCs that the Conditions have been fulfilled or waived and that Share certificates have been despatched to successful applicants of the Hong Kong Offer Shares (or to HKSCC Nominees Limited, as the case may be), by wire transfer to such account or accounts in Hong Kong specified by the Company and notified to the Sponsor-OCs in writing as soon as practicable after the signing of this Agreement (but, in any event, by no later than three Business Days immediately preceding the Listing Date) in immediately available funds, provided, however, that:

5.2.1	the Sponsor-OCs are hereby irrevocably and unconditionally authorised by the Company to direct the Nominee (prior to payment of the application monies to the Company on and at the date and time as aforesaid) to deduct from such application monies received in respect of the Hong Kong Public Offering Applications for the Hong Kong Offer Shares offered by the Company and pay to the Sponsor-OCs (and where a person other than the Sponsor-OCs is entitled to any amount so deducted, such amount will be received by the Sponsor-OCs on behalf of such person) all amounts payable by the Company pursuant to Clauses 5.3, 5.4 and 6; and

5.2.2	to the extent that the amounts deducted by the Nominee under Clause 5.2.1 are insufficient to cover, or the Nominee does not or will not deduct in accordance with Clause 5.2.1, the amounts payable by the Company pursuant to Clause 6, the Company shall pay or cause to be paid in full, on and at the date and time of payment of the application monies to the Company as aforesaid or forthwith upon demand subsequent to such date and time, the shortfall or the amounts not so deducted, as applicable, to the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters, as applicable) or to the relevant party entitled to the amount payable by the Company.

The net amount payable to the Company pursuant to this Clause 5.2 will (for the avoidance of doubt and if applicable) be calculated after allowing for the deduction of the Underwriting Commission and Incentive Fee (if any) payable by the Company pursuant to Clause 6.1 and entitlements of successful applicants under the Hong Kong Public Offering to refunds of application monies (including the Brokerage, the Trading Fee and the Transaction Levies) if and to the extent that the Public Offer Price shall be determined at below the maximum Public Offer Price per Hong Kong Offer Share to be disclosed in the Hong Kong Prospectus..

5.3	Brokerage, Trading Fee and Transaction Levies for applicants: Subject to the receipt of the applicable amount pursuant to Clause 6.3, the Sponsor-OCs will, on behalf of the Hong Kong Underwriters, arrange for the payment by the Nominee on behalf of all successful applicants under the Hong Kong Public Offering to the persons entitled thereto of the Brokerage, the Trading Fee and the Transaction Levies in respect of the Accepted Hong Kong Public Offering Applications, such amounts to be paid out of the application monies received in respect of the Hong Kong Public Offering Applications. The Sponsor-OCs are hereby irrevocably and unconditionally authorised by the Company to direct the Nominee to deduct and pay such amounts.

5.4	Trading Fee and Transaction Levies for the Company: Subject to the receipt of the applicable amount pursuant to Clause 6.3, the Sponsor-OCs will, on behalf of the Company, arrange for the payment by the Nominee of the Trading Fee and the Transaction Levies payable by the Company in respect of the Accepted Hong Kong Public Offering Applications for the Hong Kong Offer Shares offered by the Company, such amounts to be paid out of the application monies received in respect of the Hong Kong Public Offering Applications. The Sponsor-OCs are hereby irrevocably and unconditionally authorised by the Company to direct the Nominee to deduct and pay such amounts.

5.5	Refund cheques: The Company will procure that, in accordance with the terms of the Receiving Bank Agreement and the Registrar Agreement, the Nominee will pay refunds of applications monies, and the Hong Kong Share Registrar will arrange for the distribution of refund cheques, to those successful and unsuccessful applicants under the Hong Kong Public Offering who are or may be entitled to receive any refunds of application monies (in whole or in part) in accordance with the terms of the Hong Kong Public Offering specified in the Hong Kong Public Offering Documents.

5.6	No responsibility for default: The Company acknowledges and agrees that none of the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or the Joint Sponsors has or shall have any liability whatsoever under Clause 5 or Clause 6 or otherwise for any default by the Nominee or any other application or otherwise of funds.

5.7	Separate bank account: The Company agrees that the application monies received in respect of Hong Kong Public Offering Applications shall be credited to a separate bank account with the Nominee pursuant to the terms of the Receiving Bank Agreement.

6	COMMISSIONS, FEES AND EXPENSES AND INCENTIVE FEE

6.1	Underwriting commission and incentive fee: In consideration of the services in connection with underwriting, managing and distributing the Offering as described above, the Company agrees to pay to all syndicate capital market intermediaries participating in the Offering an aggregate commission of 2.25% of the aggregate gross proceeds of the Offering (including those related to any Offer Size Adjustment Option and Over-Allotment Option but excluding any International Offer Shares reallocated to the Hong Kong Public Offering and any Hong Kong Offer Shares reallocated to the International Offering, in each case pursuant to Clauses 4.11 and 4.12, respectively, the “Gross Proceeds”) (the “Fixed Fees” or the “Underwriting Commission”). The respective entitlement of the Hong Kong Underwriters to the Underwriting Commission shall be paid as set out in the International Underwriting Agreement, provided that (a) any allocation of the Underwriting Commission to the Sponsor-OCs shall be no less favorable than as set out in their respective Sponsors and Sponsor-OCs Engagement Letters and in compliance with the Listing Rules, the Code of Conduct and Frequently Asked Questions No. 077-2022 published by the Stock Exchange; and (b) any adjustment to the allocation of the Underwriting Commission to each CMI as set out in the respective engagement letter with each CMI shall be in compliance with the Listing Rules, the Code of Conduct and Frequently Asked Questions No. 077-2022 published by the Stock Exchange.

6.2	Furthermore, the Company may, at its sole discretion, pay to all syndicate capital market intermediaries participating in the Offering an additional discretionary fee of up to 1.25% of the Gross Proceeds (the “Incentive Fees”, together with the Fixed Fees, the “Total Fees”). The actual absolute amount of the Incentive Fees (if any) and the split of the Incentive Fees (if any), in absolute amount, among all CMIs, shall be determined and communicated to each CMI at or around the Price Determination Date and to be set out in the International Underwriting Agreement (but in any event before the submission to the Stock Exchange the declaration to be signed by a Director and the secretary of the Company in the form set out in Form F (published in the “Regulatory Forms” section of the Stock Exchange’s website) on FINI), in accordance with such engagement letters between the Company and the respective Sponsor-OC, Overall Coordinator or CMI and in compliance with the Code of Conduct and the requirements under the Listing Rules.

6.3	Costs payable by the Company: The Company shall be responsible for all the outstanding costs, expenses, fees, charges and Taxation in connection with or incidental to the Global Offering, the listing of the Class B Ordinary Shares on the SEHK and this Agreement and the transactions contemplated thereby or hereby, including, without limitation, the following:

6.3.1	the sponsor engagement fees of the Joint Sponsors (which will be deducted from and offset against the aggregate Underwriting Commission payable to the Joint Sponsors (or its affiliate) pursuant to the Global Offering);

6.3.2	fees, disbursements and expenses of the Reporting Accountants;

6.3.3	fees, disbursements and expenses of the Hong Kong Share Registrar and the HK eIPO White Form Service Provider;

6.3.4	fees, disbursements and expenses of the legal advisers to the Company;

6.3.5	fees, disbursements and expenses of the Industry Consultant;

6.3.6	fees, disbursements and expenses of the Internal Control Consultant;

6.3.7	fees, disbursements and expenses of any public relations consultants;

6.3.8	fees, disbursements and expenses of any translation services;

6.3.9	fees, disbursements and expenses of the Receiving Bank and the Nominee;

6.3.10	fees, disbursements and expenses of other agents and advisers engaged by the Company relating to the Global Offering;

6.3.11	fees, disbursements and expenses related to the application for the listing of the Class B Ordinary Shares on the SEHK, the filing or registration of any documents (including any amendments and supplements thereto) with any relevant Authority (including the Registrar of Companies in Hong Kong) and the qualification of the Offer Shares in any jurisdiction;

6.3.12	all printing and advertising costs incurred (including all fees, disbursements and expenses of the financial printer retained for the Global Offering);

6.3.13	all costs of preparing, printing, despatch, filing and distribution of the Offering Documents in all relevant jurisdictions, and all amendments and supplements thereto, which, for the avoidance of doubt, include all costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Internation Prospectus, any Issuer Free Writing Prospectus, any Disclosure Package and the International Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof incurred by the Company;

6.3.14	all cost of preparing, printing or producing this Agreement, the International Underwriting Agreement, closing documents (including compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Offer Shares;

6.3.15	all costs of preparing, printing, despatch and distribution (including transportation, packaging and insurance) of share certificates, letters of regret and refund cheques;

6.3.16	all capital duty (if any), premium duty (if any), tax, levy and other fees, costs and expenses payable in respect of the creation and issue of the Hong Kong Offer Shares, the Hong Kong Public Offering (including, without limitation, any Brokerage, Trading Fee and Transaction Levies payable by the Company, and any stamp or capital duty and any other fees, charges, expenses, Taxes and levies payable, arising from or in respect of the creation, issue, allotment and delivery of the Offer Shares pursuant to the Global Offering), the execution and delivery of and the performance of any provisions of this Agreement;

6.3.17	all processing charges and related expenses payable to HKSCC and all CCASS transaction fees payable in connection with the Global Offering; and

6.3.18	all expenses and application fees incurred in connection with any filing with, and clearance of the offering by FINRA; and

6.3.19	all expenses and application fees related to the supplemental listing of the Offer Shares on Nasdaq,

the Company shall pay or cause to be paid all such costs, expenses, fees, charges and Taxation referred to in this Clause 6.3. Notwithstanding anything to the contrary in Clause 17.11, if any costs, expenses, fees or charges referred to in this Clause 6.3 is paid or to be paid by any of the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or the Joint Sponsors for or on behalf of the Company, the Company shall reimburse such costs, expenses, fees or charges to the relevant Sponsor-OCs, Overall Coordinators, Joint Global Coordinators, Joint Bookrunners, Joint Lead Managers, Capital Market Intermediaries, Hong Kong Underwriters or Joint Sponsors on an after-tax basis.

For the avoidance of doubt, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and the Joint Sponsors shall bear all of their respective own expenses (including, without limitation, travel, accommodation, document production, courier costs and communication expenses, fees and expenses of the underwriters’ legal counsels) attributable to and/or incurred by them in connection with performing the obligations hereunder. For the avoidance of doubt, the fees and expenses of the underwriters’ legal counsels shall be borne by all CMIs. The Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and the Joint Sponsors acknowledge that the Company will not be responsible for any of the expenses or other fees of the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and the Joint Sponsors (except for the sponsor fee and Total Fees and unless otherwise stated herein). For the avoidance of doubt, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and the Joint Sponsors further acknowledge that the Company will not be responsible for background search and litigation search expenses.

The Company will facilitate the payment of the reasonable fees and expenses of underwriters’ legal counsel attributable to and/or incurred by all CMIs in accordance with the milestones as separately agreed in the engagement letter between the Joint Sponsors and such legal counsel (the “Underwriter Counsel Fees”) and the full amount of the Underwriter Counsel Fees shall be deducted from the aggregate amount of Total Fees due to all CMIs. For the avoidance of doubt, in the event that the Underwriter Counsel Fees are paid in more than one payment or instalment, all such payments in aggregate shall be deducted from the aggregate amount of Total Fees due to all CMIs. Notwithstanding the foregoing, in the event that the Global Offering is not consummated, the Company shall be responsible for the Underwriter Counsel Fees.

6.4	Costs and expenses remaining payable if the Global Offering does not proceed: If this Agreement shall be terminated or shall not become unconditional or, for any other reason, the Global Offering is not completed, the Company shall not be liable to pay any Underwriting Commission or Incentive Fee under Clause 6.1, but the Company shall pay or reimburse or cause to be paid or reimbursed to the relevant parties all costs, expenses, fees, charges and Taxation referred to in Clause 6.3 which have been incurred or are liable to be paid by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and/or the Hong Kong Underwriters and all other costs, expenses, fees, charges and Taxation payable by the Company pursuant to Clause 6.3, forthwith upon demand, and, in any event, no later than 10 Business Days upon such demand by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and/or the Hong Kong Underwriters or the relevant party which incurred the costs, expenses, fees, charges and Taxation, as the case may be.

6.5	Time of payment of costs: All commissions, fees, costs, charges and expenses referred to in this Clause 6, shall, except as otherwise provided in this Clause 6, if not so deducted pursuant to Clause 5.2, or the balance of such commissions, fees, costs, charges and expenses (if the amount deducted pursuant to Clause 5.2 shall be insufficient for the purposes of covering such commissions, fees, costs, charges and expenses) shall be payable by the Company within 10 Business Days of the first written request by the Sponsor-OCs or by the relevant party incurring the commissions, fees, costs, charges or expenses or in accordance with the engagement letter or agreement entered into by the Company and the relevant parties, whichever is the earlier. All payments to be made by the Company under this Clause 6 are exclusive of goods and services tax, value added tax and/or similar taxes and shall be paid free and clear of and without deduction or withholding for or on account of, any present or future Taxation or any interest, additions to Taxation, penalties or similar liabilities with respect thereto.

7	STABILISATION

7.1	Stabilising manager and stabilisation actions: The Company acknowledges that CICC and/or any person acting for it, to the exclusion of all others, (the “Stabilising Manager”) is hereby appointed to act as stabilising manager in connection with the Global Offering and may (but with no obligation and not as agent for the Company) make purchases, over-allocate or effect transactions in the market or otherwise take such stabilising action(s) with a view to supporting the market price of the Class B Ordinary Shares at a level higher than that which might otherwise prevail for a limited period after the Listing Date. The Company hereby acknowledges and agrees that the Stabilising Manager may, from time to time, in its sole and absolute discretion, appoint any person to be its agent to act on its behalf with the same authorities and rights as the Stabilising Manager in connection with any stabilisation activities. Any such agent shall have the rights and authorities conferred upon the Stabilising Manager pursuant to this Clause 7. Any stabilisation actions taken by the Stabilising Manager and/or any person acting for it as stabilising manager shall be conducted in compliance with the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance and all other applicable Laws and, if taken, may be discontinued at any time.

Each of the Hong Kong Underwriters (other than the Stabilising Manager or any person acting for it) hereby undertakes severally (and not jointly or jointly and severally) to each other party (including the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Capital Market Intermediaries) to this Agreement that it will not take or cause or authorise any person to take, and shall cause its affiliates and/or agents not to take, directly or indirectly, any stabilisation action or any action which is designed to or which constitutes or which might be expected to cause or result in the stabilisation or maintenance of the price of any security of the Company.

7.2	Stabilising losses and profits: All liabilities, expenses and losses arising from stabilisation activities and transactions effected by the Stabilising Manager and/or any person acting for it as stabilising manager shall be for the respective accounts of the International Underwriters in the same proportions, as nearly as may be practicable, as the respective International Offering Underwriting Commitments of the International Underwriters, and may be deducted from the commissions payable to the International Underwriters. All profits or gains arising from stabilising activities and transactions effected by the Stabilising Manager and/or any person acting for it as stabilising manager shall be for the respective account of the Sponsor-OCs in accordance with the proportions which their and their respective affiliates’ respective International Offering Underwriting Commitments bear to the total International Offering Underwriting Commitments of the Sponsor-OCs and their respective affiliates. For the avoidance of doubt, the Company shall not be liable for any liabilities, expenses and losses arising from such stabilizing activities and transactions.

7.3	No stabilisation by the Company: The Company undertakes to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters and each of them that it will not, and will cause its affiliates or any of its or its affiliates’ respective directors, partners, officers, employees, representatives, assignees, advisers or any person acting on its behalf or on behalf of any of the foregoing persons not to:

7.3.1	take or facilitate, directly or indirectly, any action which is designed to or which constitutes or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of any security of the Company or otherwise in violation of application Laws; or

7.3.2	take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the Securities and Futures Ordinance; or

7.3.3	take or omit to take, directly or indirectly, any action which may result in the loss by the Stabilising Manager or any person acting for it as stabilising manager of the ability to rely on any stabilisation safe harbour provided by the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance or otherwise, provided that the granting and exercise of the Over-Allotment Option pursuant to the International Underwriting Agreement shall not constitute a breach of this Clause 7.3.

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	Warranties: The Company hereby represents, warrants, agrees and undertakes with respect to each of the Warranties in SCHEDULE 2, to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters and each of them that each of the Warranties is true, accurate and not misleading as at the date of this Agreement, and the Company acknowledges that each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters is entering into this Agreement in reliance upon the Warranties. Each Warranty shall be construed separately and independently and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.

8.2	Warranties repeated: The Warranties are given on and as at the date of this Agreement with respect to the facts and circumstances subsisting as at the date of this Agreement. In addition, the Warranties shall be deemed to be repeated:

8.2.1	on the date of registration of the Hong Kong Prospectus by the Registrar of Companies in Hong Kong as required by section 342C of the Companies (WUMP) Ordinance;

8.2.2	on the Hong Kong Prospectus Date and the date(s) of any supplemental Hong Kong Prospectus(es) (if any);

8.2.3	on the Acceptance Date;

8.2.4	on the Price Determination Date;

8.2.5	on the date on which the Conditions are fulfilled or waived;

8.2.6	immediately prior to the payment by the Sponsor-OCs and/or the other Hong Kong Underwriters for the Hong Kong Offer Shares to be taken up pursuant to Clause 4.6 and/or Clause 4.10 (as the case may be);

8.2.7	on the date on which the basis of allotment of the Hong Kong Offer Shares is announced;

8.2.8	immediately prior to 8:00 a.m. on the Listing Date;

8.2.9	immediately prior to commencement of dealings in the Offer Shares on the SEHK;

8.2.10	the date on which any subscription of Offer Shares pursuant to any exercise of the Overallotment Option is completed; and

8.2.11	if applicable, on the date on which the stabilisation period expires,

in each case with reference to the facts and circumstances then subsisting provided, however, that all of the Warranties shall remain true, accurate and not misleading as at each of the dates or times specified above, without taking into consideration in each case any amendment or supplement to the Offering Documents made or delivered under Clause 8.5 subsequent to the date of the registration of the Hong Kong Prospectus, or any approval by the Joint Sponsors and/or the Sponsor-OCs, or any delivery to investors, of any such amendment or supplement, and shall not be (or be deemed) updated or amended by any such amendment or supplement or by any such approval or delivery. For the avoidance of doubt, nothing in this Clause 8.2 shall affect the on-going nature of the Warranties.

8.3	Notice of breach of Warranties: The Company hereby undertakes to as soon as reasonably practicable notify the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) in writing if it comes to its knowledge that any of the Warranties is untrue, incomplete, inaccurate, misleading or breached in any respect or ceases to be true and accurate or becomes misleading or breached in any respect at any time up to the last to occur of the dates and times specified in Clause 8.2 or if it becomes aware of any event or circumstances which would or might cause any of the Warranties to become untrue, incomplete, inaccurate, misleading or breached in any respect or any significant new factors likely to affect the Hong Kong Public Offering which arises between the date of this Agreement and the Listing Date and which comes to the attention of the Company.

8.4	Undertakings not to breach Warranties: The Company hereby undertakes to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters not to, and shall procure that neither the Company nor any other member of the Group shall, do or omit to do anything or permit to occur any event which would or might render any of the Warranties untrue, incomplete, incorrect, misleading or breached in any respect at any time up to the last to occur of the dates and times specified in Clause 8.2 or which could materially and adversely affect the Global Offering. Without prejudice to the foregoing, the Company agrees not to make any amendment or supplement to the Offering Documents, the CSRC Filings or any of them without the prior written approval of the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters).

8.5	Remedial action and announcements: The Company shall notify the Joint Sponsors and the Sponsor-OCs, promptly if at any time, by reference to the facts and circumstances then subsisting, on or prior to the last to occur of the dates on which the Warranties are deemed to be given or repeated pursuant to the provisions of Clause 8.2, (i) any event shall occur or any circumstance shall exist which renders or could render untrue, incomplete, inaccurate, misleading or breached in any respect any of the Warranties, if repeated immediately after the occurrence of such event or existence of such circumstance, or gives rise to or could give rise to a claim under any of the indemnities as contained in or given pursuant to this Agreement, or (ii) any event shall occur or any circumstance shall exist which would or might (1) render untrue, incomplete, inaccurate, or misleading any statement, whether of fact or opinion, contained in any of the Offering Documents; or (2) result in the omission of any fact which is material for disclosure or required by applicable Laws to be disclosed in any of the Offering Documents, if the same were issued immediately after the occurrence of such event or existence of such circumstance; or (iii) it shall become necessary or desirable for any other reason to amend or supplement any of the Offering Documents, or (iv) any significant new factor likely to affect the Hong Kong Public Offering or the Global Offering shall arise, and, in each of the cases described in paragraphs (i) through (iv) above, without prejudice to any other rights of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any of them under this Agreement, the Company, at its own expense, shall promptly take such remedial action as may be required by the Joint Sponsors and/or the Sponsor-OCs, including promptly preparing, announcing, issuing, publishing, distributing or otherwise making available, at the Company’s expense, such amendments or supplements to the Offering Documents or any of them as the Joint Sponsors and the Sponsor-OCs may require and supplying the Joint Sponsors, the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) or such persons as they may direct, with such number of copies of such amendments or supplements as they may require. For the avoidance of doubt, the consent or approval of the Joint Sponsors and/or the Sponsor-OCs for the Company to take any such remedial action shall not (i) constitute a waiver of, or in any way affect, any right of the Joint Sponsors, the Sponsor-OCs or any other Hong Kong Underwriters under this Agreement in connection with the occurrence or discovery of such matter, event or fact or (ii) result in the loss of the rights of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and/or the Hong Kong Underwriters to terminate this Agreement (whether by reason of such misstatement or omission resulting in a breach of any of the Warranties or otherwise).

The Company agrees not to issue, publish, distribute or make publicly available any such announcement, circular, supplement or document in connection with the Global Offering or do any such act or thing without the prior written consent of the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters), except as required by applicable Laws, in which case the Company shall first consult the Joint Sponsors and the Sponsor-OCs before such issue, publication or distribution or act or thing being done, subject to applicable Laws.

8.6	The Company’s knowledge: A reference in this Clause 8 or in SCHEDULE 2 to the Company’s knowledge, information, belief or awareness or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry. Notwithstanding that any of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters has knowledge or has conducted investigation or enquiry with respect to the information given under the relevant Warranty, the rights of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters under this Clause 8 shall not be prejudiced by such knowledge, investigation and/or enquiry.

8.7	Obligations personal: The obligations of the Company under this Agreement shall be binding on its personal representatives or its successors in title.

8.8	Release of obligations: Any liability to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any of them hereunder may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any of them as regards any person under such liability without prejudicing the rights of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or the Hong Kong Underwriters (or the rights of any of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or the Hong Kong Underwriters) against any other person under the same or a similar liability.

8.9	Consideration: The Company has entered into this Agreement, and agreed to give the representations, warranties, agreements and undertakings herein, in consideration of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters agreeing to enter into this Agreement on the terms and conditions set out herein.

8.10	Full force: For the purpose of this Clause 8:

8.10.1	the Warranties shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement; and

8.10.2	if an amendment or supplement to the Offering Documents or any of them is announced, issued, published, distributed or otherwise made available after the date hereof pursuant to Clause 8.5 or otherwise, the Warranties relating to any such documents given pursuant to this Clause 8 shall be deemed to be repeated on the date of such amendment or supplement and when so repeated, the Warranties relating to any such documents shall be read and construed subject to the provisions of this Agreement as if the references therein to such documents means such documents when read together with such amendment or supplement.

8.11	Separate Warranties: Each Warranty shall be construed separately and independently and shall not be limited or restricted by reference to or inference from the terms of any of the other Warranties or any other term of this Agreement.

9	RESTRICTIONS ON ISSUE OR DISPOSAL OF SECURITIES

9.1	Lock-up on the Company: The Company undertakes to each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters that, except for (a) the issue, offer or sale of the Offer Shares by the Company pursuant to the Global Offering (including pursuant to any exercise of the Offer Size Adjustment Option and the Over-Allotment Option), (b) the grant of awards pursuant to the 2021 Plan and the issue and delivery of Class B Ordinary Shares for satisfying the awards granted under the 2021 Plan, (c) registration and issuance of ADSs without enlarging the Company’s issued and outstanding share capital as at the date of this Agreement, and/or (d) any other circumstances as permitted under the Listing Rules, the Company will not, without the prior written consent of the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) and unless in compliance with the Listing Rules, at any time during the period commencing on the date of this Agreement and ending on, and including, the date falling six months after the Listing Date (the “First Six-Month Period”):

9.1.1	offer, allot, issue, sell, accept subscription for, offer to allot, issue or sell, contract or agree to allot, issue or sell, assign, mortgage, charge, pledge, hypothecate, lend, grant, agree to grant or sell any option, warrant, contract or right to subscribe for or purchase, grant, agree to grant or purchase any option, warrant, contract or right to allot, issue or sell, or otherwise transfer or dispose of or create an Encumbrance over, or agree to transfer or dispose of or create an Encumbrance over, either directly or indirectly, conditionally or unconditionally, any Class B Ordinary Shares or other securities of the Company or any shares or other securities of such other member of the Group, as applicable, or any interest in any of the foregoing (including, but not limited to, any securities that are convertible into or exchangeable or exercisable for, or that represent the right to receive, or any warrants or other rights to purchase, any Class B Ordinary Shares or other securities of the Company or any shares or other equity securities of such other member of the Group, as applicable or any interest in any of the foregoing), or deposit any Class B Ordinary Shares or other securities of the Company or any shares or other equity securities of such other member of the Group, as applicable, with a depositary in connection with the issue of depositary receipts; or

9.1.2	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of subscription or ownership (legal or beneficial) of any Class B Ordinary Shares or other securities of the Company, or any interest therein, or any shares or other equity securities of such other member of the Group, as applicable, or any interest in any of the foregoing (including, without limitation, any securities which are convertible into or exchangeable or exercisable for, or that represent the right to receive, or any warrants or other rights to purchase, any Class B Ordinary Shares or other securities of the Company or any shares or other equity securities of such other member of the Group, as applicable or any interest in any of the foregoing); or

9.1.3	enter into any transaction with the same economic effect as any transaction described in Clause 9.1.1 or 9.1.2 above; or

9.1.4	offer to or contract to or agree to announce, or publicly disclose that the Company will or may enter into any such transaction described in Clause 9.1.1, 9.1.2 or 9.1.3 above, in each case, whether any of the transactions described in Clause 9.1.1, 9.1.2 or 9.1.3 above is to be settled by delivery of any Class B Ordinary Shares or other securities of the Company or shares or other equity securities of such other member of the Group, as applicable, or in cash or otherwise (whether or not the issue of such Class B Ordinary Shares or other securities will be completed within the First Six-Month Period).

In addition, the Company further undertakes to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters, in the event that, at any time during the period of six months immediately following the expiry of the First Six-Month Period (the “Second Six-Month Period”), the Company or any member of the Group enters into any such transactions or offers or agrees or contracts to, or announces, or publicly discloses, any intention to, enter into any such transactions described in Clause 9.1.1, 9.1.2 or 9.1.3 above, the Company shall take all reasonable steps to ensure that it will not create a disorderly or false market in the Class B Ordinary Shares or any other securities of the Company.

9.2	Maintenance of public float: The Company agrees and undertakes to each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters, that it will comply with the minimum public float requirements specified in the Listing Rules or any waiver granted and not revoked by the Stock Exchange (the “Minimum Public Float Requirement”), and to procure the Company not to effect any purchase of the Class B Ordinary Shares, or agree to do so, which may reduce the holdings of the Class B Ordinary Shares held by the public (as defined in Rule 8.24 of the Listing Rules) below the Minimum Public Float Requirement on or before the date falling six months after the Listing Date without first having obtained the prior written consent of the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters).

9.3	Maintenance of free float: The Company agrees and undertakes to each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters, that it will not, enter into any agreement, arrangement or transaction which shall cause or have the effect of causing the portion of the Class B Ordinary Shares that are held by the public and that are available for trading and not subject to any disposal restrictions (whether under contract, the Listing Rules, applicable Laws or otherwise) on the Listing Date to fall below the prescribed level under Rule 8.08A of the Listing Rules.

9.4	Full force: The undertakings in this Clause 9 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement.

10	FURTHER UNDERTAKINGS

The Company undertakes to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and each of them that it shall:

10.1	Global Offering: comply in a timely manner with the terms and conditions of the Global Offering and all obligations imposed upon it by the Companies Ordinance, the Companies (WUMP) Ordinance, the Securities and Futures Ordinance, the Listing Rules, the CSRC Rules and all applicable Laws and all requirements of the SEHK, the SFC, the CSRC or any other Authority in respect of or by reason of the matters contemplated under this Agreement or otherwise in connection with the Global Offering, including but not limited to:

10.1.1	complying in all respects with the terms and conditions of the Global Offering and, in particular, its obligation to allot and issue the Hong Kong Offer Shares to successful applicants under the Hong Kong Public Offering and, if any of the Hong Kong Offer Shares falls to be taken up pursuant to Clause 4.6, to the applicants under Clauses 4.9 and 4.10, respectively;

10.1.2	as soon as practicable following announcement of the basis of allotment of the Hong Kong Offer Shares, causing definitive Share certificates representing the Hong Kong Offer Shares to be posted or made available for collection in accordance with the terms of the Hong Kong Public Offering to successful applicants or, as the case may be, procuring that the Share certificates in respect of which successful applicants have elected for delivery into CCASS shall be duly delivered to the depositary for HKSCC for credit to the stock accounts of such HKSCC participant(s) as may be specified for such purpose by or on behalf of the relevant applicant and procuring that the names of the successful applicants (or, where appropriate, HKSCC Nominees Limited) shall be entered in the register of members of the Company accordingly (without payment of any registration fee);

10.1.3	doing all such things (including but not limited to providing all such information and paying all such fees) as are necessary to ensure that Admission is obtained and not cancelled or revoked;

10.1.4	making all necessary Approvals and Filings (including the CSRC Filings) with the Registrar of Companies in Hong Kong, the SEHK, the SFC, the CSRC, the SEC and any other relevant Authorities;

10.1.5	making available for display on the websites of the SEHK at www.hkexnews.hk and the Company at www.hesaitech.com up to and including the date which is 14 days from the date of the Hong Kong Prospectus, the documents referred to in the section headed “Appendix V – Documents Delivered to the Registrar of Companies in Hong Kong and on Display” of the Hong Kong Prospectus for the period and in the manner stated therein;

10.1.6	complying with the Listing Rules in relation to supplemental listing documents that may have to be issued in respect of the Global Offering and further agreeing not to make, issue or publish, distribute or otherwise make available directly or indirectly to the public any statement, announcement, press release, material or listing document (as defined in the Listing Rules) in relation to the Global Offering without the prior written consent of the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters);

10.1.7	procuring that each of the Hong Kong Share Registrar, the HK eIPO White Form Service Provider, the Receiving Bank and the Nominee shall comply in all respects with the terms of their respective appointments under the terms of the Registrar Agreement and the Receiving Bank Agreement and all such acts and things as may be required to be done by it in connection with the Global Offering and the transactions contemplated herein, and that none of the terms of the appointments of the Hong Kong Share Registrar, the HK eIPO White Form Service Provider, the Receiving Bank and the Nominee shall be amended without the prior written consent of the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters);

10.1.8	procuring that none of the Directors and that the relevant Directors to procure none of their respective associates (as defined in the Listing Rules) will himself/herself or themselves (or through a company controlled by him/her or them), apply to subscribe for Hong Kong Offer Shares either in his/her or their own names or through nominees unless permitted to do so under the Listing Rules and having obtained confirmation to that effect;

10.1.9	procuring that none of the Company or any member of the Group and/or any of their respective substantial shareholders (as defined in the Listing Rules), directors, supervisors, officers, employees, affiliates and/or agents shall (whether directly or indirectly, formally or informally, in writing or verbally) provide any material information, including forward-looking information (whether qualitative or quantitative) concerning the Company or any member of the Group that is not, or is not reasonably expected to be, included in each of the Hong Kong Prospectus and the International Prospectus or publicly available, to any research analyst at any time up to and including the fortieth day immediately following the Price Determination Date;

10.1.10	without prejudice to Clause 10.1.8, procuring that no connected persons (as defined in the Listing Rules) of the Company and that the relevant connected persons to procure that none of their respective associates will itself (or through a company controlled by it), apply to purchase Hong Kong Offer Shares either in its own name or through nominees unless permitted to do so under the Listing Rules or with a waiver from compliance with the Listing Rules duly granted, and if the Company shall become aware of any application or indication of interest for Hong Kong Offer Shares by any of the above persons, controlled company or nominee, it shall forthwith notify the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters);

10.1.11	using or procuring the use of all of the net proceeds received by it pursuant to the Global Offering strictly in the manner specified in the section of the Hong Kong Prospectus headed “Future Plans and Use of Proceeds” and not, directly or indirectly, using such proceeds, or lending, contributing or otherwise making available such proceeds to any member of the Group or other person or entity, for the purpose of financing any activities or business, of or with any person or entity, or of, with or in any country or territory, that is subject to any sanctions Laws and regulations, or in any other manner that will result in a violation by any individual or entity (including, without limitation, by the Hong Kong Underwriters) of any sanctions Laws and regulations;

10.1.12	from the date hereof until 5:00 p.m. on the date which is the thirtieth Business Day after the Acceptance Date, not (i) declaring, paying or otherwise making any dividend or distribution of any kind on its share capital nor (ii) changing or altering its capital structure (including but not limited to alteration to the nominal value of the Class B Ordinary Shares whether as a result of consolidation, sub-division or otherwise);

10.1.13	following the Listing Date, ensuring that it has sufficient foreign currency to meet payment of any dividends which may be declared in respect of the Class B Ordinary Shares;

10.1.14	procuring that, with the exception of any guaranteed allocation of Offer Shares at the International Offer Price as set forth in any Cornerstone Investment Agreement, it will not, and will procure that no member of the Group and any of their respective affiliates, directors, supervisors, officers, employees or agents will offer, agree to provide, procure any other person or entity to provide, or arrange to provide any direct or indirect benefits by side letter or otherwise, to any subscriber or purchaser of Offer Shares pursuant to any Cornerstone Investment Agreements or otherwise engage in any conduct or activity inconsistent with, or in contravention of, Chapter 4.15 of the Guide for New Listing Applicants;

10.1.15	prior to publishing any press release in connection with the Global Offering, submitting drafts of such press release to the Sponsor-OCs (for themselves and on behalf of the Underwriters) and the Joint Sponsors for their review;

10.1.16	cooperating with and fully assisting, and procuring members of the Group, Controlling Shareholders, and/or any of their respective directors, supervisors, officers, employees, affiliates, agents, advisers, reporting accountants, auditors, legal counsels and other relevant parties engaged by the Company in connection with the Global Offering to cooperate with and fully assist in a timely manner, each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters, to facilitate its performance of its duties, as the case may be, as a sponsor, an overall coordinator, a global coordinator, a joint bookrunner, a joint lead manager, a capital market intermediary or a Hong Kong underwriter and to meet its obligations and responsibilities under all applicable Laws, regulations, rules and regulatory requirements (whether having the force of law or otherwise) from time to time in force, including, without limitation, the CSRC Rules, the Code and the Listing Rules;

10.1.17	giving every assistance, and procuring the members of the Group, the Controlling Shareholders, and/or any of their respective directors, supervisors, officers, employees, affiliates, agents, advisers, reporting accountants, auditors, legal counsels and other relevant parties engaged by the Company in connection with the Global Offering to give every assistance to each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters, to meet its obligations and responsibilities to provide materials, information and documents to the Stock Exchange, the SFC, the CSRC and other regulators under the Code (including without limitation all materials and information as specified under paragraphs 21.3 and 21.4 thereof), the Listing Rules (including without limitation Chapter 3A and paragraph 19 of Appendix F1 thereof) and the CSRC Rules; and

10.1.18	notifying the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the International Underwriters) immediately if it becomes aware that any person who has applied for or indicated an interest for Offer Shares (or their respective beneficial owners) (a) is not a third party independent of the Company; (b) falls within (i) any of the placee categories (other than “Not Applicable” or, unless requested, “Non-SFC authorised fund”) as set out in the Stock Exchange’s placee list template or required to be disclosed by the Stock Exchange’s FINI (as defined in the Listing Rules) interface in relation to placees or under the Listing Rules or (ii) any of the groups of placees that would be required under the Listing Rules (including but not limited to Rule 12.08A) to be identified in the Company’s allotment results announcement; or (c) is financed directly or indirectly by, or accustomed to taking instructions from, the Company, any of the Directors, chief executive, Controlling Shareholder(s), substantial shareholder(s) (as defined in the Listing Rules) or existing shareholder(s) of the Company or any member of the Group or a close associate of any of them.

10.2	Information: provide to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters all such information known to the Company or which on due and careful enquiry ought to be known to the Company and relating to the Group or otherwise as may be required by the Joint Sponsors or the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) for the purposes of complying with any requirements of applicable Laws (including without limitation and for the avoidance of doubt, the requirements of the SEHK, the SFC, the CSRC, the SEC or of any other relevant Authority) in connection with the Global Offering;

10.3	Receiving Bank, Nominee, Hong Kong Share Registrar and HK eIPO White Form Service Provider: procure that each of the Receiving Bank, the Nominee, the Hong Kong Share Registrar and the HK eIPO White Form Service Provider shall do all such acts and things as may be required to be done by it in connection with the Global Offering and the transactions contemplated herein;

10.4	Restrictive covenants: at any time after the date of this Agreement up to and including the date which is the thirtieth day after the Listing Date, not, and procure that no other member of the Group will:

10.4.1	do or omit to do anything which causes or can reasonably be expected to cause any of the Warranties to be untrue, inaccurate or misleading in any respect;

10.4.2	enter into or allow any other member of the Group to enter into any commitment or arrangement which in the sole and absolute opinion of the Joint Sponsors and the Sponsor-OCs has or will or may have a Material Adverse Effect;

10.4.3	take any steps which, in the opinion of the Joint Sponsors and the Sponsor- OCs, are or will or may be materially inconsistent with any statement or expression, whether of fact, policy, expectation or intention, in the Hong Kong Prospectus;

10.4.4	amend any of the material terms of the appointments of the Hong Kong Share Registrar, the Receiving Bank, the Nominee and the HK eIPO White Form Service Provider without the prior written consent of the Joint Sponsors and the Sponsor-OCs;

10.4.5	if applicable, amend or agree to amend any constitutional document of the Company other than as disclosed in the Hong Kong Prospectus; and

10.4.6	without the prior written approval of the Joint Sponsors and the Sponsor-OCs, issue, publish, distribute or otherwise make available directly or indirectly to the public any document (including any prospectus), material or information in connection with the Global Offering, or make any amendment to any of the Offering Documents, or any amendment or supplement thereto, except for the Offering Documents, any written materials agreed between the Company and the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Underwriters) to be made available during any selective marketing of the International Offer Shares or as otherwise provided pursuant to the provisions of this Agreement, provided that, any approval so given should not constitute a waiver of any rights granted to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and/or the Hong Kong Underwriters under this Agreement.

10.5	Maintaining listing: procure that it will maintain a listing for and will refrain from taking any action that could jeopardise the listing status of, the Class B Ordinary Shares on the SEHK, and comply with the Listing Rules and all requirements of the SEHK and the SFC, for at least twelve months after all of the Conditions have been fulfilled (or waived) except following a withdrawal of such listing which has been approved by the relevant shareholders of the Company in accordance with the Listing Rules or following an offer (within the meaning of the Hong Kong Codes on Takeovers and Mergers and Share Buy-backs) for the Company becoming unconditional;

10.6	Legal and regulatory compliance: comply with all applicable Laws (including the rules, regulations, codes and requirements of the CSRC, the SEHK, the SFC, the SEC and any other Authority) including, without limitation:

10.6.1	complying with the Listing Rules and all applicable rules, procedures, terms and conditions and guidance materials of the Stock Exchange and the HKSCC in relation to application procedures and requirements for new listing, and adopting FINI for admission of trading and the collection of specified information on subscription and settlement;

10.6.2	delivering to the SEHK as soon as practicable before the commencement of dealings in the Class B Ordinary Shares on the SEHK the declaration to be signed by a Director and the company secretary of the Company in the form set out in Form F published in Regulatory Forms (as defined in the Listing Rules);

10.6.3	procuring that the audited consolidated financial statements of the Company for the financial year ending December 31, 2025 will be prepared on a basis consistent in all material respects with the accounting policies adopted for the purposes of the financial statements contained in the report of the Reporting Accountants set out in Appendix I to the Hong Kong Prospectus;

10.6.4	complying with the CSRC Filing Rules, Listing Rules, Part XIVA of the Securities and Futures Ordinance or other requirements in connection with the announcement and dissemination to the public any information required by the CSRC, the SEHK, the SFC, the SEC and any other Authority to be announced and disseminated to the public;

10.6.5	providing to the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) any such other resolutions, consents, authorities, documents, opinions and certificates which are relevant in the context of the Global Offering owing to circumstances arising or events occurring after the date of this Agreement but before 8:00 a.m. on the Listing Date and as the Joint Sponsors and/or the Overall Coordinators may reasonably require in advance;

10.6.6	at all times adopting and upholding a securities dealing code no less exacting than the “Model Code for Securities Transactions by Directors of Listed Issuers” set out in the Listing Rules and procuring that the Directors uphold, comply and act in accordance with the provisions of the same;

10.6.7	complying in all material respects with all the undertakings and commitments made by it or the Directors in the Hong Kong Prospectus, the CSRC Filings and submissions to the Stock Exchange, the CSRC, and/or the SFC in connection with the Global Offering;

10.6.8	maintaining the appointment of a compliance adviser as required by the Listing Rules;

10.6.9	conducting the Group’s business and affairs in compliance with all applicable Laws;

10.6.10	complying, cooperating and assisting with record-keeping obligations of the Company, the Overall Coordinators and the Capital Market Intermediaries under the Code and the Listing Rules, including but not limited to, in the situation where the Company may decide to deviate from the advice or recommendations by the Overall Coordinators.

10.6.11	complying with the Listing Rule requirements to document the rationale behind the Company’s decision on allocation and pricing, in particular where the decision is contrary to the advice, recommendation(s) and/or guidance of the Overall Coordinators in accordance with paragraph 19 of Appendix F1 to the Listing Rules;

10.6.12	complying with and procuring its Directors to comply with their obligations to assist the syndicate members in accordance with Rule 3A.46 of the Listing Rule, including but not limited to, keeping the syndicate members informed of any material changes to information provided under Rule 3A.46(1) of the Listing Rule as soon as practicable after it becomes known to the Company and its Directors;

10.6.13	notifying the Stock Exchange and providing it with the updated information and reasons for any material changes to the information provided to the Stock Exchange under Rule 9.11 of the Listing Rules;

10.6.14	paying all Tax, duty, levy, regulatory fee or other government charge or expense which is payable by the Company in Hong Kong, the PRC, Cayman Islands, BVI, the United States or elsewhere, whether pursuant to the requirement of any Law, in connection with the creation, allotment and issue of the Hong Kong Offer Shares, the Hong Kong Public Offering, the execution and delivery of, or the performance of any of the provisions under this Agreement;

10.6.15	complying with the all applicable Laws (including, without limitation, the CSRC Archive Rules) in connection with (i) the establishment and maintenance of adequate and effective internal control measures and internal systems for maintenance of data protection, confidentiality and archive administration; (ii) the relevant requirements and approval and filing procedures in connection with its handling, disclosure, transfer and retention of transfer of state secrets and working secrets of government agencies or any other documents or materials that would otherwise be detrimental to national securities or public interest (the “Relevant Information”); and (iii) maintenance of confidentiality of any Relevant Information;

10.6.16	where there is any material information that shall be reported to the CSRC pursuant to the applicable Laws (including, without limitation, the CSRC Rules), promptly notifying the CSRC or the relevant Authorities and providing it with such material information in accordance with the applicable Laws, and promptly notifying the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Underwriters) of such material information to the extent permitted by the applicable Laws; and

10.6.17	keeping the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Underwriters) informed of any material change to the information previously given to the CSRC, the SEHK, the SFC or any other relevant Authority, and enabling the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Underwriters) to provide (or procuring their provision) to the CSRC, the SEHK, the SFC or any such relevant Authority, in a timely manner, such information as the CSRC, the SEHK, the SFC or any such relevant Authority may require.

10.7	Internal controls: ensure that any material issues identified and as disclosed in any internal control report prepared by the Internal Control Consultant have been or are being rectified or improved to a sufficient standard or level for the operation and maintenance of efficient systems of internal accounting and financial reporting controls and disclosure and corporate governance controls and procedures that are effective to perform the functions for which they were established and to allow compliance by the Company and the Board with all applicable Laws, and, without prejudice to the generality of the foregoing, to such standard or level recommended or suggested by the Internal Control Consultant in its internal control report;

10.8	Significant changes: as soon as reasonably practicable provide full particulars thereof to the Joint Sponsors and the Sponsor-OCs if, at any time up to or on the date within six months after the Listing Date, there is a significant change which affects or is capable of affecting any information contained in any of the Offering Documents or a significant new matter arises, the inclusion of information in respect of which would have been required in any of the Offering Documents had it arisen before any of them was issued, and, in connection therewith, further:

10.8.1	promptly provide full particulars thereof to the Joints Sponsors and the Sponsor-OCs;

10.8.2	inform the SEHK and the SFC of such change or matter if so required by the Joint Sponsors or the Sponsor-OCs;

10.8.3	at its expense, promptly amend and/or prepare documentation containing details of such change or matter if so required by the SEHK, the SFC or the Joint Sponsors or the Sponsor-OCs and in a form approved by the Joint Sponsors and the Sponsor-OCs, deliver such documentation through the Joint Sponsors to the SEHK for approval and publish such documentation in such manner as the SEHK or the Joint Sponsors or the Sponsor-OCs may require;

10.8.4	at its expense, make all necessary announcements to the SEHK and the press to avoid a false market being created in the Offer Shares, and

10.8.5	not issue, publish, distribute or make available publicly any announcement, circular, document or other communication relating to any such change or matter without the prior written consent of the Joint Sponsors and the Sponsor-OCs, and for the purposes of this Clause 10.8, “significant” means significant for the purpose of making an informed assessment of the matters mentioned in Rule 11.07 of the Listing Rules; and

10.9	General: without prejudice to the foregoing obligations, do all such other acts and things as may be reasonably required to be done by it to carry into effect the Global Offering in accordance with the terms thereof.

The undertakings in this Clause 10 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement.

10.10	Confirmation and acknowledgement: The Company hereby confirms and acknowledges that each of the Overall Coordinators has:

10.10.1	engaged the Company at various stages during the offering process to understand the Company’s preferences and objectives with respect to pricing and the desired shareholder or investor base;

10.10.2	explained the basis of its advice and recommendations to the Company including any advantages and disadvantages, including but not limited to communicating its allocation policy to the Company, and that the Company confirms that it fully understands the factors underlying the allocation recommendations;

10.10.3	advised the Company in a timely manner, throughout the period of engagement, of key factors for consideration and how these could influence the pricing outcome, allocation and future shareholder or investor base;

10.10.4	advised the Company on the information that should be provided to syndicate Capital Market Intermediaries to enable them to meet their obligations and responsibilities under the Code, including information about the Company to facilitate a reasonable assessment of the Company required under the Code;

10.10.5	provided guidance to the Company on the market’s practice on the ratio of fixed and discretionary fees to be paid to syndicate Capital Market Intermediaries participating in an IPO, which is currently around 75% fixed and 25% discretionary;

10.10.6	advised and guided the Company and its Directors as to their responsibilities under the rules, regulations and requirements of the Stock Exchange, the SFC and any other Authority which apply to placing activities including the Global Offering, and that the Company and its Directors fully understand and undertake to Joint Sponsors, the Overall Coordinators and the Underwriters that they have met or will meet these responsibilities; and

10.10.7	where the Company decided not to adopt the Overall Coordinators’ advice or recommendations in relation to pricing or allocation of Class B Ordinary Shares, or its decisions may lead to a lack of open market, an inadequate spread of investors or may negatively affect the orderly and fair trading of such Class B Ordinary Shares in the secondary market, explained the potential concerns and advised the Company against making these decisions.

11	TERMINATION

11.1	Termination events: If any of the following events shall occur at any time prior to 8:00 a.m. on the Listing Date, the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters), in their sole and absolute discretion, shall have the right by giving a notice to the Company to terminate this Agreement with immediate effect:

11.1.1	there shall develop, occur, exist or come into effect:

(a)	any event, or series of events or circumstances, in the nature of force majeure (including, without limitation, any acts of government, declaration of a local, national, regional or international emergency or war, calamity, crisis, epidemic, pandemic, outbreaks, escalation, adverse mutation or aggravation of diseases (including, without limitation, COVID-19, Severe Acute Respiratory Syndrome (SARS), swine or avian flu, H5N1, H1N1, H7N9, Ebola virus, Middle East respiratory syndrome and such related/mutated forms), comprehensive sanctions, economic sanctions, strikes, labour disputes, lock-outs, other industrial actions, fire, explosion, flooding, earthquake, tsunami, volcanic eruption, civil commotion, rebellion, riots, public disorder, acts of war, outbreak or escalation of hostilities (whether or not war is declared), acts of God, acts of terrorism (whether or not responsibility has been claimed), paralysis in government operations, interruptions or delay in transportation) in or affecting the Cayman Islands, Hong Kong, the PRC, the United States, the United Kingdom, the European Union (or any member thereof) or any other jurisdiction relevant to the Group (each a “Relevant Jurisdiction” and collectively, the “Relevant Jurisdictions”);

(b)	any change or development involving a prospective change, or any event or circumstances or series of events likely to result in any change or development involving a prospective change, in any local, national, regional or international financial, economic, political, military, industrial, legal, fiscal, regulatory, currency, credit or market matters or conditions, equity securities or exchange control or any monetary or trading settlement system or other financial markets (including, without limitation, conditions in the stock and bond markets, money and foreign exchange markets, interbank markets and credit markets), in or affecting any of the Relevant Jurisdictions;

(c)	the imposition or declaration of any moratorium, suspension or restriction (including, without limitation, any imposition of or requirement for any minimum or maximum price limit or price range) in or on trading in securities generally on the SEHK, the New York Stock Exchange, the NASDAQ Global Market, the Shanghai Stock Exchange, the Shenzhen Stock Exchange or the Longdon Stock Exchange;

(d)	a suspension or material limitation in trading of the Company’s securities on Nasdaq;

(e)	any general moratorium on commercial banking activities in any of the other Relevant Jurisdictions (declared by any relevant competent authority) or any disruption in commercial banking or foreign exchange trading or securities settlement or clearance services, procedures or matters in or affecting any of the Relevant Jurisdictions;

(f)	any new Law or regulation or any change or any development involving a prospective change in existing Laws or regulations or any event or circumstance likely to result in a change or a development involving a prospective change in the interpretation or application thereof by any court or any competent governmental authority in or affecting any of the Relevant Jurisdictions;

(g)	the imposition of comprehensive sanctions under any sanctions Laws or regulations in, or the withdrawal of trading privileges which existed on the date of this Agreement, in whatever form, directly or indirectly, by or for any of the Relevant Jurisdictions;

(h)	any change or development involving a prospective change or amendment in or affecting Taxation or foreign exchange control, currency exchange rates or foreign investment regulations, or the implementation of any exchange control, in any of the Relevant Jurisdictions or affecting an investment in the Offer Shares;

(i)	other than with the prior written consent of the Joint Sponsors and the Sponsor-OCs, the issue or requirement to issue by the Company of a supplement or an amendment to the Hong Kong Prospectus or other documents in connection with the offer and sale of the Offer Shares pursuant to the Companies (WUMP) Ordinance or the Listing Rules or upon any requirement or request of the SEHK, the SFC and/or the SEC;

(j)	any demand by any creditors for repayment or payment of any of the indebtedness of any member of the Group or an order or petition for the winding up or liquidation of any member of the Group or any composition or arrangement made by any member of the Group with its creditors or a scheme of arrangement entered into by any member of the Group or any resolution for the winding-up of any member of the Group or the appointment of a provisional liquidator, receiver or manager over all or part of the assets or undertaking of any member of the Group or anything analogous thereto occurring in respect of any member of the Group;

(k)	any litigation, dispute, proceeding, legal action or claim or regulatory or administrative investigation or action being threatened, instigated or announced against any member of the Group, any Director or any member of the senior management of the Company;

(l)	any contravention by any member of the Group, any Director or any member of the senior management of the Company of any applicable Laws and regulations, including the Companies Ordinance, Companies (WUMP) Ordinance and the Listing Rules;

(m)	any non-compliance of the Hong Kong Public Offering Documents or the CSRC Filings (or any other documents used in connection with the contemplated subscription and sale of the Offer Shares or any aspect of the Global Offering) with the Listing Rules or any other applicable Laws and regulations (including, without limitation, the Listing Rules, the Companies Ordinance, the Companies (WUMP) Ordinance and the CSRC Rules); or

(n)	any change or development or any event involving a prospective change or development, or a materialisation of, any of the risks set out in the section headed “Risk Factors” in the Hong Kong Prospectus, which, individually or in the aggregate, in the sole and absolute opinion of the Joint Sponsors and/or the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters):

(1)	has or will have or is likely to have a Material Adverse Effect;

(2)	has or will have or is likely to have a Material Adverse Effect on the success or marketability of the Global Offering or the level of applications for or the distribution of the Offer Shares under the Hong Kong Public Offering or the level of interest under the International Offering;

(3)	makes or will make or is likely to make it inadvisable, inexpedient, impracticable or incapable for the Hong Kong Public Offering and/or the International Offering to proceed or to market the Global Offering or the delivery or distribution of the Offer Shares on the terms and in the manner contemplated by the Offer Related Documents (as defined below); or

(4)	has or will have or is likely to have the effect of making any part of this Agreement (including underwriting the Hong Kong Public Offering) incapable or impracticable of performance in accordance with its terms or preventing or delaying the processing of applications and/or payments pursuant to the Global Offering or pursuant to the underwriting thereof; or

11.1.2	there has come to the notice of the Joint Sponsors and/or the Sponsor-OCs that:

(a)	any statement contained in any of the Offering Documents, the Operative Documents, the CSRC Filings and/or any notices, announcements, advertisements, communications or other documents (including any announcement, circular, document or other communication pursuant to this Agreement) in connection with the Global Offering (including any supplement or amendment thereto but excluding names and addresses of the Underwriters) (collectively, the “Offer Related Documents”) was, when it was issued, or has become, untrue, incorrect, inaccurate or incomplete in any material respects or misleading or deceptive, or that any estimate, forecast, expression of opinion, intention or expectation contained in any of such documents (including any supplement or amendment thereto) is not fair and honest and based on reasonable grounds or, where appropriate, based on reasonable assumptions with reference to the facts and circumstances then subsisting;

(b)	any matter has arisen or has been discovered which would, had it arisen or been discovered immediately before the date of the Hong Kong Prospectus, constitute a material misstatement in, or omission from any of the Offer Related Documents (including any supplement or amendment thereto);

(c)	there is a breach of, or any event or circumstance rendering untrue, incorrect, incomplete in any material respect or misleading in any respect, any of the representations or warranties given by the Company in this Agreement or the International Underwriting Agreement (including any supplement or amendment thereto), as applicable;

(d)	there is a breach of any of the obligations imposed upon the Company under this Agreement or the International Underwriting Agreement (including any supplement or amendment thereto), as applicable;

(e)	there is an event, act or omission which gives or is likely to give rise to any material liability of the Company pursuant to the indemnities given by any of them under this Agreement or the International Underwriting Agreement (including any supplement or amendment thereto), as applicable;

(f)	there is any Material Adverse Change;

(g)	the approval of the SEHK of the listing of, and permission to deal in, the Class B Ordinary Shares in issue and to be issued or sold pursuant to the Global Offering (including pursuant to any exercise of the Offer Size Adjustment Option and the Over-Allotment Option), other than subject to customary conditions, is refused or not granted on or before the Listing Date, or if granted, the approval is subsequently withdrawn, cancelled, qualified (other than by customary conditions), revoked or withheld;

(h)	any person (other than the Joint Sponsors) has withdrawn or is subject to withdrawing its consent to the issue of the Hong Kong Prospectus with the inclusion of its reports, letters and/or legal opinions (as the case may be) and references to its name included in the form and context in which it respectively appears;

(i)	the Company withdraws any of the Offer Related Documents or the Global Offering;

(j)	there is a prohibition on the Company for whatever reason from offering, allotting, issuing or selling any of the Offer Shares (including pursuant to any exercise of the Offer Size Adjustment Option and the Over-Allotment Option) pursuant to the terms of the Global Offering;

(k)	the chief executive officer, the chief financial officer, any Director or any member of the senior management of the Company is vacating his or her office;

(l)	there is an order or petition for the winding up or liquidation of any member of the Group or any composition or arrangement made by any member of the Group with its creditors or a scheme of arrangement entered into by any member of the Group or any resolution for the winding-up of any member of the Group or the appointment of a provisional liquidator, receiver or manager over all or part of the assets or undertaking of any member of the Group or anything analogous thereto occurring in respect of any member of the Group;

(m)	any Director or member of the senior management of the Company is being charged with an indictable offence or prohibited by operation of Law or otherwise disqualified from taking part in the management of a company or taking a directorship of a company or there is a commencement by any governmental, political, regulatory body or organisation of any investigation or other action against any Director or member of the senior management of the Company in his or her capacity as such or any member of the Group or an announcement by any governmental, political or regulatory body that it intends to commence any such investigation or take any such action; or

(n)	a material portion of the orders placed or confirmed in the book-building process, or of the investment commitments made by any cornerstone investors under the Cornerstone Investment Agreements, have been withdrawn, terminated or cancelled.

For the purpose of this Clause 11.1 only, the exercise of right of the Joint Sponsors and/or the Sponsor-OCs under this Clause 11.1 shall be final, conclusive and binding on the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters.

11.2	Effect of termination: Upon the termination of this Agreement pursuant to the provisions of Clause 11.1 or Clause 2.4:

11.2.1	subject to Clauses 11.2.2 and 11.2.3 below, each of the parties hereto shall cease to have any rights or obligations under this Agreement except that Clauses 6.3 to 6.5 and 12 to 16 and any rights or obligations that may have accrued under this Agreement prior to such termination shall survive such termination;

11.2.2	the Company shall refund as soon as practicable all payments made by the Hong Kong Underwriters or any of them pursuant to Clause 4.9 and/or by the Sponsor-OCs pursuant to Clause 4.10 and/or by applicants under the Hong Kong Public Offering (in the latter case, the Company shall procure that the Hong Kong Share Registrar and the Nominee despatch refund cheques to all applicants under the Hong Kong Public Offering in accordance with the Registrar Agreement and the Receiving Bank Agreement); and

11.2.3	the Company shall forthwith pay to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters as soon as possible the costs, expenses, fees, charges and Taxation set out in Clauses 6.3 and 6.4, and the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters may, in accordance with the provisions of the Receiving Bank Agreement, instruct the Nominee to make such (or any part of such) payments.

12	INDEMNITY

12.1	Indemnity: The Company (the “Indemnifying Party”) undertakes to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters and each of them (for themselves, respectively, and on trust for their respective Indemnified Parties) to indemnify, defend, hold harmless and keep full indemnified (on an after-Taxation basis), on demand, each such Indemnified Party against all claims, actions, proceedings, liabilities, losses, damages, costs and expenses (together, the “Losses” and individually, a “Loss”), and against all litigation, actions, writs, suits, proceedings (including, without limitation, any investigation or inquiry by or before any Authority), demands, judgment, awards and claims (whether or not any such claim involves or results in any action, suit or proceeding) (collectively, “Proceedings” and individually, a “Proceeding”), which may be made or brought against any such Indemnified Party jointly or severally or otherwise involving any Indemnified Party, from time to time (including, without limitation, all payments, costs (including, without limitation, legal costs and disbursements), charges, fees and expenses arising out of or in connection with the investigation, response to, defence or settlement or compromise of, or the enforcement of any settlement or compromise or judgment obtained with respect to, any such Loss or any such Proceeding), which, directly or indirectly, to the extent arising out of or in connection with:

12.1.1	the issue, publication, distribution, use or making available of any of the Offering Documents, the CSRC Filings and any notices, announcements, advertisements, press releases, roadshow materials, communications or other documents relating to or connected with the Global Offering issued by and on behalf of the Company, and any amendments or supplements thereto issued by and on behalf of the Company (in each case, whether or not approved by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any of them) (collectively, the “Related Public Information”); or

12.1.2	any of the Related Public Information containing any untrue or alleged untrue statement of a fact, or omitting or being alleged to have omitted to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or not containing or being alleged not to contain all the material information as investors would require, and expect to find therein, for the purpose of making an informed assessment of the assets, liabilities, financial position, profits and losses and prospects of the Company and the rights attaching to the Offer Shares, or any information material in the context of the Global Offering whether required by Laws or otherwise, or being or alleged to be defamatory of any person or any jurisdiction; or

12.1.3	any of the CSRC Filings relating to or in connection with the Global Offering, or any amendments or supplements thereto (in each case, whether or not approved by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters or any of them), containing any untrue, incomplete, incorrect or inaccurate or alleged untrue, incorrect or inaccurate statement of material fact, or omitting or being alleged to have omitted a fact necessary to make any material statement therein,, in the light of the circumstances under which it was made, not misleading, or not containing, all information in the context of the Global Offering or otherwise required to be contained thereto or being or alleged to be defamatory of any person or any jurisdiction; or

12.1.4	any estimate, forecast, statement or expression of opinion, intention or expectation contained in any of the Related Public Information being untrue, incomplete, inaccurate in any material respect or misleading or based on unreasonable assumptions, or omitting to have taken account of a fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

12.1.5	the execution, delivery and performance of this Agreement, and/or the offer, allotment, issue, sale or delivery of the Offer Shares; or

12.1.6	any breach or alleged breach on the part of the Company of any of the provisions of this Agreement, the Price Determination Agreement, the Articles of Association or the International Underwriting Agreement or any other agreements in connection with the Global Offering to which it is or is to be a party; or

12.1.7	any of the Warranties being untrue, inaccurate or misleading in any respect or having been breached in any respect or being alleged to be untrue, inaccurate or misleading in any respect or alleged to have been breached in any respect; or

12.1.8	the performance by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any of them of their or its obligations and roles under this Agreement or the Offering Documents or otherwise in connection with the Global Offering; or

12.1.9	the Global Offering or any of the Offering Documents and the CSRC Filings failing or being alleged to fail to comply with the requirements of the Listing Rules, the Code, the CSRC Rules or any Law of any Relevant Jurisdiction, or any condition or term of any Approvals and Filings in connection with the Global Offering; or

12.1.10	any failure by the Company or any of the Directors to comply with their respective obligations under the Listing Rules, the Articles of Association, the CSRC Rules (including the failure or alleged failure to complete truthfully, completely and accurately the relevant declarations and undertaking with regard to the Directors for the purpose of the Hong Kong Public Offering); or

12.1.11	any breach by the Company of the terms and conditions of the Global Offering; or

12.1.12	any material breach of the Laws of any country or territory resulting from the distribution of any of the Offering Documents, or any Related Public Information, and/or any offer, sale or distribution of the Class B Ordinary Shares otherwise than in accordance with and on the terms of those documents, this Agreement and the International Underwriting Agreement, provided that the Company will not be responsible for any Losses which are finally determined by an award of an arbitral tribunal of competent jurisdiction to have resulted primarily from the fraud, wilful default or gross negligence of such Indemnified Party, and sums already paid by the Company under this indemnity but which fall within this proviso shall be reimbursed in full.

The non-application of the indemnity provided for in this Clause 12 in respect of any Indemnified Party shall not affect the application of such indemnity in respect of any other Indemnified Parties.

12.2	No claims against Indemnified Parties: No Proceeding shall be brought against any Indemnified Party by, and no Indemnified Party shall be liable to (whether direct or indirect, in contract, tort or otherwise and whether or not related to third party claims or the indemnification rights referred to in this Clause 12), any Indemnifying Party for any Loss which such Indemnifying Party may suffer or incur by reason of or in any way arising out of the carrying out by any of the Indemnified Parties of any act in connection with the transactions contemplated herein or in the Hong Kong Public Offering Documents, the performance by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any other Indemnified Party of their obligations hereunder or otherwise in connection with the Global Offering, the offer, allotment, issue, sale or delivery of the Offer Shares, the preparation or despatch of the Hong Kong Public Offering Documents or any liability or responsibility whatsoever for any alleged insufficiency of the Public Offer Price or the International Offer Price or any dealing price of the Offer Shares, unless such Proceeding is brought by the Indemnifying Party for Losses that have resulted primarily from the fraud, wilful default or gross negligence of such Indemnified Party and such Loss is finally determined by an award of an arbitral tribunal of competent jurisdiction to have resulted primarily from the fraud, willful default or gross negligence of such Indemnified Party.

12.3	Notice of claims: If any of the Indemnifying Parties becomes aware of any claim which may give rise to a liability against that Indemnifying Party under the indemnity provided under Clause 12.1, it shall promptly give notice thereof to the Joint Sponsors and the Sponsor-OCs (on behalf of other Indemnified Parties) in writing with reasonable details thereof.

12.4	Conduct of claims: If any Proceeding is instituted involving any Indemnified Party in respect of which the indemnity provided for in this Clause 12 may apply, such Indemnified Party shall, subject to any restrictions imposed by any Law or obligation of confidentiality, promptly notify the Indemnifying Party in writing of the institution of such Proceeding, provided, however, that the omission to so notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have to any Indemnified Party under this Clause 12 or otherwise. The Indemnifying Party may participate at its expense in the defence of such Proceeding including appointing counsel at its expense to act for it in such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the written consent of any Indemnified Parties) also be counsel to the Indemnified Party. Unless the Joint Sponsors and the Sponsor-OCs (on behalf of any Indemnified Parties) consent to counsel to the Indemnifying Party acting as counsel to such Indemnified Parties in such Proceeding, the Joint Sponsors and the Sponsor-OCs (on behalf of such Indemnified Parties) shall have the right to appoint their own separate counsel (in addition to local counsel) in such Proceeding. The fees and expenses of separate counsel (in addition to local counsel) to any Indemnified Parties shall be borne by the Indemnifying Party and paid as incurred.

12.5	Settlement of claims: No Indemnifying Party shall, without the prior written consent of the Indemnified Parties, effect, make, propose or offer any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Proceeding in respect of which any Indemnified Party is or could be or could have been a party and indemnity or contribution could be or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent to the entry of judgment includes an unconditional release of such Indemnified Party, in form and substance satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such Proceeding and does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party. Any settlement or compromise by any Indemnified Party, or any consent by any Indemnified Party to the entry of any judgment, in relation to any Proceeding shall be without prejudice to, and without (other than any obligations imposed on it by Law) any accompanying obligation or duty to mitigate the same in relation to, any Loss it may recover from, or any Proceeding it may take against, any of the Indemnifying Parties under this Agreement. The Indemnified Parties are not required to obtain consent from any of the Indemnifying Parties with respect to such settlement or compromise. An Indemnifying Party shall be liable for any settlement or compromise by any Indemnified Party of, or any judgment consented to by any Indemnified Party with respect to, any pending or threatened Proceeding, whether effected with or without the consent of such Indemnifying Party, and agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement, compromise or consent judgment. The rights of the Indemnified Parties herein are in addition to any rights that each Indemnified Party may have at law or otherwise and the obligations of the Indemnifying Parties herein shall be in addition to any liability which the Indemnifying Parties may otherwise have.

12.6	Arrangements with advisers: If an Indemnifying Party enters into any agreement or arrangement with any adviser for the purpose of or in connection with the Global Offering, the terms of which provide that the liability of the adviser to the Indemnifying Party or any other person is excluded or limited in any manner, and any of the Indemnified Parties may have joint and/or several liability with such adviser to the Indemnifying Party or to any other person arising out of the performance of its duties under this Agreement, the Indemnifying Party shall:

12.6.1	not be entitled to recover any amount from any Indemnified Party which, in the absence of such exclusion or limitation, the Indemnifying Party would not have been entitled to recover from such Indemnified Party;

12.6.2	indemnify the Indemnified Parties in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

12.6.3	take such other action as the Indemnified Parties may require to ensure that the Indemnified Parties are not prejudiced as a consequence of such agreement or arrangement.

12.7	Costs: For the avoidance of doubt, the indemnity under this Clause 12 shall cover all costs, charges, fees and expenses which any Indemnified Party may suffer, incur or pay in disputing, investigating, responding to, defending, settling or compromising, or enforcing any settlement, compromise or judgment obtained with respect to, any Losses or any Proceedings to which the indemnity may relate and in establishing its right to indemnification under this Clause 12.

12.8	Payment on demand: All amounts subject to indemnity under this Clause 12 shall be paid by an Indemnifying Party as and when they are incurred within twenty Business Days of a written notice demanding payment being given to such Indemnifying Party by or on behalf of the relevant Indemnified Party.

12.9	Payment free from counterclaims/set-offs: All payments payable by an Indemnifying Party under this Clause 12 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by any Law. If an Indemnifying Party makes a deduction or withholding under this Clause 12, the sum due from such Indemnifying Party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the relevant Indemnified Party which is entitled to such payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

12.10	Taxation: All payments pursuant to this Clause 12 will be made free and clear of any withholding or deduction for or an account of Taxation, unless such withholding or deduction is required by Law. If a payment under this Clause 12 will be or has been subject to Taxation, the Indemnifying Party shall pay the relevant Indemnified Party on demand the amount (after taking into account any Taxation payable in respect of the amount and treating for these purposes as payable any Taxation that would be payable but for a relief, clearance, deduction or credit) that will ensure that the relevant Indemnified Party receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation.

12.11	Full force: The foregoing provisions of this Clause 12 will continue in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement or the termination of this Agreement.

13	ANNOUNCEMENTS

13.1	Restrictions on announcements: No announcement concerning this Agreement, any matter contemplated herein or any ancillary matter hereto shall be made or despatched by the Company (or by any of its directors, officers, employees, consultants, advisers or agents) during the period of six months from the date of this Agreement without the prior written approval of the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) except in the event and to the extent that any such announcement is required by the Listing Rules, applicable Laws or required by any Authority to which such party is subject or submits, wherever situated, including, without limitation, the SEHK and the SFC, whether or not the requirement has the force of law and any such announcement so made by any of the parties shall be made only after consultation with the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters), and where practicable, the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) have had a reasonable opportunity to review and comment on the final draft and their comments (if any) have been fully considered by the issuers thereof.

13.2	Discussion with the Joint Sponsors and the Sponsor-OCs: The Company undertakes to the Joint Sponsors and the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters) that it will discuss with the Joint Sponsors and the Sponsor-OCs any announcement with respect to the Global Offering proposed to be made to the public by or on behalf of the Company, or any other member of the Group, following the date of the Hong Kong Prospectus.

13.3	Full force: Subject to Clause 13.1, for the avoidance of doubt, the restriction contained in this Clause 13 shall continue to apply after the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement, for so long as any of the Joint Sponsors or the Sponsor-OCs still remain as sponsor or adviser to the Company, or the termination of this Agreement.

14	CONFIDENTIALITY

14.1	Information confidential: Subject to Clause 14.2, each party hereto shall, and shall procure that its affiliates and its and their directors, partners, officers, employees and agents will, treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement, the negotiations relating to this Agreement, the matters contemplated under this Agreement or the other parties to this Agreement.

14.2	Exceptions: Any party hereto may disclose, or permit its affiliates and its and their directors, partners, officers, employees and agents to disclose, information which would otherwise be confidential if and to the extent:

14.2.1	required by applicable Laws;

14.2.2	required or requested by any Authority to which such party is subject or submits, wherever situated, including, without limitation, the SEHK and the SFC, whether or not the requirement for disclosure of information has the force of law;

14.2.3	required to vest the full benefit of this Agreement in such party;

14.2.4	disclosed to the professional advisers and auditors of such party under a duty of confidentiality;

14.2.5	the information has come into the public domain through no fault of such party;

14.2.6	required or requested by any of the Sponsor-OCs, Overall Coordinators, Joint Global Coordinators, Joint Bookrunners, Joint Lead Managers, Capital Market Intermediaries, Hong Kong Underwriters, Joint Sponsors or their respective affiliates for the purpose of the Global Offering or necessary in the view of any such party to seek to establish any defence or pursue any claim in any legal, arbitration or regulatory proceeding or investigation in connection with the Global Offering or otherwise to comply with its or their own regulatory obligations; or

14.2.7	the other parties have given prior written approval to the disclosure (and in the case of the Hong Kong Underwriters, by the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters)), with such approval not to be unreasonably withheld, provided that, in the cases of Clauses 14.2.3 and 14.2.7, any such information disclosed shall be disclosed only after consultation with the other parties.

14.3	Full force: The restrictions contained in this Clause 14 shall remain in full force and effect notwithstanding the termination of this Agreement or the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement.

15	NOTICES

15.1	Language: All notices or other communication delivered hereunder shall be in writing except as otherwise provided in this Agreement and shall be in the English language.

15.2	Time of notice: Any such notice or other communication shall be addressed as provided in Clause 15.3 and if so addressed, shall be deemed to have been duly given or made as follows:

15.2.1	if sent by personal delivery, upon delivery at the address of the relevant party;

15.2.2	if sent by post, two Business Days after the date of posting;

15.2.3	if sent by airmail, five Business Days after the date of posting;

15.2.4	if sent by facsimile, when sent with confirmed receipt as evidenced by the transmission report generated at the end of the transmission of such facsimile by the facsimile machine used for such transmission; or

15.2.5	if sent by email, at the time of sending provided no report of returned email or failure of delivery is received by the sender within 24 hours after the despatch of such email.

Any notice received or deemed to be received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

15.3	Details of contact: The relevant address, email address and facsimile number of each of the parties for the purpose of this Agreement, subject to Clause 15.4, are as follows:

If to the Company, to:

10th Floor, Building A, No. 658 Zhaohua Road, Changning District, Shanghai 200050, People’s Republic of China

Email	:	**********
Attention	:	**********

If to CICC, to:

29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong

Email	:	**********
Attention	:	**********

If to GTJA Capital or GTJA Securities, to:

27F, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong

Email	:	**********
Attention	:	**********

If to CMBI, to:

45th Floor, Champion Tower, 3 Garden Road, Central, Hong Kong

Email	:	**********
Attention	:	**********

If to any of the Hong Kong Underwriters, to the address and email address of such Hong Kong Underwriter, and for the attention of the person, specified under the name of such Hong Kong Underwriter in SCHEDULE 1.

15.4	Change of contact details: A party may notify the other parties to this Agreement of a change of its relevant address, email address or facsimile number for the purposes of Clause 15.3, provided that such notification shall only be effective on:

15.4.1	the date specified in the notification as the date on which the change is to take place; or

15.4.2	if no date is specified or the date specified is less than two Business Days after the date on which notice is given, the date falling two Business Days after notice of any such change has been given.

16	GOVERNING LAW; DISPUTE RESOLUTION; WAIVER OF IMMUNITY

16.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Hong Kong.

16.2	Arbitration:

16.2.1	Each party to this Agreement agrees, on behalf of itself and, in the case of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters, as agent for their respective affiliates, that any dispute, controversy, difference or claim arising out of or relating to this Agreement, including its subject matter, existence, negotiation, validity, invalidity, interpretation, performance, breach, termination or enforceability and any dispute regarding non-contractual obligations arising out of or relating to this Agreement (a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with the Rules, as may be supplemented or amended by this Clause 16. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English. This arbitration clause shall be governed by the laws of Hong Kong. The rights and obligations of the parties to submit Disputes to arbitration pursuant to this Clause 16.2 shall survive the termination of this Agreement and the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement. Any party may bring proceedings in any court of competent jurisdiction for ancillary, interim or interlocutory relief in relation to any arbitration commenced under this Clause 16.

16.2.2	Notwithstanding Clause 16.2.1, and irrespective of whether any arbitration has been commenced pursuant to Clause 16.2.1, each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters shall also have the sole and absolute right:

(a)	to refer any Dispute to be finally resolved by any court of competent jurisdiction; and

(b)	in circumstances in which they become or are joined as a defendant or third party in any proceedings, to pursue claims against the Company in those proceedings (whether by way of a claim for an indemnity, contribution or otherwise) and for such purposes the Company hereby irrevocably consents to be joined as parties to such proceedings.

Once any Dispute is referred to a court pursuant to Clause 16.2.2(a), the parties to this Agreement shall discontinue any arbitration in respect of the same Dispute as soon as possible. For the purposes of this Clause 16.2.2, the Company hereby irrevocably submits to the jurisdiction of any court in which proceedings are commenced pursuant to Clause 16.2.2(a) or Clause 16.2.2(b) and waive any objection to the exercise of such jurisdiction or the recognition or enforcement in the courts of any other jurisdictions of a judgment delivered by such court.

16.3	Submission to jurisdiction: Each of the parties hereto irrevocably submits to the non exclusive jurisdiction of the arbitral tribunal appointed or constituted for any arbitration commenced under the provisions of Clause 16.2 and of any court of competent jurisdiction in which court proceedings are permitted to be brought under the provisions of Clause 16.2.

16.4	Waiver of objection to jurisdiction: Each of the parties hereto irrevocably waives (and irrevocably agrees not to raise) any objection which it may now or hereafter have to the laying of the venue of any proceedings in any court of competent jurisdiction in which court proceedings are permitted to be brought under the provisions of Clause 16.2 and any claim of forum non conveniens and further irrevocably agrees that a judgment in any proceedings brought in any such court shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

16.5	Service of documents: Each of the parties hereto irrevocably agrees that any writ, summons, order, judgment or other notice of legal process in respect of proceedings permitted to be brought under the provisions of this Clause 16 shall be sufficiently and effectively served on it if delivered in accordance with Clause 15 and, in the case of the Company, in accordance with Clause 15 or Clause 16.6.

16.6	Process agent: The Company warrants that it has been registered as a non-Hong Kong company under Part 16 of the Companies Ordinance. Service of process upon the Company at Room 1922, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong shall be deemed, for all purposes, to be due and effective service, and shall be deemed completed whether or not forwarded to or received by any such appointer.

Nothing in this Agreement shall affect the right to serve process in any other manner permitted by Law.

16.7	Waiver of immunity: To the extent that in any proceedings in any jurisdictions (including, without limitation, arbitration proceedings), the Company has claimed or can claim for itself or its undertakings, assets, properties or revenues present or future any immunity (on the grounds of sovereignty or crown status or otherwise) from (without limitation) any action, suit, proceeding or other legal process (including, without limitation, arbitration proceedings), from set-off or counterclaim, from the jurisdiction of any court or tribunal, from service of process, from attachment to or in aid of execution of any judgment, decision, determination, order or award including, without limitation, any arbitral award, or from other action, suit or proceeding for the giving of any relief or for the enforcement of any judgment, decision, determination, order or award including, without limitation, any arbitral award or to the extent that in any such proceedings there may be attributed to itself or its assets, properties or revenues any such immunity (whether or not claimed), the Company hereby irrevocably waives and agrees not to plead or claim any such immunity in relation to any such proceedings. This waiver extends to and constitutes consent to relief being given against the Company in any jurisdiction by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or interim protective measures and to its property (irrespective of its use or intended use) being subject to any process for the enforcement of a judgment/award or any process effected in the course or as a result of any action in rem.

17	GENERAL PROVISIONS

17.1	Time: Save as otherwise expressly provided herein, time shall be of the essence of this Agreement.

17.2	Illegality, invalidity or unenforceability: If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction, neither the legality, validity or enforceability in that jurisdiction of any other provisions hereof nor the legality, validity or enforceability of that or any other provision(s) hereof under the Laws of any other jurisdiction shall in any way be affected or impaired thereby.

17.3	Assignment: Each of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters may assign, in whole or in part, the benefits of this Agreement, including, without limitation, the Warranties and the indemnities in Clauses 8 and 12, respectively, to any of the persons who have the benefit of the indemnities in Clause 12 and any successor entity to such Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or the Hong Kong Underwriters or any of such persons, as applicable. Obligations under this Agreement shall not be assignable.

17.4	Release or compromise: Each party may release, or compromise the liability of, the other parties (or any of them) or grant time or other indulgence to the other parties (or any of them) without releasing or reducing the liability of the other parties (or any of them) or any other party. Without prejudice to the generality of the foregoing, the Company agrees and acknowledges that any amendment or supplement to the Offering Documents or any of them (whether made pursuant to Clause 8.5 or otherwise) or any announcement, issue, publication or distribution, or delivery to investors, of such amendment or supplement or any approval by, or knowledge of, the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries, the Hong Kong Underwriters or any of them, of such amendment or supplement to any of the Offering Documents subsequent to its distribution shall not in any event and notwithstanding any other provision hereof constitute a waiver or modification of any of the conditions precedent to the obligations of the Hong Kong Underwriters as set forth in this Agreement or result in the loss of any rights hereunder of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or the Hong Kong Underwriters, as the case may be, to terminate this Agreement or prejudice any other rights of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or the Hong Kong Underwriters, as the case may be, under this Agreement (in each case whether by reason of any misstatement or omission resulting in a prior breach of any of the Warranties or otherwise).

17.5	Exercise of rights: No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, power and remedies provided in this Agreement are cumulative and not exclusive of any other rights, powers and remedies (whether provided by Laws or otherwise).

17.6	No partnership: Nothing in this Agreement shall be deemed to give rise to a partnership or joint venture, nor establish a fiduciary or similar relationship, between the parties hereto.

17.7	Entire agreement: This Agreement, together with, (i) with respect to the Company and the Joint Sponsors, the Sponsor-OC Engagement Letters, (ii) with respect to the Company and the Sponsor-OCs or the Company and the Overall Coordinators, the Sponsor-OC Engagement Letters and the OC Engagement Letters, and (iii) with respect to the Company and the Capital Market Intermediaries, the engagement letter(s) entered into between the Company and the Capital Market Intermediaries, constitute the entire agreement between the Company the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and the Hong Kong Underwriters relating to the underwriting of the Hong Kong Public Offering and supersedes and extinguishes any prior drafts, agreements, undertakings, understanding, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to such matters as have been regulated by the provisions of this Agreement. For the avoidance of doubt, the Sponsor-OC Engagement Letters shall continue to be in force and binding upon the parties thereto.

17.8	Amendment and variations: This Agreement may only be amended or supplemented in writing signed by or on behalf of each of the parties hereto.

17.9	Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a party that such party authorises the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

17.10	Judgment Currency Indemnity: In respect of any judgment or order or award given or made for any amount due under this Agreement to any of the Indemnified Parties that is expressed and paid in a currency (the “judgment currency”) other than Hong Kong dollars, the Company will indemnify such Indemnified Party against any loss incurred by such Indemnified Party as a result of any variation as between (A) the rate of exchange at which the Hong Kong dollar amount is converted into the judgment currency for the purpose of such judgment, order or award and (B) the rate of exchange at which such Indemnified Party is able to purchase Hong Kong dollars with the amount of the judgment currency actually received by such Indemnified Party. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Hong Kong dollars.

17.11	Taxation: All payments to be made by the Company under this Agreement shall be paid free and clear of and without deduction or withholding for or on account of, any and all Taxes. If any Taxes are required by Laws to be deducted or withheld in connection with such payments, the Company will increase the amount paid so that the full amount of such payments as agreed in this Agreement is equal to the net amount received by the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and/or the Hong Kong Underwriters, as applicable.

If any of the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or the Hong Kong Underwriters is required by any Authority to pay any Taxes as a result of this Agreement, the Company will pay an additional amount to such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter so that the full amount of such payments as agreed in this Agreement to be paid to such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter is equal to the net amount received by such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter. The Company will further, if requested by such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter, use reasonable efforts to give such assistance as such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter may reasonably request to assist such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter in discharging its obligations in respect of such Taxes, including by making filings and submissions on such basis and such terms as such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter reasonably requests, promptly making available to such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter notices received from any Authority and, subject to the receipt of funds from such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter, by making payment of such funds on behalf of such Joint Sponsor, Sponsor-OC, Overall Coordinator, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager, Capital Market Intermediary or Hong Kong Underwriter to the relevant Authority in settlement of such Taxes and, forwarding to such party for record an official receipt issued by the relevant Authority or other official document evidencing such payment.

17.12	Authority to the Sponsor-OCs: Unless otherwise provided herein, each Hong Kong Underwriter (other than the Sponsor-OCs) hereby authorises the Sponsor-OCs to act on behalf of all the Hong Kong Underwriters in their sole and absolute discretion in the exercise of all rights and discretions granted to the Hong Kong Underwriters or any of them under this Agreement and authorises the Sponsor-OCs in relation thereto to take all actions they may consider desirable and necessary to give effect to the transactions contemplated herein.

17.13	Officer’s Certificates: Any certificate signed by any officer of the Company and delivered to the Sponsor-OCs and the Joint Sponsors or any Underwriter or any counsel for the Underwriters pursuant to this Agreement shall be deemed to be a representation and warranty by the Company, as to matters covered thereby, to each Sponsor-OC, Joint Sponsor or Underwriter.

17.14	Professional Investor Treatment Notice: The Company has read and understood the Professional Investor Treatment Notice set forth in SCHEDULE 6 and acknowledges and agrees to the representations, waivers and consents contained in such notice, in which the expressions “you” or “your” mean the Company, and “we” or “us” or “our” mean the Sponsor-OCs (for themselves and on behalf of the Hong Kong Underwriters).

17.15	Survival: The provisions in this Clause 17 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement or the termination of this Agreement.

17.16	Further Assurance: The Company shall from time to time, upon being required to do so by the Joint Sponsors, the Sponsor-OCs , the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or Hong Kong Underwriters now or at any time in the future do or procure the doing of such acts and/or execute or procure the execution of such documents as the Joint Sponsors, the Sponsor-OCs , the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries or Hong Kong Underwriters may reasonably require to give full effect to this Agreement and securing to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Market Intermediaries and Hong Kong Underwriters or any of them the full benefit of the rights, powers and remedies conferred upon them or any of them in this Agreement.

17.17	Contracts (Rights of Third Parties) Ordinance: To the extent otherwise set out in this Clause 17.17, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance to enforce any terms of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Ordinance:

17.17.1	Indemnified Parties may enforce and rely on Clause 12 to the same extent as if they were a party to this Agreement.

17.17.2	This Agreement may be terminated or rescinded and any term may be amended, varied or waived without the consent of the persons referred to in Clause 17.17.1.

17.17.3	The assignee pursuant to Clause 17.3 may enforce and rely on this Agreement as if it were a party to this Agreement.

SCHEDULE 1

THE HONG KONG UNDERWRITERS

Hong Kong Underwriters	Maximum number of Hong Kong Offer Shares to be underwritten	Percentage to be underwritten

China International Capital Corporation Hong Kong Securities Limited	See below	See below
Address: 29/F, One International Finance Centre
1 Harbour View Street
Central
Hong Kong
Email: ib_project_para@cicc.com.cn
Attention: Charles Sin/Project Para team
	See below	See below
Guotai Junan Securities (Hong Kong) Limited
Address: 27F, Low Block, Grand Millennium
Plaza, 181 Queen’s Road Central, Hong Kong
Email: cf.para@gtjas.com.hk
Attention: Project Para Team

CMB International Capital Limited	See below	See below
Address: 45th Floor, Champion Tower, 3 Garden
Road, Central, Hong Kong
Email: projectpara@cmbi.com.hk
Attention: CMBI ECM

Haitong International Securities Company Limited	See below	See below
Address: 28/F, 30/F Suites 3001-10 and 3015-16,
One International Finance Centre, No. 1 Harbour
View Street, Central, Hong Kong
Email: project.para@htisec.com
Attention: Project Para Team

BOCI Asia Limited	See below	See below
Address: 26/F, Bank of China Tower, 1 Garden
Road, Central, Hong Kong
Email: project.para@bocigroup.com
Attention: Project Para Team

Futu Securities International (Hong Kong) Limited	See below	See below
Address: 34/F, United Centre, No. 95
Queensway, Admiralty, Hong Kong
Email: project.para@futuhk.com
Attention: Project Para Team

DBS Asia Capital Limited	See below	See below
Address: 73/F, The Center, 99 Queen’s Road
Central, Central, Hong Kong
Email: DBSProjectPara@dbs.com
Attention: Project Para Team

ICBC International Securities Limited	See below	See below
Address: 37/F, ICBC Tower, 3 Garden Road,
Hong Kong
Email: project_para@icbci.icbc.com.cn
Attention: Project Para Team

ABCI Securities Company Limited	See below	See below
Address: 11/F, Agricultural Bank of China
Tower, 50 Connaught Road Central, Hong Kong
Email: abcic.ecm@abci.com.hk
Attention: Project Para Team

CCB International Capital Limited	See below	See below
Address: 12/F, CCB Tower, 3 Connaught Road
Central, Central, Hong Kong
Email: rucyzhang@ccbintl.com
Attention: Project Para Team

Total	1,700,000	100%

The number of Hong Kong Offer Shares underwritten by each of the Hong Kong Underwriters shall be determined in the manner set out below:

A = B/C x 1,700,000 + D

where:

“A”     is the number of the Hong Kong Offer Shares underwritten by the relevant Hong Kong Underwriter, provided that: (i) any fraction of an Offer Share shall be rounded to the nearest whole number of Offer Share, (ii) the total number of Hong Kong Offer Shares to be underwritten by the Hong Kong Underwriters shall be exactly 1,700,000 if the Offer Size Adjustment Option is not exercised and (iii) the number underwritten by each Hong Kong Underwriter may be adjusted as may be agreed by the Company and the Hong Kong Underwriters.

“B”     is the number of Firm Shares (as defined in the International Underwriting Agreement) which the relevant Hong Kong Underwriter or any of its affiliates has agreed to purchase or procure purchasers for pursuant to the International Underwriting Agreement;

“C”    is the aggregate number of Firm Shares (as defined in the International Underwriting Agreement) which all the Hong Kong Underwriters or any of their respective affiliates have agreed to purchase or procure purchasers for pursuant to the International Underwriting Agreement; and

“D”     is the number of the Offer Size Adjustment Option Shares under the Hong Kong Public Offering upon exercise of the Offer Size Adjustment Option by the Company on or before the time of the execution of the Price Determination Agreement.

SCHEDULE 2

THE WARRANTIES

Representations and Warranties of the Company

The Company represents, warrants, agrees and undertakes to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Markets Intermediaries, the Underwriters and each of them as follows:

Accuracy of Information

1.	All information disclosed or made available in writing or orally from time to time (and any new or additional information serving to update or amend such information) by or on behalf of the Company or any other member of the Group and/or any of their respective directors, officers to the SEHK, the SEC, the SFC, the CSRC, the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Markets Intermediaries, the Hong Kong Underwriters, the International Underwriters, the Reporting Accountants, the Internal Control Consultant, the Industry Consultant, and/or the legal and other professional advisers for the Company, the Hong Kong Underwriters or the International Underwriters in connection with the Global Offering and/or the listing of the Shares on the SEHK (including, without limitation, for the purpose of replying to queries and comments raised by the SEHK, the SEC, the SFC and the CSRC, the answers and documents provided for or in the course of due diligence or contained in or referred to in the Verification Notes) was so disclosed or made available in full and in good faith and was and remains true and accurate in all material respects and not misleading.

2.	The Company has complied with all requirements and timely submitted all requisite filings in connection with the Global Offering (including, without limitation, the CSRC Filing Report) with the CSRC pursuant to the CSRC Filing Rules and all applicable Laws, and the Company has not received any notice of rejection, withdrawal or revocation from the CSRC in connection with such CSRC Filings. The CSRC Filing Report, including any letters, filings, correspondences, communications, documents, responses, and submissions in any form (including any amendments, supplements and/or modifications thereof), as of its filing date, is complete, true and accurate in all material respects and not misleading, and does not omit any material information which would make the statements made therein, in light of the circumstances under which they are made, misleading.

3.	The CSRC Filings made by or on behalf of the Company, as of their respective filing dates, had been in compliance with the disclosure requirements pursuant to the CSRC Filing Rules.

4.	All forecasts and estimates so disclosed or made available have been made after due, careful and proper consideration and, where appropriate, are based on assumptions referred to in the Hong Kong Prospectus, and represent reasonable and fair expectations honestly held based on facts known at the time to the Company and the Directors. Such forecasts and estimates do not omit or neglect to include or take into account any facts or matters which are or may be material to such forecasts or estimates or to the Global Offering.

5.	(A) None of the Hong Kong Public Offering Documents and the Supplemental Offering Materials contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) no individual Supplemental Offering Material conflicts or will conflict with the Hong Kong Public Offering Documents, provided, however, that the Company makes no representation or warranty as to the information furnished to the Company in writing by the Overall Coordinators expressly and specifically for inclusion in the Hong Kong Prospectus. For the purposes of this Agreement, the only information furnished in writing to the Company by or on behalf of the Hong Kong Underwriters expressly and specifically for inclusion in the Hong Kong Prospectus is the respective names and addresses of the Hong Kong Underwriters. As used herein, “Supplemental Offering Material” means any “written communication” (within the meaning of Rule 405 of the Securities Act) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Offer Shares including without limitation, any roadshow material, and press releases relating to the Offer Shares that constitutes such written communication, other than the Hong Kong Prospectus or amendments or supplements thereto.

6.	The Company (including, without limitation, their respective agents and representatives, other than the Hong Kong Underwriters and the International Underwriters in their capacity as such) (A) has not made, used, prepared, authorised, approved or referred to any investor presentation materials and (B) will not prepare, make, use, authorise, approve or refer to any Supplemental Offering Material, in each case, without the prior consent of the Joint Sponsors, the Sponsor-OCs, and the Overall Coordinators.

7.	All statements or expressions of opinion, expectation or intention (including the statements regarding the sufficiency of working capital, future plans, use of proceeds, projected cash flows and working capital, critical accounting policies, indebtedness, prospects, dividends, material contracts, industry trends, business sustainability, litigation and regulatory compliance) in the Hong Kong Public Offering Documents are and will remain fairly and honestly made on reasonable grounds and, where appropriate, based on reasonable assumptions, and such grounds or assumptions are and will remain fairly and honestly held by the Company and the Directors and there are no other material facts known or which could have been known to the Company or their respective directors the omission of which would make any such statement or expression misleading.

8.	No material information was withheld from the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Markets Intermediaries, the Underwriters, the Reporting Accountants, the Internal Control Consultant, the Industry Consultant, and/or the legal advisers for the Company or the Underwriters for the purposes of the Global Offering and/or the listing of the Shares on the SEHK (including for the purposes of making submissions or applications to, or replying to queries or comments raised by, the SEHK, the SEC, the SFC or the CSRC).

9.	(A) The Hong Kong Public Offering Documents and the Formal Notice contain or includes all material information and particulars required to comply with all statutory and other provisions, including without limitation, the Companies (WUMP) Ordinance, the Listing Rules and all other Laws so far as applicable to any of the foregoing, the Global Offering and/or the listing of the Shares on the Main Board of the SEHK (unless any such requirement has been waived or exempted by the relevant Authority) and (B) the Hong Kong Public Offering Documents contain or include all such material information as investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the business, condition (financial or other), assets and liabilities, financial position, profits and losses, and prospects of the Group, taken as a whole, and the rights attaching to the Shares.

10.	All public notices, announcements and advertisements in connection with the Global Offering (including, without limitation, the Formal Notice, the OC Announcement and all filings and submissions provided by or on behalf of the Company to the SEHK, the SEC, the SFC or the CSRC) have complied and will comply with all applicable Laws in all material aspects.

11.	Except where permitted or required by the SEHK, the Company has not published any advertisement or other publicity material in any newspaper or other media in connection with the Global Offering in the United States, Hong Kong, the PRC or any other jurisdiction at any time prior to the Global Offering and has complied, to the extent applicable, with Chapter 4.14 of the Guide for New Listing Applicants published by the SEHK (the “Guide”) in respect of Rule 9.08 of the Listing Rules.

12.	The PHIP is in compliance with Chapters 3 and 6 of the Guide on redactions therein and appropriate warning and disclaimer statements for publication thereof published by the SEHK.

13.	To the knowledge of the Company, all the interests and short positions of each of the Directors in the Shares, underlying shares and debentures of the Company or any associated corporation (within the meaning of Part XV of the Securities and Futures Ordinance) which will be required to be notified to the Company and the SEHK pursuant to Divisions 7 and 8 of Part XV of such Ordinance, or which will be required pursuant to section 352 of such Ordinance to be entered in the register referred to therein, or which will be required to be notified to the Company and the SEHK pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers in the Listing Rules, in each case once the Shares are listed, and to the extent applicable, in any assets which, in the two years preceding the date of the Hong Kong Prospectus, have been acquired or disposed of by, or leased to, any member of the Group or are proposed to be acquired, disposed of by, or leased to, any member of the Group, are disclosed in all material respects in the Hong Kong Prospectus.

14.	None of the Directors has revoked or withdrawn the authority and confirmations in the responsibility letter, statement of interests and/or power of attorney issued by him or her to the Company and the Joint Sponsors, and such authority and confirmations remain in full force and effect.

The Company and the Group

15.	As at the date of this Agreement and the Listing Date, the Company has the authorised and issued share capital as set forth in the Hong Kong Prospectus; all of the issued Shares of the Company (A) have been duly authorised and validly issued and are fully paid and non-assessable, (B) to the extent outstanding, are owned by the existing shareholders in the amounts specified in the Hong Kong Prospectus, (C) have been issued in compliance with all applicable Laws, (D) were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right, and (E) are not subject to any Encumbrance.

16.	The Company and each other member of the Group (A) has been duly incorporated and is capable of suing and being sued, and is validly existing as a company with limited liability under the Laws of its place of incorporation, with full right, power and authority (corporate and other) to own, use, lease and operate its properties and assets and conduct its business in the manner presently conducted and, where applicable, as described in the Hong Kong Prospectus, to execute and deliver each of this Agreement, the International Underwriting Agreement and the Operative Documents and to perform its obligations hereunder and thereunder and to issue and deliver the Offer Shares as contemplated herein, (B) is duly qualified to transact business and is in good standing (where such concept is applicable) in each jurisdiction where such qualification is required (by virtue of its business, ownership or leasing of properties or assets or otherwise), and (C) the memorandum and articles of association and other constituent or constitutive documents and the business licenses, as applicable, of the Company and each other member of the Group comply with the requirements of the Laws of the jurisdiction of its incorporation, registration or organisation and are in full force and effect.

17.	Save as disclosed in the Hong Kong Prospectus, no person, individually or together with its affiliates, beneficially owns, ultimately controls or otherwise has any interest (within the meaning of Part XV of the Securities and Futures Ordinance) in 5% or more of any class of the Company’s share capital through trust, contract, arrangement, understanding (whether formal or informal) or otherwise.

18.	(A) The section headed “Appendix I – Accountants’ Report – Notes to the Historical Financial Information – 1. Corporate Information” of the Hong Kong Prospectus sets forth a list of all the subsidiaries of the Company and the Company’s interest therein; (B) the Company owns all the issued or registered capital or other equity interests of or in each other member of the Group; the registered capital (in the form of shares or otherwise) of each subsidiary of the Company has been duly and validly issued and fully paid up with all contributions to such registered capital having been paid within the time periods prescribed under applicable Laws and all payments of such contributions having been approved by the applicable governmental authorities, and no obligation for the payment of a contribution to such registered capital remains outstanding; all of such registered capital has been issued in compliance with all applicable Laws and was not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights and is owned by the Company subject to no security interest or other Encumbrance or adverse claims; (C) except as disclosed in the Hong Kong Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares or other equity interests of or in the Company or any other member of the Group are outstanding.

19.	The Company has been duly registered as a non-Hong Kong company under Part 16 of the Companies Ordinance and the memorandum and the articles of association of the Company are consistent with the laws of the Cayman Islands and where applicable, the Listing Rules and Laws in Hong Kong.

20.	Except as disclosed in the Hong Kong Prospectus, neither the Company nor any other member of the Group has conducted, is conducting or currently proposes to conduct any business, or proposes to acquire or incur any property or asset or liability or obligation (including, without limitation, contingent liability or obligation), which is material to the Group, taken as a whole, but which is not directly or indirectly related to the business of the Group, taken as a whole.

21.	Except as disclosed in the Hong Kong Prospectus, there is no contract or agreement between the Company or any other member of the Group, on the one hand, and any third party, on the other hand, in relation of the merger, acquisition, business consolidation, joint venture, with or of any other entity or business that is material to the Group, taken as a whole.

Offer Shares

22.	The share capital of the Company, including the Offer Shares, conforms to each description thereof contained in the Hong Kong Prospectus; the certificates for Offer Shares, when issued, will be in due and proper form such as to be legal and valid under all applicable Laws.

23.	The Offer Shares have been duly and validly authorised and, when allotted, issued and delivered against payment therefor as provided in this Agreement or the International Underwriting Agreement, as applicable, will be duly and validly allotted, authorised and issued, fully paid and non-assessable, free of any Encumbrance, and will have attached to them the rights and benefits specified in the Company’s memorandum and the articles of association as described in the Hong Kong Prospectus and, in particular, will rank pari passu in all respects with the existing issued Shares, including the right to rank in full for all distributions declared, paid or made by the Company after the time of their allotment; the issuance of such Offer Shares will not be subject to any pre-emptive or similar rights; the Offer Shares will be freely transferable by the Company to the purchasers thereto or to or for the account of the Underwriters and the subsequent purchasers and, when allotted, issued and delivered against payment therefor as provided in this Agreement or the International Underwriting Agreement, as applicable, will be free of any restriction upon the holding, voting or transfer thereof pursuant to the laws of the relevant jurisdiction or the memorandum and articles of association or other constituent or constitutive documents or the business license of the Company or any agreement or other instrument to which the Company is a party.

24.	All necessary authorisations have been obtained from the holders of existing issued Shares in the capital of the Company to enable the Offer Shares to be issued to the applicants under the Global Offering in the manner described in the Hong Kong Prospectus, and the Company has power under its memorandum and articles of association to issue the Offer Shares pursuant to the Global Offering and in the manner described in the Hong Kong Prospectus.

This Agreement and Operative Documents

25.	Each of (A) this Agreement, (B) the International Underwriting Agreement, (C) the Hong Kong Public Offering Documents, (D) the Operative Documents and any other document required to be executed by the Company pursuant to the provisions of this Agreement, the International Underwriting Agreement or the Operative Documents has been or will be duly authorised, executed and delivered by the Company and when validly authorised, executed and delivered by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement, enforceable in accordance with its terms.

26.	Neither the Company nor any other member of the Group is in breach or violation of or in default under (nor has any event occurred which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under) (A) its memorandum and articles of association or other constituent or constitutive documents or its business license, or (B) any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement (including any agreement with its customers and suppliers) or instrument to which it is a party or by which it or any of its properties or assets may be bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect, or (C) any Laws, regulations, rules, orders, judgments, decrees, guidelines or notices of its jurisdiction of organization or any other jurisdiction where it operates applicable to it or any of its properties or assets, except as would not, individually or in the aggregate, have a Material Adverse Effect.

No conflict, compliance and Approvals

27.	Approval in principle has been obtained from the listing committee of the SEHK for the listing of, and permission to deal in, the Shares to be converted or issued as described in the Hong Kong Prospectus on the Main Board of the SEHK, and there is no reason to believe that such approval may be revoked, suspended or modified.

28.	The execution, delivery and performance of this Agreement, the International Underwriting Agreement, and the Operative Documents, the issuance and sale of the Offer Shares, the publication of the Hong Kong Prospectus, the listing of the Shares on the SEHK, the consummation of the transactions herein or therein contemplated, and the fulfilment of the terms hereof or thereof, do not and will not conflict with, or result in a breach or violation of, or constitute a default under (or constitute any event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under), or result in the creation or imposition of a lien, charge or Encumbrance on any property or assets of the Company or any other members of the Group pursuant to (A) the memorandum and articles of association or other constituent or constitutive documents or the business license of the Company or any other member of the Group, or (B) any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement (including any agreement with its customers and suppliers) or instrument to which the Company or any other members of the Group is a party or by which the Company or any other members of the Group is bound or any of their respective properties or assets may be bound or affected, or (C) any Laws applicable to the Company or any other members of the Group or any of their respective properties or assets.

29.	Except for the final approval from the SEHK for the listing of and permission to deal in the Shares on the Main Board of the SEHK, all Approvals and Filings (including, without limitation, the CSRC’s approval for the submission of the application to list the Shares on the SEHK), under any Laws applicable to, or from or with any Authority having jurisdiction over, the Company or any other members of the Group or any of their respective properties or assets, or otherwise from or with any other persons, required in connection with the issuance and sale of the Offer Shares or the execution or delivery by the Company of this Agreement, the International Underwriting Agreement, the Operative Documents, any other document required to be executed by the Company pursuant to the provisions of this Agreement, the International Underwriting Agreement, or the Operative Documents, or the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated by this Agreement, the International Underwriting Agreement, the Operative Documents or any other document required to be executed by the Company pursuant to the provisions of this Agreement, the International Underwriting Agreement or the Operative Documents have been obtained or made and are in full force and effect, and there is no reason to believe that any such Approvals and Filings may be revoked, suspended or modified.

30.	Except for the Over-allotment Option granted to the International Underwriters under this Agreement, no person has (A) the right, contractual or otherwise, to cause the Company to issue or sell to it any Shares or other securities of the Company, (B) any pre-emptive rights, resale rights, rights of first refusal or other rights to purchase Shares or other securities of the Company, and (C) the right to act as an underwriter or as a financial adviser to the Company in connection with the offer and sale of the Offer Shares (other than the Underwriters), or (D) the right, contractual or otherwise, to cause the Company to include any Shares or other securities of the Company in the Global Offering; the Global Offering and the other transactions provided for or contemplated by this Agreement, the International Underwriting Agreement, the Operative Documents and all related arrangements, in so far as they are the responsibility of the Company, have been or will be carried out in accordance with all applicable Laws and regulatory requirements in Hong Kong and elsewhere.

31.	Except as would not, individually or in the aggregate, have a Material Adverse Effect and except as disclosed in the Hong Kong Prospectus, (A) the Company and the other members of the Group (i) have conducted and are conducting their respective businesses and operations in compliance with all Laws applicable thereto and (ii) where applicable and to the extent required, have obtained and hold all licenses, certificates, permits and other authorisations issued by and has made all registrations, declarations and filings with, in compliance with all Approvals and Filings under any applicable Laws and Authorities having jurisdiction over any member of the Group or any of their respective properties or assets required in order to own, lease, license and use their respective properties and assets and conduct their respective businesses and operations as described in the Hong Kong Prospectus (collectively, the “Governmental Licenses”); (B) all such Governmental Licenses do not contain any burdensome restrictions or conditions not described in the Hong Kong Prospectus; and (C) all such Governmental Licenses are valid and in full force and effect, and no member of the Group is in violation of, or in default under, or has received notice of any action, suit, proceeding, investigation or inquiry relating to revocation, suspension or modification of, or has any reason to believe that any Authority is considering revoking, suspending or modifying, any such Governmental Licenses, and to the best of the Company's knowledge, there are no facts or circumstances existing or that have in the past existed which may lead to the revocation, rescission, avoidance, repudiation, withdrawal, non-renewal or change, in whole or in part, of any of the existing Governmental Licenses, or any requirements for additional Governmental Licenses which could prevent, restrict or hinder the operations of any member of the Group or cause the Company or other members of the Group to incur additional material expenditures; and (D) to the Company’s knowledge, no Authorities, in its inspection, examination or audit of any member of the Group imposed penalties; and, with respect to any such inspection, examination or audit and to the extent applicable, all findings have been properly rectified, all penalties have been paid and all recommendations have been adopted.

32.	(A) All Approvals and Filings under any Laws applicable to, or from or with any Authority having jurisdiction over, the Company or any other members of the Group or any of their respective properties or assets, or otherwise from or with any other persons, required in connection with the use and application of the proceeds from the Global Offering for the purposes as set forth in the Hong Kong Prospectus will be obtained when required, have been obtained or made; and (B) the use and application of the proceeds from the Global Offering, as set forth in and contemplated by the Hong Kong Prospectus, will not contravene, conflict with, or result in a breach or violation of, or constitute a default under (or constitute any event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under) pursuant to (i) the memorandum and articles of association or other constituent or constitutive documents or the business license of the Company or any other members of the Group, (ii) any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement (including any agreement with its customers and suppliers) or instrument to which the Company or any other member of the Group is a party or by which the Company or any other member of the Group is bound or any of their respective properties or assets may be bound or affected or (iii) any Laws applicable to the Company or any other member of the Group or any of their respective properties or assets, except in case of (ii) to (iii) will not, individually or in aggregate, result in any Material Adverse Effect.

33.	Except as disclosed in the Hong Kong Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

Litigation and other proceedings

34.	Except as disclosed in the Hong Kong Prospectus and except as would not have a Material Adverse Effect, there are (A) no actions, suits, proceedings, investigations or inquiries under any applicable Laws or by or before any relevant Authority or otherwise pending or, to the best of the Company’s knowledge, threatened or contemplated to which the Company or any other members of the Group or any of their respective directors, officers, or employees is or may be a party or to which any of their respective properties or assets is or may be subject, at law or in equity, whether or not arising from transactions in the ordinary course of business, (B) no judgment, decree or order of any relevant Authority, which, in any such case described in clause (A) or (B) above, would, reasonably be expected to, individually or in the aggregate, adversely affect the power or ability of the Company to perform its obligations under this Agreement, the International Underwriting Agreement, and the Operative Documents, to offer, sell and deliver the Offer Shares or to consummate the transactions contemplated by this Agreement, the International Underwriting Agreement, and the Operative Documents or otherwise adversely affect the Global Offering.

35.	Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company, the other members of the Group, nor any person acting on behalf of any of them, has taken any action, nor have any steps been taken by any person nor have any actions, suits or proceedings under any Laws been started or, to the best of the Company’s knowledge, threatened, to (A) wind up, liquidate, dissolve, make dormant or eliminate any member of the Group; or (B) to withdraw, revoke or cancel any Approvals and Filings under any Laws applicable to, or from or with any Authority having jurisdiction over any member of the Group or any of its properties or assets, or otherwise from or with any other persons, required in order to conduct the business of any member of the Group.

36.	(i) To the best knowledge of the Company, neither the Company nor any other member of the Group has been identified by any PRC authority as a critical information infrastructure operator in PRC under the Cybersecurity Law of the PRC ; (ii) neither the Company nor any other member of the Group is subject to a cybersecurity review by the Cyberspace Administration of the PRC (the “CAC”); (iii) neither the Company nor any other member of the Group has received any communication, enquiry, notice, warning, warrant or sanctions with respect to the Cybersecurity Law of the PRC or from the CAC; (iv) to its best knowledge, the Company is not aware of any pending or threatened cybersecurity review by the CAC on the Company or any other member of the Group; and (v) the Company will use reasonable best efforts to fully cooperate once being informed by any governmental entity of any such cybersecurity review and report to the Cybersecurity Review Office once relevant network products and services provided by the Company may affect national security and is required by applicable Laws to make such report.

Accounts and other financial information

37.	To the Company’s knowledge, the Reporting Accountants, who have audited or reviewed the audited and unaudited consolidated financial statements and unaudited financial information of the Group included in the Hong Kong Prospectus, are independent public accountants as defined by the Hong Kong Institute of Certified Public Accountants and its rulings and interpretations and an independent registered public accounting firm as required by the Securities Act and the rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

38.	(A) The Accountants’ Report (and the notes thereto) included in Appendix I of the Hong Kong Prospectus gives a true and fair view of the consolidated financial position of the Group as at the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Group for the periods specified, and have been prepared in conformity with the US GAAP and the accounting policies of the Company applied on a consistent basis throughout the periods involved; (B) all summary and selected financial data included in the Hong Kong Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited consolidated financial statements of the Group included therein; (C) the unaudited pro forma adjusted consolidated net tangible assets per Share (and the notes thereto) (and all other pro forma financial statements, information or data, if any) included in Hong Kong Prospectus present fairly the information shown therein, have been prepared in accordance with the applicable requirements of the Listing Rules and on the basis set out in the Hong Kong Prospectus and are presented on a basis consistent with the accounting principles adopted by the Company, the assumptions used in the preparation of such unaudited pro forma adjusted consolidated net tangible assets per Share (and the notes thereto) (and all other pro forma financial statements, information and data, if any) are reasonable and are disclosed therein, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments have been properly applied to the historical amounts in the compilation of the unaudited pro forma adjusted consolidated net tangible assets per Share (and the notes thereto) (and all other pro forma financial statements, information and data, if any); and (D) the Group does not have any material liabilities or obligations, direct or contingent (including, any off-balance sheet obligations), not described in the Hong Kong Prospectus.

39.	(i) the unaudited consolidated management financial information of the Group as at 30 June 2024 and for the period from 1 January 2024 to 30 June 2024 have been prepared in accordance with the Group’s accounting policies applied on a basis consistent with those used in the preparation of the audited consolidated financial statements, and presents fairly, in all material respects, the information shown as of and for the periods indicated; (ii). The unaudited consolidated management financial information of the Group as at 30 June 2024 and for the period from 1 January 2024 to 30 June 2024 and other accounting records of the Group have been prepared in good faith from the Group’s accounting records.

40.	The statements set forth in the Hong Kong Prospectus under the section headed “Financial Information – Material Accounting Policy Information and Estimates” are true and accurate descriptions, in all material respects, of (A) significant accounting policies and the material judgments and (B) the judgments and uncertainties affecting the application of such accounting policies; the Board, senior management and the audit committee of the Company have reviewed and agreed with the selection, application and disclosure of the such accounting policies and have consulted with the Reporting Accountants with regard to such disclosure.

41.	No material fact or matter has been omitted therefrom which would make the contents of any reports, letters or certificates of the Reporting Accountant misleading, and the opinions attributed to the directors of the Company in such reports or letters or certificates are held in good faith based upon facts within their knowledge; (B) the Company has given to the Reporting Accountants all information that was reasonably requested by the Reporting Accountants, and no material information was withheld from the Reporting Accountants, for the purposes of their preparation of their reports contained in the Hong Kong Prospectus and the comfort letters to be issued by the Reporting Accountants in connection with the Global Offering and all information given to the Reporting Accountants for such purposes was given in good faith; (C) no material information was withheld from the Reporting Accountants, the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Capital Markets Intermediaries or the Hong Kong Underwriters for the purposes of their review of the unaudited pro forma adjusted consolidated net tangible assets per Share and all other pro forma financial statements, information or data, if any, of the Company included in the Hong Kong Prospectus or their review of the Company’s profit forecast, cash flow and working capital projections, estimated capital expenditures and financial reporting procedures.

42.	The forecast information included in the board memorandum on profit forecast for the 6 months ending December 31, 2025 and working capital forecast for the period from July 1, 2025 to December 31, 2026 adopted by the Board and reviewed by the Reporting Accountants in connection with their letters on the Group’s profit forecast and sufficiency of working capital (collectively, the “Prospective Financial Information”), (A) was made by the Company after due and proper consideration and represents reasonable and fair expectations honestly held based on facts known to the Company and the bases and assumptions stated therein and (B) has been properly compiled based on the assumptions described therein; the assumptions used in the preparation of the Prospective Financial Information (i) are all those that the Company believes are significant in making the profit forecast of the Group for the 6 months ending December 31, 2025 and working capital forecast for the period from July 1, 2025 to December 31, 2026, and (ii) reflect, for each relevant period, a fair and reasonable forecast by the Company of the events, contingencies and circumstances described therein; and the Prospective Financial Information presents reasonable estimates by the Company of the profit forecast of the Group for the 6 months ending December 31, 2025 and working capital forecast for the period from July 1, 2025 to December 31, 2026.

Indebtedness and obligations

43.	Except as disclosed in the Hong Kong Prospectus, (A) no member of the Group has any material outstanding liabilities, term loans, other borrowings or indebtedness in the nature of borrowings, including, without limitation, bank overdrafts and loans, debt securities or similar indebtedness, subordinated bonds and hire purchase commitments, or any material mortgage or charge or any material guarantee or other contingent liabilities, (B) no material outstanding indebtedness of any member of the Group has (or, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, will) become repayable before its stated maturity, nor has (or, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, will) any material security in respect of such indebtedness become enforceable by reason of default by such member of the Group, (C) no person to whom any material indebtedness of any member of the Group that is repayable on demand is owed has demanded or, to the Company’s best knowledge, threatened to demand repayment of, or to take steps to enforce any security for, the same, (D) to the Company’s best knowledge, no circumstance has arisen such that any person is now entitled to require payment of any material indebtedness of any member of the Group or under any guarantee of any material liability of any member of the Group by reason of default of any member of the Group or any other person or under any such guarantee given by any member of the Group, (E) no member of the Group has stopped or suspended payments of its material debts, has become unable to pay its material debts or otherwise become insolvent.

44.	(A) The amounts borrowed by each of the Company and other members of the Group do not exceed any limitation on its borrowing contained in its memorandum and articles of association or other constituent or constitutive documents or its business license or in any debenture or other deed or document binding upon it; (B) neither the Company nor any other member of the Group has factored any of its material debts or engaged in financing of a type which would not be required to be shown or reflected in its consolidated accounts; (C) with respect to each of the borrowing facilities of the Company or any other member of the Group that is material to the Company or the relevant subsidiary, (i) such borrowing facility has been duly authorised, executed and delivered, is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (ii) all undrawn amounts under such borrowing facility is or will be capable of drawdown, and (iii) to the best of the Company’s knowledge, no event has occurred, and no circumstances exist, which could cause any undrawn amounts under such borrowing facility to be unavailable for drawing as required; and (D) to the best of the Company’s knowledge, no event has occurred, and no circumstances exist, in relation to any material investment grants, loan subsidies or financial assistance received by or granted to or committed to be granted to the Company or any other member of the Group from or by any Authority in consequence of which the Company or the relevant subsidiary is or could be held liable to forfeit or repay in whole or in part any such grant or loan or financial assistance.

45.	Each of the Company and the other members of the Group (A) has carried on and will carry on business in the ordinary course so as to maintain it as a going concern, and (B) has continued to pay its creditors in the ordinary course of business.

46.	Except as disclosed in the Hong Kong Prospectus, neither the Company nor any other members of the Group has entered into any hedging transactions in relation to interest rate, foreign exchange or liquidity risk.

Subsequent events

47.	Subsequent to the date of the latest audited consolidated financial statements included in the Hong Kong Prospectus, save for the ones entered into during the ordinary course of business, no member of the Group has (A) entered into or assumed or otherwise agreed to be bound by any contract or agreement that is material to the Group; (B) incurred, assumed or acquired or otherwise agreed to become subject to any liability (including, without limitation, contingent liability) or other obligation that is material to the Group; (C) acquired or disposed of or agreed to acquire or dispose of any business or asset that is material to the Group; (D) cancelled, waived, released or discounted in whole or in part any material debt or claim, (E) purchased or reduced or otherwise changed, or agreed to purchase or reduce or otherwise change, its capital stock or other equity interest of any class, (F) declared, made or paid any dividend or distribution of any kind on its capital stock or other equity interest of any class, or (G) entered into an agreement, a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in clauses (A) through (F) above, except in case of (C). as otherwise disclosed in the Hong Kong Prospectus.

48.	Subsequent to the date of the latest audited consolidated financial statements included in the Hong Kong Prospectus, no member of the Group has sustained any material loss or interference with its business from fire, explosion, flood, earthquake, health epidemics or infectious diseases, or other calamity, whether or not covered by insurance or any action, order or decree of any Authority. Since the date of the latest audited financial statements included in the Hong Kong Prospectus, except as otherwise disclosed in the Hong Kong Prospectus, there has been no Material Adverse Change.

49.	Except as otherwise disclosed in the Hong Kong Prospectus, there has been no material change in the cash and cash equivalents, short-term borrowings, and long-term borrowings of the Group as at (A) the date of this Agreement, (B) the Hong Kong Prospectus Date, (C) the Price Determination Date or (D) the Listing Date, as applicable, in each case as compared to amounts shown in the latest audited consolidated balance sheet of the Group included in the Hong Kong Prospectus.

Real property and other assets

50.	Except as otherwise disclosed in the Hong Kong Prospectus, (A) each of the Company and the other members of the Group has valid, good and marketable title, has been granted valid land use rights and building ownership rights (as applicable), completed all relevant land use right transfer procedures to all real properties and buildings that it purports to own and valid and good title to all personal properties and assets that it purports to own as described in the Hong Kong Prospectus, in each case free and clear of all Encumbrances, except such as would not, and would not reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the value of such property or asset; (ii) materially interfere with the use made and proposed to be made of such property or asset by the Company or the relevant member of the Group, as applicable or (iii) result in, individually or in the aggregate, a Material Adverse Change; (B) each real property or building, as applicable, owned or held under lease by the Company or any member of the Group as described in the Hong Kong Prospectus is in full force and effect that has been duly authorised, executed and delivered and is legal, valid, binding and enforceable in accordance with its terms, with such exceptions as would not, and could not reasonably be expected to, individually or in the aggregate, materially interfere with the use made and proposed to be made of such property or asset by the Company or the relevant member of the Group, as applicable; no material default (or event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would constitute such a default) by the Company or any other member of the Group has occurred and is continuing or is reasonably likely to occur under any of such leases; neither the Company nor any other member of the Group is aware of any action, suits, claims, demands, investigations, judgment, awards and proceedings of any nature that has been asserted by any person which (a) may be materially adverse to the rights or interests of the Company or the relevant member of the Group under such lease, tenancy or license or (b) which may materially affect the rights of the Company or the relevant member of the Group to the continued possession or use of such leased or licensed property or other asset; the right of the Company or the relevant member of the Group to possess or use such leased or licensed property or other asset is not subject to any unusual or onerous terms or conditions; (C) there are no Encumbrances, conditions, planning consents, orders, regulations or other restrictions which may interfere or affect the use made or proposed to be made of such owned, leased or licensed property or other asset by the Company or any other member of the Group, which is material to the Group as a whole, and the use of all such properties is, in all material respects, in accordance with their permitted use under applicable Laws; and (D) neither the Company nor any other member of the Group owns, operates, manages or has any other right or interest in any other real property or building or personal property or asset, as applicable, of any kind that is material to the Group as whole, except as reflected in the audited consolidated financial statements of the Company and members of the Group (or as otherwise disclosed) in the Hong Kong Prospectus, and no other material real properties or buildings and personal properties or assets are necessary in order for the Company and the other members of the Group to carry on their respective existing business in the manner described in the Hong Kong Prospectus.

Intellectual Property and Information Technology

51.	Except as otherwise disclosed in the Hong Kong Prospectus and except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and the other members of the Group own free of Encumbrances, have obtained (or can obtain on reasonable terms), or have applied for (or will apply for) licenses for, or other rights to use, all patents, patent applications, inventions, copyrights, trade or service marks (both registered and unregistered), trade or service names, domain names, know-how, and other proprietary information, rights or processes (collectively, the “Intellectual Property”) as described in the Hong Kong Prospectus; (B) each agreement pursuant to which the Company or any other member of the Group has obtained licenses for, or other rights to use, Intellectual Property is legal, valid, binding and enforceable in accordance with its terms, the Company and the other members of the Group have complied with the terms of each such agreement which is in full force and effect, and no material default (or event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would constitute such a default) by the Company or the other members of the Group has occurred and is continuing under any such agreement, and to the best knowledge of the Company, no notice has been given by or to any party to terminate any such agreement; (C) there is no pending or to the Company’s best knowledge, threatened action by others challenging any member of the Group’s rights in, or to, or the validity, or enforcement or scope of any Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such action or claim; and (D) there is no pending or, to the Company’s best knowledge, threatened action, suit, proceeding or claim by others that the Company or any other member of the Group infringes or otherwise violates any trade or service mark, trade or service name, service name or other proprietary rights of others, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

52.	(A) The Company’s and its subsidiaries’ computer systems, communications systems, software, hardware, websites, applications and databases which are currently owned, licensed or used by the Company or any other member of the Group (collectively, the “Information Technology”) are adequate to conduct, or material to, the respective businesses of the Company or any other member of the Group as currently conducted or as proposed to be conducted, (B) the Company and the other members of the Group either legally and beneficially own, or have obtained licenses for, or other rights to use, all material Information Technology; (C) each agreement pursuant to which the Company or any other member of the Group has obtained licenses for, or other rights to use, the Information Technology is legal, valid, binding and enforceable in accordance with its terms, the Company or any other member of the Group, as the case may be, has complied with the terms of each such agreement which is in full force and effect in all material respects, and no material default (or event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would constitute such a default) by the Company or any other member of the Group has occurred and is continuing or is likely to occur under any such agreement, and no notice has been given by or to any party to terminate any such agreement; (D) all material systems (including but not limited to the Information Technology) and all material data and information of the Group are maintained and operated by the Group; (E) there are no material defects relating to the Information Technology which have caused or might reasonably be expected to cause any substantial disruption or interruption in or to the business of the Company and the other members of the Group; (F) each of the Company and the other members of the Group has in place necessary procedures reasonably designed to prevent unauthorised access and the introduction of viruses and to enable the taking and storing data back-up; (G) each of the Company and the other members of the Group has in place adequate backup policies and disaster recovery arrangements reasonably designed to enable its Information Technology and the data and information stored thereon to be replaced and substituted without material disruption to the business of the Company or any other members of the Group; (H) there has been no material security breach or attack or other compromise of or relating to the Company’s or the other members of the Group’s information technology systems; and (I) the Group has implemented and maintained commercially reasonable controls, policies, procedures and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all Information Technology systems and Data (as used herein, “Data” includes all personal, personally identifiable, sensitive, confidential or regulated data used in connection with their respective businesses and/or the Global Offering).

Compliance with Employment and Labour Laws

53.	Except as disclosed in the Hong Kong Prospectus, each of the Company and the other members of the Group is in compliance with the labour and employment Laws and collective bargaining agreements and extension orders applicable to their employees in the jurisdiction of its incorporation, registration or organisation in all material respects.

54.	Except as disclosed in the Hong Kong Prospectus, (A) neither the Company nor any other member of the Group has any material obligation to provide housing, provident fund, social insurance, severance, pension, retirement, death or disability or other employee benefits to any present or past employee, other than as required by agreement with employees, applicable laws or under plans disclosed; (B) all contributions and payments required under applicable laws and the rules of any such schemes have been made in all material respects when due, or adequate accruals or provisions therefor have been made; there are no material arrears, fines or penalties outstanding; (C) no director or senior management has given or been given written notice terminating his or her engagement; (D) there are no present proposals to terminate the engagement of, or to materially vary the terms of engagement of, any director, senior management or key employee (the five employees who are not directors or senior management of the Company listed under Appendix IV—Statutory and General Information in the Hong Kong Prospectus); (E) there is no material undischarged liability to any Authority for taxes, contributions or other imposts arising in connection with the employment or engagement of directors, employees or consultants; (F) to Company’s best knowledge, no material liability has been incurred for breach of any director’s, senior management’s or key employee’s contract of service or employment agreement, redundancy payments, compensation for wrongful, constructive, unreasonable or unfair dismissal, failure to comply with any order for reinstatement or re engagement, or the actual or proposed termination, suspension or variation of terms of any such engagement; (I) contracts of service and consultancy agreements are on usual and normal terms for the Company’s industry, are legal, valid, binding and enforceable in accordance with their terms; and (J) the Company and the other members of the Group have complied in all material respects with the terms and conditions of such contracts of service or employment agreement.

55.	Except as would not have a Material Adverse Effect, and except as disclosed in the Hong Kong Prospectus, there is (A) no dispute with the directors or employees of the Company or any other member of the Group and no strike, labour dispute, slowdown or stoppage or other conflict with the directors or employees of the Company or any other member of the Group pending or, to the Company’s best knowledge, threatened against the Company or any other member of the Group, and (B) no existing union representation dispute concerning the employees of the Company or any other member of the Group.

Cybersecurity and data protection

56.	Except as would not have a Material Adverse Effect, (A) each of the Company and the other members of the Group has complied with all applicable Laws concerning cybersecurity, data protection, confidentiality and archive administration (collectively, the “Data Protection Laws”); (B) neither the Company nor any other members of the Group has received any notice (including, without limitation, any enforcement notice, de-registration notice or transfer prohibition notice), letter, complaint or allegation from the relevant data protection Authority alleging any breach or non-compliance by it of the applicable Data Protection Laws or prohibiting the transfer of Data to a place outside the relevant jurisdiction; (C) neither the Company nor any other members of the Group has received any claim for compensation from any person in respect of its business under the applicable Data Protection Laws in respect of inaccuracy, loss, unauthorised destruction or unauthorised disclosure of Data in the previous three years and there is no outstanding order against the Company or any other members of the Group in respect of the rectification or erasure of Data; and (D) to the best of the Company’s knowledge, no warrant has been issued authorising any data protection Authority (or any of its officers, employees or agents) to enter any of the premises of the Company nor any other member of the Group for the purposes of, inter alia, searching them or seizing any documents or other material found there.

Compliance with Environmental Laws

57.	Except as disclosed in the Hong Kong Prospectus, (A) the Company and the other members of the Group and their respective properties, assets and operations are in compliance with applicable Environmental Laws (as defined below) in all material respects, and each of the Company and the other members of the Group holds and is in compliance in all material respects with all Approvals and Filings and Governmental Licenses required under Environmental Laws; (B) there are no past, present or, to the Company’s best knowledge, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could give rise to any material costs or liabilities to the Company or any other member of the Group under, or to interfere with or prevent compliance by the Company or any other member of the Group with, Environmental Laws in all material respects; (C) the Company and the other members of the Group have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, except where failure to obtain such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect, and are in compliance with all terms and conditions of any such permit, license or approval in all material respects and (D) neither the Company nor any other members of the Group (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the Company’s best knowledge, threatened action, suit, proceeding or claim, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any applicable Environmental Law or any actual or alleged release or threatened release or clean-up at any location of any Hazardous Materials, which would, individually or in the aggregate, have a Material Adverse Effect. As used herein, “Environmental Law” means any Laws relating to health, safety, the environment (including without limitation, the protection, clean-up or restoration thereof), natural resources or Hazardous Materials (including, without limitation, the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials), and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.

Insurance

58.	The Group carries insurance policies that it consider to be in line with market practice and adequate for our business, and all such insurance is in full force and effect; all premiums due in respect of such insurance policies have been duly paid in full and all conditions for the validity and effectiveness of such policies have been fully observed and performed by the Group; the Company and the other members of the Group are in compliance with the terms of all such insurance in all material respects and there are no material claims by the Company or any other members of the Group under any such insurance as to which any insurance company is denying liability or defending under a reservation of rights clause; to the best of its knowledge, neither the Company nor any other members of the Group has any reason to believe that it will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from reputable insurers of similar financial standing as may be necessary or appropriate for its business and operations as now conducted on commercially reasonable terms; neither the Company nor any other members of the Group has been denied any material insurance coverage which it has sought or for which it has applied.

Internal Controls

59.	Except as disclosed in the Hong Kong Prospectus, the Group has established and maintains and evaluates a system of internal controls over financial reporting (as defined under Rule 13-a15 and Rule 15d-15 under the Exchange Act) and a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes those policies and procedures that (A) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of its management and directors; (C) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements and (D) ensure that transactions are executed, and access to assets is granted, in accordance with management’s general or specific authorizations; the current management information and accounting control systems of the Company and the other members of the Group have been in operation for at least three years during which such systems are effective to perform the functions for which they were established, and neither the Company nor any other members of the Group has experienced any material difficulties with regard to clauses (A) through (D) above; there are (i) no material weaknesses or significant deficiencies in the internal controls of the Company and members of the Group over accounting and financial reporting, (ii) no changes in the internal controls of the Company and the other members of the Group over accounting and financial reporting or other factors that have materially and adversely affected, or could reasonably be expected to materially and adversely affect, the internal controls of the Company and the other members of the Group over accounting and financial reporting and no fraud involving management or other employees who have a significant role in internal controls, (iii) the Company has taken all necessary actions to ensure that it has been in compliance with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof (the “Sarbanes-Oxley Act”) that are then in effect and with which the Company is required.

60.	Except as disclosed in the Hong Kong Prospectus, the Group has established and maintains and evaluates disclosure controls and procedures designed to ensure that (A) all material information relating to the Company or any other member of the Group is made known to the Board and management of the Company by others within those entities, and (B) the Company and the Board comply with the applicable requirements of the Listing Rules, the Hong Kong Codes on Takeovers and Mergers and Share Buybacks, the Securities and Futures Ordinance, the Companies Ordinance, the Companies (WUMP) Ordinance and any other applicable Laws.

61.	Except as disclosed in the Hong Kong Prospectus and except as would not result in a Material Adverse Effect, any issues identified and as disclosed in any report prepared by the Internal Control Consultant have been rectified or improved or are being improved to a sufficient standard or level for the operation and maintenance of efficient systems of internal accounting and financial reporting controls and disclosure and corporate governance controls and procedures that are effective to perform the functions for which they were established and to allow compliance by the Company and the Board with all applicable Laws, and no such issues have materially and adversely affected, or could reasonably be expected to materially and adversely affect, such controls and procedures or such ability to comply with all applicable Laws.

62.	The statutory books, books of account and other records of each of the Company and the other members of the Group are in its possession, up-to-date in all material respects and complete and accurate in all material respects as required by applicable Laws to be dealt with in such books and no notice or allegation that any is incorrect or should be rectified has been received; all accounts, documents and returns required by Law to be delivered or made to the Registrar of Companies in Hong Kong, the SFC or any other relevant Authority in any relevant jurisdiction have been or will be duly delivered or made.

Compliance with bribery, money laundering and sanctions Laws

63.	The Group, and its officers and directors, and to the Company’s best knowledge, their respective employees, agents, representatives and affiliates have not (A) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) taken or will take any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of any direct or indirect payment or giving of money, property, gifts or anything else of value, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in Hong Kong, the PRC, the United States or any other applicable jurisdiction; (C) made or authorised any contribution, payment or gift of funds or property to any candidate for public office, or any official, employee or agent of a government or government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office in Hong Kong, the PRC, the United States or any other applicable jurisdiction of incorporation and where the Group conducts business in either case, where either the payment or gift or the purpose of such contribution, payment or gift was or is prohibited under any applicable Laws of any relevant governmental authority of any locality, including but not limited to, the FCPA; or (D) made, offered, agreed, requested, or taken an act in furtherance of any bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit in any jurisdiction in connection with the business activities of the Company or any member of the Group, as applicable. Each member of the Group and their respective affiliates have conducted their businesses in compliance with applicable anti-bribery or anti-corruption Laws including but without limitation to the Prevention of Bribery Ordinance (Cap. 201 of the Laws of Hong Kong), any Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, the relevant provisions of the Criminal Law of the PRC, the Anti-Unfair Competition Law of the PRC, the Provisional Regulations on Anti- Commercial Bribery of the PRC, the FCPA, the United Kingdom Bribery Act of 2010 or any other Law of similar purpose and scope (collectively, the “Anti-Bribery Laws”) and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with all applicable Anti-Bribery Laws and with the representation and warranty contained herein. No investigation, action, suit or proceedings by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the subsidiaries with respect to the Anti-Corruption Laws is pending or, to the best knowledge of the Company, threatened.

64.	The operations of each member of the Group are and have been conducted at all times in compliance with applicable financial recordkeeping, reporting and other requirements of the anti-money laundering Laws, regulations or government guidance regarding anti-money laundering, and international anti-money laundering principals or procedures of Hong Kong, the PRC, the United States and the United Kingdom, and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any Authority in jurisdictions where the Group conducts business, including, without limitation, the Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Cap. 615 of the Laws of Hong Kong), the Anti-Money Laundering Law of the PRC, the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) (to the extent applicable to such person), the United States Currency and Foreign Transactions Reporting Act of 1970, as amended (collectively, the “Anti-Money Laundering Laws”). No action, suit, proceeding, investigation or inquiry by or before any Authority or any arbitrator involving the Company or any member of the Group with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

65.	None of the issue and sale of the Offer Shares, the execution, delivery and performance of this Agreement, the consummation of any other transaction contemplated by this Agreement, or the provision of services contemplated by this Agreement to the Company will result in violation (including, without limitation, by the Underwriters) of any Anti-Money Laundering Laws or Sanctions (as defined below).

66.	Neither the Company, nor any other member of the Group, nor any of their respective directors or officers, nor, to the Company’s best knowledge, any agent or affiliate, employees or representative of the Company or any of its subsidiaries (A) is the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty's Treasury, the Hong Kong Monetary Authority, or other sanctions authority which may assert jurisdiction over the Company (collectively, the “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”); (B) is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic or so-called Luhansk People’s Republic and the Crimea region of Ukraine (collectively, the “Sanctioned Countries” and each, a “Sanctioned Country”)); or (C) will, directly or indirectly, use the proceeds of the Global Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner, that could or would result in a violation of any Sanctions by any individual or entity (including any individual or entity participating in the Global Offering, whether as underwriter, adviser, investor or otherwise). The Company and its subsidiaries have not knowingly engaged in since April 24, 2019, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country, region or territory, that at the time of the dealing or transaction was, or whose government was, the subject or the target of Sanctions.

67.	The Company, including any entities in which it has a 50 percent or greater interest (each, a “subsidiary”) and any entity in which any of its subsidiaries holds a 50 percent or greater interest, does not, and as of each Time of Delivery will not, directly or indirectly engage in, and does not and will not have any plan to engage in, a “prohibited transaction” (as defined in 31 C.F.R. § 850.224) under the U.S. Outbound Investment Security Program.

Experts

68.	Each of the experts (the “Experts”) stated in the section headed “Appendix IV – Statutory and General Information – G. Other Information – 4. Consent of Experts” in the Hong Kong Prospectus is independent of the Company (as determined by reference to Rule 3A.07 of the Listing Rules) and has not withdrawn its consent to including its report, opinions, letters or certificates (where applicable and as the case may be) in the Hong Kong Prospectus.

69.	The factual contents of the reports, opinions, letters or certificates of the Experts are and will remain complete, true and accurate (and where such information is subsequently amended, updated or replaced, such amended, updated or replaced information is complete, true and accurate) and no material fact or matter has been omitted therefrom which would make the contents of any of such reports, opinions, letters or certificates misleading, the Company does not disagree with any aspect of such reports, opinions, letters or certificates, and the opinions attributed to the Directors in such reports, opinions, letters or certificates are held in good faith based upon facts within the best of their knowledge after due and careful enquiry.

Forward-looking statements and statistical or market data

70.	Each forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Hong Kong has been made or reaffirmed by the Directors with a reasonable basis and present knowledge and in good faith.

71.	All statistical or market-related or operational data included in the Hong Kong Prospectus that come from the Company have been derived from the records of the Company and the other members of the Group using systems and procedures which incorporate adequate safeguards to ensure that the data are true and accurate in all material respects and not misleading; all statistical or market-related data included in the Hong Kong Prospectus that come from sources other than the Company are based on or derived from sources described therein that, to the Company’s best knowledge, are reliable and accurate and present fairly such sources, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

72.	None of the Company, any other member of the Group or their respective officers, directors, employees, affiliates, advisers or agents has provided to any investment research analyst, whether directly or indirectly, formally or informally, in writing or verbally, any material information, including forward-looking information (whether qualitative or quantitative) concerning the Company or any member of the Group that is not (A) reasonably expected to be included in the Hong Kong Prospectus or (B) publicly available.

Pre-IPO investments and reorganization

73.	(A) The description of the events, transactions and documents relating to the pre-IPO investments prior to listing on Nasdaq as set forth in the section headed “History, Development and Corporate Development” in the Hong Kong Prospectus is accurate and not misleading in material respects, and there are no other facts or matters the omission of which would or may make such disclosure in relation to the pre-IPO investments prior to listing on Nasdaq misleading.

Material contracts

74.	(A) All contracts or agreements entered into within two years of the date of the Hong Kong Prospectus (other than contracts entered into in the ordinary course of business) to which the Company or any other members of the Group is a party and which are required to be disclosed as material contracts in the Hong Kong Prospectus or filed therewith as material contracts with the Registrar of Companies in Hong Kong have been so disclosed and filed or to be filed, in their entirety, without omission or redaction unless a certificate of exemption has been granted by the SFC; no material contracts which have not been so disclosed and filed will, without the written consent of the Joint Sponsors, the Sponsor-OCs and the Overall Coordinators, be entered into prior to the Listing Date, nor will the terms of any material contracts so disclosed and filed be changed, prior to or on the Listing Date; neither the Company nor any other members of the Group has sent or received any communication regarding termination of, or intent not to renew, any of such material contracts, and no such termination or non-renewal has been, to the Company’s best knowledge, threatened by the Company or any other members of the Group or, any other party to any such contract or agreement.

75.	Each of the contracts listed as being a material contract in the section of the Hong Kong Prospectus headed “Appendix IV – Statutory and General Information – B. Further Information about Our Business – 1. Summary of the Material Contracts” and each material contract, agreement or other document disclosed or described in the Hong Kong Prospectus, has been duly authorised, executed and delivered and is legal, valid, binding and enforceable in accordance with its terms under applicable or governing Laws.

76.	Except as disclosed in the Hong Kong Prospectus, neither the Company nor any other members of the Group has any material capital commitment, or is, or has been, party to any unusual, long-term or onerous commitments, contracts or arrangements not on an arm’s length basis in the ordinary course of business (for these purposes, a long-term contract, commitment, or arrangement is one which is unlikely to have been fully performed in accordance with its terms within six months after the date it was entered into or undertaken or is incapable of termination by either the Company or any other members of the Group (as relevant) on six months’ notice or less).

77.	Neither the Company nor any other members of the Group is a party to any agreement or arrangement which prevents or restricts it in any material respects from carrying on business in any jurisdiction.

78.	No member of the Group is a party to a joint venture or shareholders’ agreement which is in dispute with the other parties to such joint venture or shareholders’ agreement and, to the Company’s best knowledge, there are no circumstances which may give rise to any dispute or affect the relevant member’s relationship with such other parties.

Business

79.	(A) Except as disclosed in the section headed “Business” of the Hong Kong Prospectus, no relationship, direct or indirect, not in the ordinary course of business, exists between or among the Group, on the one hand, and any five largest customers or suppliers on the other hand; (B) there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers, directors of the Company or any of their respective family members; and (D) neither the Company has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any officer, director of the Company.

80.	Except as disclosed in the Hong Kong Prospectus, the Company is not aware that any significant customer or supplier of the Company or any member of the Group is considering ceasing or has ceased to deal with the Company or any member of the Group, or is considering significantly modifying other terms of its dealings with the Company or any other members of the Group contrary to the manner disclosed in the Hong Kong Prospectus or in a manner inconsistent with its past dealings with the Group, except as would not have a Material Adverse Effect.

81.	Neither the Company nor any other members of the Group is a party to any agreement or arrangement or is carrying on any practice which in whole or in part materially contravenes or is invalidated by any anti-trust, anti-monopoly, competition, fair trading, consumer protection or similar Laws in any jurisdiction where the Company or any member of the Group has assets or carries on business.

82.	Except as disclosed in the Hong Kong Prospectus, none of the Company and its executive directors, is interested in any business that competes or is likely to compete, directly or indirectly, with the business of any member the Group which require disclosure in the Hong Kong Prospectus.

Taxation

83.	(A) All returns, reports or filings required by Laws or the Authorities to be filed by or in respect of the Company or any other members of the Group for taxation purposes have been duly and timely filed, except where failure to file such returns, reports and filings would not, individually or in the aggregate, have a Material Adverse Effect, and all such returns, reports or filings are up to date and are true and accurate and not misleading and are not the subject of any material dispute with any Taxing or other Authority and, to the Company’s best knowledge, there are no circumstances giving rise to any such dispute; (B) all taxation due or claimed to be due from the Company and the other members of the Group have been duly and timely paid, except as would not, individually or in the aggregate, have a Material Adverse Effect and except as being contested in good faith and by appropriate proceedings; (C) to the Company’s best knowledge, there is no deficiency for taxation of any material amount that has been asserted against the Company or any other members of the Group; and (D) the provisions included in the audited consolidated financial statements as set forth in the Hong Kong Prospectus included appropriate provisions required under US GAAP for all taxation in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate and for which the Company or any other members of the Group was then or could reasonably be expected thereafter to become or has become liable; and (E) the statements set forth in each of the section of the Hong Kong Prospectus headed “Financial Information”, “Regulatory Overview” and “Appendix III – Summary of the Constitution of the Company and the Cayman Islands Company Law – Summary of Cayman Islands Company Law and Taxation.”

84.	Each of the waivers and other relief, concession and preferential treatment relating to taxes which are material to the Group’s business taken as a whole granted to the Company or any other members of the Group by any Authority (“Preferential Tax Treatments”) is valid and in full force and effect; the Company and each other member of the Group has filed all necessary filings and is in compliance in all material respects with all requirements under all applicable Laws required to qualify for, obtain or maintain the Preferential Tax Treatments as described in the Hong Kong Prospectus; no filings made to any Authority in connection with obtaining their Preferential Tax Treatments contained any material misstatement or omission that would have affected the granting of their Preferential Tax Treatments; neither the Company nor any other members of the Group has received notice of any deficiency in their respective applications for their Preferential Tax Treatments that would have affected the granting of their Preferential Tax Treatments, and to the best of its knowledge, the Company is not aware of any reason why the Company or any other member of the Group may not qualify for, or be in compliance with the requirements for, their Preferential Tax Treatments.

85.	Except as described in the Hong Kong Prospectus, no stamp documentary, issuance, registration, or other issuance or transfer taxes and no capital gains, income, goods and services tax, value added tax, business tax, withholding or other taxes are payable in Hong Kong, Cayman Islands, the PRC, the U.S., in connection with (A) the execution, delivery and performance of this Agreement and the International Underwriting Agreement, (B) the creation, allotment and issuance of the Offer Shares, (C) the offer, allotment, issue, sale and delivery of the Hong Kong Offer Shares to or for the respective accounts of successful applicants and, if applicable, the Hong Kong Underwriters contemplated in the Hong Kong Prospectus, (D) the offer, allotment, issue, sale and delivery of the International Offer Shares to or for the respective accounts of the International Underwriters or the subsequent purchasers in the manner contemplated in the Hong Kong Prospectus, or (E) the deposit of the Offer Shares with the Hong Kong Securities Clearing Company Limited.

86.	Neither the Company nor any other members of the Group has been or is currently the subject of an enquiry into transfer pricing by any competent Authority and no Authority has indicated any intention to commence any such enquiry and to the Company’s best knowledge, there are no circumstances likely to give rise to any such enquiry.

Dividends

87.	Save as disclosed in the Hong Kong Prospectus, all dividends and other distributions declared and payable on the Shares to the shareholders of the Company in Hong Kong dollars are not subject to, and may be paid free and clear of and without deduction for or on account of, any withholding or other Taxes imposed, assessed or levied by or under the Laws of the Cayman Islands, Hong Kong, or the PRC (as the case may be) or any Taxing or other Authority thereof or therein.

88.	Except as disclosed in the Hong Kong Prospectus, neither the Company nor any other members of the Group is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on the shares or other equity interests of or in such member of the Group, from repaying to the Company any loans or advances to such member of the Group from the Company or from transferring any of the properties or assets of such member of the Group to the Company.

Market conduct

89.	Except for the appointment of the Stabilising Manager, any member of the Group and their respective directors, officers, or to the Company’s best knowledge, employees, agents, affiliates or controlling persons, nor any person acting on behalf of any of them (other than the Underwriters, their respective affiliates or any person acting on their behalf, as to whom the Company makes no representation), has, at any time prior to the date of this Agreement, done or engaged in, or will, do or engage in, directly or indirectly, any act or course of conduct (A) which creates a false or misleading impression as to the market in or the value of the Shares and any associated securities, or (B) the purpose of which is to create actual, or apparent, active trading in or to raise the price of the Shares, or (C) which constitutes non-compliance with the rules, regulations and requirements of the SEHK, the SEC, the SFC, the CSRC or any other Authority including those in relation to bookbuilding and placing activities.

90.	Except for the appointment of the Stabilising Manager, no member of the Group and their respective directors, officers, or to the Company’s best knowledge, employees, agents, affiliates or controlling persons, nor any person acting on behalf of any of them (other than the Underwriters, their respective affiliates or any person acting on their behalf, as to whom the Company makes no representation), (A) has taken or facilitated or will take or facilitate, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of any security of the Company or otherwise, (B) has taken or will take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the Securities and Futures Ordinance, or (C) has taken or will take or has omitted to take or will omit to take, directly or indirectly, any action which may result in the loss by any of the Underwriters or any person acting for them as Stabilising Manager of the ability to rely on any stabilisation safe harbor provided by the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance or otherwise.

Immunity

91.	Under the Laws of the Cayman Islands, Hong Kong, the PRC and the U.S., neither the Company nor any other members of the Group, nor any of the properties, assets or revenues of the Company or any other members of the Group is entitled to any right of immunity on the grounds of sovereignty or crown status or otherwise from any action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment to or in aid of execution of judgment or arbitral awards, or from other action, suit or proceeding for the giving of any relief (including but not limited to interlocutory or ancillary relief) or for the enforcement of any judgment or arbitral awards.

Choice of law and dispute resolution

92.	The choice of law provisions set forth in this Agreement will be recognised and given effect to by the courts of the Cayman Islands, Hong Kong and the PRC; the Company can sue and be sued in its own name under the Laws of the Cayman Islands, the PRC and Hong Kong; the agreement by the Company to resolve any dispute by arbitration pursuant to Clause 16 of this Agreement, the waiver by the Company of any objection to the venue of an action, suit or proceeding, the waiver and agreement not to plead an inconvenient forum and the waiver of immunity on the grounds of sovereignty or otherwise and the agreement that this Agreement shall be governed by and construed in accordance with the laws of Hong Kong are legal, valid and binding under the Laws of the Cayman Islands, the PRC and Hong Kong and will be respected by the courts of the Cayman Islands, the PRC and Hong Kong; service of process effected in the manner set forth in this Agreement will be effective, insofar as the Laws of the Cayman Islands, the PRC and Hong Kong are concerned, to confer valid personal jurisdiction over the Company; and any arbitral award obtained pursuant to Clause 16 will be recognised and enforced by the courts of the Cayman Islands, Hong Kong and the PRC subject to the uncertainty as disclosed in the Hong Kong Prospectus.

No other arrangements relating to the sale of the Offer Shares

93.	There are no contracts, agreements or understandings between any member of the Group and any person or entity (other than the Hong Kong Underwriters pursuant to this Agreement and the International Underwriters pursuant to the International Underwriting Agreement) that would give rise to any claim against the Company, any other member of the Group or any Underwriter for brokerage commissions, finder’s fees, broker’s or agent’s commission or other payments in connection with the offer and sale of the Offer Shares or the consummation of the transactions contemplated hereby or by the Hong Kong Prospectus.

94.	None of the Company, any other member of the Group has entered into any contractual arrangement relating to the offer, sale, distribution or delivery of any Shares other than this Agreement, the International Underwriting Agreement, and the Cornerstone Investment Agreements. Other than a guaranteed allocation of the relevant Offer Shares at the International Offer Price, the Cornerstone Investors do not have any preferential rights in the Cornerstone Investment Agreements compared with other public Shareholders. There are no side arrangements between our Company and the Cornerstone Investors or any benefit, direct or indirect, conferred on the Cornerstone Investors by virtue of or in relation to the Cornerstone Placing.

SCHEDULE 3

CONDITIONS PRECEDENT DOCUMENTS

Part A

1.	Three certified true copies of the resolutions of the board of Directors of the Company:

(a)	approving and authorising this Agreement, the International Underwriting Agreement, and each of the Operative Documents to which the Company is a party and such documents as may be required to be executed by the Company pursuant to each such Operative Document or which are necessary or incidental to the Global Offering and the execution on behalf of the Company of, and the performance by the Company of its obligations under, each such document;

(b)	approving the Global Offering (including exercise of the Offer Size Adjustment Option and the Over-Allotment Option) and any issue of the Class B Ordinary Shares pursuant thereto;

(c)	approving and authorising the issue of the Hong Kong Public Offering Documents and the issue of the International Prospectus;

(d)	approving and authorising the issue and the registration of the Hong Kong Prospectus with the Registrar of Companies in Hong Kong; and

(e)	approving the Verification Notes.

2.	Three copies of each of the Hong Kong Public Offering Documents duly signed by two Directors or their respective duly authorised attorneys and, if signed by their respective duly authorised attorneys, three certified true copies of the relevant powers of attorneys.

3.	Three signed originals or certified true copies of each of the responsibility letters, powers of attorney and statements of interests signed by each of the Directors (except as already provided in item 3 above).

4.	Three certified true copies of each of the material contracts referred to in the section headed “Appendix IV – Statutory and General Information – B. Further Information about Our Business – 1. Summary of Material Contracts” of the Hong Kong Prospectus (other than this Agreement) duly signed by the parties thereto.

5.	Three copies of the authorisation of registration of the Hong Kong Public Offering Documents from the SEHK.

6.	Three copies of the letter from the Registrar of Companies in Hong Kong confirming the registration of the Hong Kong Public Offering Documents under section 342C of the Companies (WUMP) Ordinance.

7.	Three signed originals of the accountants’ report dated the Hong Kong Prospectus Date from the Reporting Accountants, the text of which is contained in Appendix I to the Hong Kong Prospectus.

8.	Three signed originals of the letter from the Reporting Accountants, dated the Hong Kong Prospectus Date and addressed to the Company, the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators and the Hong Kong Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Overall Coordinators, which letter shall, inter alia, confirm the indebtedness statement contained in the Hong Kong Prospectus and comment on the statement contained in the Hong Kong Prospectus as to the sufficiency of the Group’s working capital contained in the Hong Kong Prospectus.

9.	Three signed originals of the letter from the Reporting Accountants, dated the Hong Kong Prospectus Date and addressed to the Company, relating to the unaudited pro forma financial information relating to the adjusted net tangible assets of the Group as of March 31, 2025, the text of which is contained in Appendix II to the Hong Kong Prospectus.

10.	Three signed originals of the comfort letter from the Reporting Accountants, dated the Hong Kong Prospectus Date and addressed to the Joint Sponsor, the Sponsor-OCs. the Overall Coordinators, the Joint Global Coordinators and the Hong Kong Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Overall Coordinators, which letter shall cover, without limitation, the various financial disclosures contained in the Hong Kong Prospectus.

11.	Three signed originals or certified true copies of each of the letters dated the Hong Kong Prospectus Date from the experts referred to in the section headed “Appendix IV – Statutory and General Information – E. Other Information – 4. Consents of Experts” of the Hong Kong Prospectus (excluding the Joint Sponsors) containing consents to the issue of the Hong Kong Prospectus with the inclusion of references to the respective parties’ names and where relevant, their reports and letters in the form and context in which they are included.

12.	Three signed originals or certified true copies of the profit forecast and working capital forecast memorandum adopted by the Board.

13.	The following legal opinions from the legal advisers to the Company:

(a)	three signed originals of the legal opinions from Fangda Partners, legal advisers to the Company as to PRC Laws, dated the Hong Kong Prospectus Date and addressed to the Company, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs, in respect of (i) the properties owned and/or leased by the Group in the PRC; and (ii) the establishment, business and legal status of the Group under PRC Laws;

(b)	three signed originals of the letter from Maples and Calder (Hong Kong) LLP, legal advisers to the Company as to Cayman Islands Laws, dated the Hong Kong Prospectus Date and addressed to the Company, summarising the memorandum and Articles of Association of the Company and salient provisions of the company law of the Cayman Islands referred to in the section headed “Appendix III – Summary of the Constitution of the Company and the Cayman Islands Company Law” to the Hong Kong Prospectus; and

(c)	three signed originals of the legal opinions from Maples and Calder (Hong Kong) LLP, legal advisers as to Cayman Islands Laws, dated the Hong Kong Prospectus Date and addressed to the Joint Sponsors, the Sponsors-OCs, the Overall Coordinators, the Joint Global Coordinators and the Hong Kong Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs.

14.	Three signed originals of the legal opinion from Jingtian & Gongcheng, legal advisers to the Underwriters as to PRC Laws, dated the Hong Kong Prospectus Date, addressed to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators and the Hong Kong Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs.

15.	Three signed originals of the Verification Notes duly signed by or on behalf of the Company and each Director.

16.	Three certified true copies of the Receiving Bank Agreement duly signed by the parties thereto.

17.	Three certified true copies of the Registrar Agreement duly signed by the parties thereto.

18.	Three copies of the FINI Agreement duly signed by the parties thereto.

19.	Three signed originals or certified true copies of the industry report prepared by the Industry Consultant referred to in the section headed “Industry Overview” of the Hong Kong Prospectus.

20.	Three signed originals or certified true copies of the internal controls report prepared by the Internal Control Consultant.

21.	Three certified true copies of the service contract or letter of appointment of each of the Directors.

22.	Three certified true copies or signed originals of the undertaking from each of the Controlling Shareholders to the SEHK pursuant to Rule 10.07 of the Listing Rules.

23.	Three certified true copies or signed originals of the undertaking from the Company to the SEHK pursuant to Rule 10.08 of the Listing Rules.

24.	Three signed originals or certified true copies of the certificate issued by Chan Ka Leong of Toppan Nexus Limited to the Registrar of Companies in Hong Kong relating to the translation of the Hong Kong Public Offering Documents.

25.	Three certified true copies of the compliance adviser agreement duly signed by the parties thereto.

26.	Three certified true copies of each of the following:

(a)	the certificate of incorporation of the Company;

(b)	the certificate of registration of the Company under Part 16 of the Companies Ordinance;

(c)	the Articles of Association which will take effect on the Listing Date; and

(d)	the current business registration certificate of the Company.

27.	Three copies of the notice of filing results issued by the CSRC dated August 19, 2025 on the completion of the CSRC Filing procedures.

Part B

1.	Three signed originals of comfort letters from the Reporting Accountants, dated, respectively, the date of the International Underwriting Agreement and the Listing Date and addressed to the Joint Sponsors and the International Underwriters, and in form and substance.

2.	Three signed originals of the Hong Kong bringdown comfort letters from the Reporting Accountants, dated the Listing Date and addressed to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators and the Hong Kong Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs, which letters shall cover, without limitation, the various financial disclosures contained in the Hong Kong Prospectus.

3.	The following legal opinions from the legal advisers to the Company:

(a)	three signed originals of the closing legal opinions of Fangda Partners, legal advisers to the Company as to the PRC Laws, addressed to the Company and dated the Listing Date, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs (each including a bringdown opinion of the opinions under item 13(a) of Part A).

(b)	three signed originals of the closing legal opinions from Maples and Calder (Hong Kong) LLP, legal advisers as to Cayman Islands Laws, dated the Listing Date and addressed to the Joint Sponsors, the Sponsor OCs, the Overall Coordinators, the Joint Global Coordinators and the Hong Kong Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs.

4.	Three signed originals of the closing legal opinion of Jingtian & Gongcheng, legal advisers to the Underwriters as to the PRC Laws, addressed to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators and the Hong Kong Underwriters and dated the Listing Date, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs (each including a bringdown opinion of the opinions under item 14 of Part A).

5.	Three signed originals of the legal opinion and “Rule 10b-5” disclosure letter of Cleary Gottlieb Steen & Hamilton (Hong Kong), legal advisers to the Company as to the United States Laws, dated the Listing Date and addressed to the Joint Sponsors, the Sponsor-OCs as the representatives of the Underwriters, and in form and substance satisfactory to the Sponsor-OCs.

6.	Three signed originals of the legal opinion of Cleary Gottlieb Steen & Hamilton (Hong Kong), legal advisers to the Company as to Hong Kong Laws, dated the Listing Date and addressed to the Joint Sponsors, the Sponsor-OCs as the representatives of the Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs.

7.	Three signed originals of the legal opinion of Cleary Gottlieb Steen & Hamilton (Hong Kong), legal advisers to the Company as to United States Laws, dated the Listing Date and addressed to the Joint Sponsors, the Sponsor-OCs as the representatives of the Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs.

8.	Three signed originals of the legal opinion and “Rule 10b-5” disclosure letter of Freshfields, legal advisers to the Underwriters as to the United States Laws, dated the Listing Date and addressed to the International Underwriters, and in form and substance satisfactory to the Sponsor-OCs.

9.	Three signed originals of the legal opinion of Freshfields, legal advisers to the Underwriters as to Hong Kong Laws, dated the Listing Date and addressed to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators and the Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs.

10.	Three signed originals of the legal opinion of Freshfields, legal advisers to the Underwriters as to United States Laws, dated the Listing Date and addressed to the Joint Sponsors, the Sponsor-OCs, the Overall Coordinators, the Joint Global Coordinators and the Underwriters, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs.

11.	Three signed originals of the certificate of the executive Directors of the Company, dated the Listing Date, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs, which letter shall cover, inter alia, the truth and accuracy as of the Listing Date of the representations and warranties of the Company contained in this Agreement.

12.	Three signed originals of the certificate of the chief financial officer of the Company, dated the Listing Date, and in form and substance satisfactory to the Joint Sponsors and the Sponsor-OCs, which certificate shall cover financial, operational and business data contained in each of the Hong Kong Prospectus and the International Prospectus that are not comforted by the Reporting Accountants.

13.	Three signed original certificates issued by a joint company secretary of the Company, dated the Listing Date, in the form set forth in a schedule to the International Underwriting Agreement, to be delivered as required under the International Underwriting Agreement;

14.	Three certified true copies of resolutions of the board of Directors or a duly authorized committee of the board of Directors or the authorized person(s) approving, among other things, the Public Offer Price, the International Offer Price, the Price Determination Agreement, the basis of allotment and allocation of Class B Ordinary Shares to the allottees and the issue and allotment of the International Offer Shares.

15.	Three certified true copies of the letter from the SEHK approving the listing of the Class B Ordinary Shares.

16.	Three certified true copies of the Price Determination Agreement, each duly signed by the parties thereto.

17.	Three certified true copies of the written notification issued by HKSCC stating that the Class B Ordinary Shares will be Eligible Securities (as defined in the Listing Rules).

18.	Three copies of the issuer’s declaration (Form F) submitted in FINI.

SCHEDULE 4

SET-OFF ARRANGEMENTS

1.	This Schedule sets out the arrangements and terms pursuant to which the Hong Kong Public Offering Underwriting Commitment of each Hong Kong Underwriter will be reduced to the extent that it makes (or procures to be made on its behalf) one or more valid Hong Kong Underwriter’s Applications pursuant to the provisions of Clause 4.7. These arrangements mean that in no circumstances will any Hong Kong Underwriter have any further liability as a Hong Kong Underwriter to apply to purchase or procure applications to purchase Hong Kong Offer Shares if one or more Hong Kong Underwriter’s Applications, duly made by it or procured by it to be made is/are validly made and accepted for an aggregate number of Hong Kong Offer Shares being not less than the number of Hong Kong Offer Shares comprised in its Hong Kong Public Offering Underwriting Commitment.

2.	In order to qualify as Hong Kong Underwriter’s Applications, such applications must be made online through the HK eIPO White Form service at www.hkeipo.hk, or through the HKSCC EIPO channel complying in all respects with the terms set out in the section headed “How to Apply for Hong Kong Offer Shares” in the Hong Kong Prospectus by not later than 12:00 noon on the Acceptance Date in accordance with Clause 4.4. The Hong Kong Underwriter or the sub-underwriter must produce evidence to the satisfaction of the Sponsor-OCs that the relevant application was made or procured to be made by such Hong Kong Underwriter or such sub-underwriter.

3.	No preferential consideration under the Hong Kong Public Offering will be given in respect of Hong Kong Underwriter’s Applications or Hong Kong Sub-underwriter’s Applications.

SCHEDULE 5

ADVERTISING ARRANGEMENTS

The Formal Notice is to be published on the official websites of the SEHK and the Company on the following dates:

Name of Publication	Date

SEHK website	September 8, 2025

Company website	September 8, 2025

SCHEDULE 6

PROFESSIONAL INVESTOR TREATMENT NOTICE

A.	Corporate Professional Investor

1.	For the purposes of the Code, you are a Professional Investor by reason of your being within a category of person described in section 3(a), (c) or (d) of the Securities and Futures (Professional Investor) Rules, as follows:

1.1	a trust corporation having been entrusted under one or more trusts of which it acts as a trustee with total assets of not less than HK$40 million (or its equivalent) at the relevant date or as ascertained by: (i) the most recent audited financial statement of the trust corporation or a trust of which it acts as a trustee (no less recent than 16 months before the relevant date); or (ii) one or more of the following documents issued or submitted within 12 months before the relevant date: (a) a statement of account or a certificate issued by a custodian; (b) a certificate issued by an auditor or a certified public accountant; or (c) a public filing submitted by or on behalf of the trust corporation (whether on its own behalf or in respect of a trust of which it acts as a trustee);

1.2	a corporation having total assets of at least HK$40 million (or its equivalent) or a portfolio of at least HK$8 million (or its equivalent) at the relevant date or as ascertained by: (i) the most recent audited financial statement of the corporation (no less recent than 16 months before the relevant date); or (ii) one or more of the following documents issued or submitted within 12 months before the relevant date: (a) a statement of account or a certificate issued by a custodian; (b) a certificate issued by an auditor or a certified public accountant; or (c) a public filing submitted by or on behalf of the corporation;

1.3	a corporation the principal business of which at the relevant date is to hold investments and which at the relevant date is wholly owned by any one or more of the following persons: (i) a trust corporation that falls within paragraph 1.1 above; (ii) an individual who falls within the definition under section 5(1) of the Securities and Futures (Professional Investor) Rules; (iii) a corporation that falls within this paragraph 1.3; (iv) a corporation that falls within paragraph 1.2 above; (v) a partnership that falls within paragraph 1.5 below; and (vi) a professional investor within the meaning of paragraph (a), (d), (e), (f), (g) or (h) of the definition of "professional investor" in section 1 of Part 1 of Schedule 1 to the Securities and Futures Ordinance;

1.4	a corporation which, at the relevant date, wholly owns a corporation referred to in paragraph 1.2 above; and

1.5	a partnership with a portfolio of no less than HK$8 million (or its equivalent) or total assets of not less than HK$40 million (or its equivalent) at the relevant date or as ascertained by: (i) the most recent audited financial statement of the partnership (no less recent than 16 months before the relevant date); or (ii) one or more of the following documents issued or submitted within 12 months before the relevant date: (a) a statement of account or a certificate issued by a custodian; (b) a certificate issued by an auditor or a certified public accountant; or (c) a public filing submitted by or on behalf of the partnership.

2.	We have categorised you as a Corporate Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Corporate Professional Investor in relation to all investment products and markets contemplated under this Agreement and any ancillary services that are contemplated within the Offering Documents.

3.	As a consequence of your categorisation as a Corporate Professional Investor and our assessment of you as satisfying the criteria set out in paragraph 15.3A(b) of the Code (i.e. that you have the appropriate corporate structure and investment process and controls, the person(s) responsible for making investment decisions on behalf of you has/have sufficient background, and you are aware of the risks involved in relation to the relevant products and/or markets to be invested in under this Agreement), we are not required to fulfil certain requirements under paragraphs 15.4 and 15.5 of the Code and other Hong Kong regulations (summarised below), provided that we take certain actions beforehand (including, providing you with the information contained in this Schedule and obtaining your consent to be treated as a Corporate Professional Investor and to dispense with the relevant requirements). While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so.

3.1	Client agreement

We are not required to enter into a written agreement complying with the Code relating to the services that are to be provided to you.

3.2	Risk disclosures

We are not required by the Code to provide you with written risk warnings or risk disclosure statements in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention.

3.3	Information about us

We are not required to provide you with information about our business or the identity and status of employees and others acting on our behalf with whom you will have contact.

3.4	Prompt confirmation

We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

3.5	Information about clients

We are not required to establish your financial situation, investment experience or investment objectives, except where we are providing advice on corporate finance work.

3.6	Nasdaq–Amex Pilot Program

If you wish to deal through the SEHK in securities admitted to trading on the SEHK under the Nasdaq-Amex Pilot Program, we are not required to provide you with documentation on that program.

3.7	Suitability

When making a recommendation or solicitation, we are not required to ensure that such recommendation or solicitation is suitable for you.

3.8	Investor characterisation/disclosure of transaction related information

We are not required to assess your knowledge of derivatives and characterise you based on your knowledge of derivatives, and we are not required to disclose transaction related information (as set out in paragraph 8.3A of the Code) to you.

3.9	Discretionary accounts

We are not required, in respect of any discretionary account, to obtain authority in writing from you prior to effecting transactions for your account without your specific authority, or to explain such authority to you or re-confirm it with you on an annual basis, or to disclose to you benefits receivable for effecting transactions for you under a discretionary account.

3.10	Complex products

We are not required to ensure that a transaction in a complex product is suitable for you, to provide sufficient information about a complex product to you or to provide you with warning statements.

4.	You have the right to withdraw from being treated as a Corporate Professional Investor for the purposes of the Code at any time in respect of all or any investment products or markets on giving written notice to our Compliance Departments.

5.	If you are a Corporate Professional Investor by reason of your being a corporation that falls within paragraph 1.4 above, you confirm that the shareholders of the holding company have been informed of the corporation’s status as a Corporate Professional Investor.

6.	By entering into this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise and experience in the products and markets that you are dealing in and are aware of the risks in trading in the products and markets that you are dealing in.

7.	By entering into this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as a Corporate Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as a Corporate Professional Investor in relation to all investment products and markets contemplated under this Agreement and any ancillary services that are contemplated within the Offering Documents.

8.	By entering into this Agreement, you hereby agree and acknowledge that we or our affiliates (and any person acting as the settlement agent for the Hong Kong Public Offering and/or the Global Offering) will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

B.	Individual Professional Investor

1.	For the purposes of the Code, you are a Professional Investor by reason of your being within a category of person described in section 3(b) of the Securities and Futures (Professional Investor) Rules, as follows:

1.1	an individual having a portfolio of not less than HK$8 million (or its equivalent) at the relevant date or as ascertained by any one or more of the following documents issued or submitted within 12 months before the relevant date: (i) a statement of account or a certificate issued by a custodian; (ii) a certificate issued by an auditor or a certified public accountant, or (iii) a public filing submitted by or on behalf of the individual, when any one or more of the following are taken into account: (a) a portfolio on the individual’s own account, (b) a portfolio on a joint account with the individual’s associate, (c) the individual’s share of a portfolio on a joint account with one or more persons other than the individual’s associate, or (d) a portfolio of a corporation which, at the relevant date, has as its principal business the holding of investments and is wholly owned by the individual.

2.	We have categorised you as an Individual Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as an Individual Professional Investor in relation to all investment products and markets contemplated under this Agreement and any ancillary services that are contemplated within the Offering Documents.

3.	As a consequence of your categorisation as an Individual Professional Investor, we are not required to fulfil certain requirements of the Code as set out in under paragraph 15.5 of the Code and other Hong Kong regulations (summarised below), provided that we take certain actions beforehand (including, providing you with the information contained in this Schedule and obtaining your consent to be treated as an Individual Professional Investor and to dispense with the relevant requirements). While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so.

3.1	Information about us

We are not required to provide you with information about our business or the identity and status of employees and others acting on our behalf with whom you will have contact.

3.2	Prompt confirmation

We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

3.3	Nasdaq–Amex Pilot Program

If you wish to deal through the SEHK in securities admitted to trading on the SEHK under the Nasdaq-Amex Pilot Program, we are not required to provide you with documentation on that program.

4.	You have the right to withdraw from being treated as an Individual Professional Investor for the purposes of the Code at any time in respect of all or any investment products or markets on giving written notice to our Compliance Departments.

5.	If we solicit the sale of or recommend any financial product to you, the financial product must be reasonably suitable for you having regard to your financial situation, investment experience and investment objectives. No other provision of this Agreement or any other document we may ask you to sign and no statement we may ask you to make derogates from this clause.

6.	By entering into this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as an Individual Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as an Individual Professional Investor in relation to all investment products and markets contemplated under this Agreement and any ancillary services that are contemplated within the Offering Documents.

7.	By entering into this Agreement, you hereby agree and acknowledge that we or our affiliates (and any person acting as the settlement agent for the Hong Kong Public Offering and/or the Global Offering) will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

SCHEDULE 7

OFFER SIZE ADJUSTMENT OPTION EXERCISE NOTICE

To:	China International Capital Corporation Hong Kong Securities Limited;

Guotai Junan Securities (Hong Kong); and

CMB International Capital Limited

(as the sponsor-overall coordinators, for themselves and on behalf of the Underwriters)

____________, 2025

Dear Sirs and Madams,

We refer to the Hong Kong underwriting agreement dated____________, 2025 (the “Hong Kong Underwriting Agreement”) between, inter alia, we, Hesai Group (the “Company”), the Sponsor-OCs, and the several Hong Kong underwriters listed in Schedule 1 to the Hong Kong Underwriting Agreement (the “Hong Kong Underwriters”) in relation to the Hong Kong Public Offering of the Class B Ordinary Shares of the Company.

Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Hong Kong Underwriting Agreement.

We hereby give you notice of the exercise of our right, pursuant to Clause 2.7 of the Hong Kong

Underwriting Agreement, to allot and issue an additional__________ Offer Size Adjustment
Option Shares to be allocated between the Hong Kong Public Offering and the International Offering as provided for under the Hong Kong Underwriting Agreement. In accordance to this notice of exercise, we hereby undertake that we shall deliver the Offer Size Adjustment Option Shares free from encumbrance on or around 9:00 a.m. on the Listing Date.

This letter shall be governed by and construed in accordance with the Laws of Hong Kong.

This letter may be executed in counterparts. Each counterpart shall constitute an original of this letter but shall together constitute a single document.

We should be grateful if you would confirm your acceptance of the above by countersigning above.

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by CAILIAN YANG	)
for and on behalf of	)	/s/ Cailian Yang
HESAI GROUP	)

- Signature page to Hong Kong Underwriting Agreement -

SIGNED by Charles Sin	)
for and on behalf of	)
CHINA INTERNATIONAL CAPITAL CORPORATION	)	/s/ Charles Sin
HONG KONG SECURITIES LIMITED	)

Signature Page of the Hong Kong Underwriting Agreement of Hesai Group

SIGNED by Cinema Shi	)
for and on behalf of	)	/s/ Cinema Shi
GUOTAI JUNAN CAPITAL LIMITED	)

[Signature Page to Hong Kong Underwriting Agreement]

SIGNED by Samuel Pan	)
for and on behalf of	)	/s/ Samuel Pan
GUOTAI JUNAN SECURITIES (HONG KONG) LIMITED	)

[Signature Page to Hong Kong Underwriting Agreement]

SIGNED by Elaine Cheung	)
for and on behalf of	)	/s/ Elaine Cheung
CMB INTERNATIONAL CAPITAL LIMITED ))

SIGNED by Ma Siwei	)
for and on behalf of	)	/s/ Ma Siwei
CMB INTERNATIONAL CAPITAL LIMITED ))

[Signature Page to Hong Kong Underwriting Agreement]

SIGNED by Charles Sin	)
for and on behalf of	)
CHINA INTERNATIONAL CAPITAL CORPORATION	)	/s/ Charles Sin
HONG KONG SECURITIES LIMITED	)
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))

Signature Page of the Hong Kong Underwriting Agreement of Hesal Group

SIGNED by Samuel Pan	)
for and on behalf of	)
GUOTAI JUNAN SECURITIES (HONG KONG) LIMITED	)	/s/ Samuel Pan
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))

[Signature Page to Hong Kong Underwriting Agreement]

SIGNED by Elaine Cheung	)
for and on behalf of	)
CMB INTERNATIONAL CAPITAL LIMITED	)	/s/ Elaine Cheung
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))

SIGNED by Ma Siwei	)
for and on behalf of	)
CMB INTERNATIONAL CAPITAL LIMITED	)	/s/ Ma Siwei
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))

[Signature Page to Hong Kong Underwriting Agreement]